FILED PURSUANT TO RULE 424(B)(5)
                                                REGISTRATION NO. 333-12257


                  SUBJECT TO COMPLETION DATED DECEMBER 5, 1997


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 5, 1997)


                                  $150,000,000



                                      [SBG
                            Sinclair Broadcast Group
                                      Logo]





                          % SENIOR SUBORDINATED NOTES DUE 2007
                                 ------------
     The % Senior Subordinated Notes due 2007 (the "Notes") are being offered (the "Offering") by Sinclair Broadcast Group, Inc. (the "Company" or "Sinclair"). The Notes will be guaranteed, jointly and severally (the "Guarantees"), on a senior subordinated basis by substantially all of the Company's subsidiaries (the "Guarantors"). A subsidiary may be released from its Guarantee under certain circumstances. See "Description of the Notes -- Guarantees."


     Interest  on  the  Notes will be payable semiannually on       and       of
each year, commencing , 1998. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after , 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. On or prior to , 2000, the Company may redeem up to 25% of the original principal amount of Notes with the proceeds of a Public Equity Offering (as defined) of the Company at % of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. Under the terms of the Company's Bank Credit Agreement (as defined), a Change of Control constitutes an event of default thereunder and the Company currently is prohibited or otherwise restricted from redeeming or repurchasing the Notes. See "Description of the Notes."


     The Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be pari passu with all existing and future unsecured senior subordinated obligations of the Company. The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future Guarantor Senior Indebtedness (as defined). As of September 30, 1997, on a pro forma basis, after giving effect to the Heritage Acquisition (as defined), the completion of the Tender Offer (as defined) (assuming that 100% of the outstanding 1993 Notes (as defined) are purchased in the Tender Offer and that the holders thereof receive the Consent Payment (as defined)) and the sale of the Notes offered hereby and the use of the estimated net proceeds thereof as set forth in "Use of Proceeds," the aggregate amount of Senior Indebtedness that would have ranked senior in right of payment to the Notes would have been $839.3 million, the aggregate amount of Guarantor Senior Indebtedness that would have ranked senior in right of payment to the Guarantees would have been $839.3 million (including $832.6 million of outstanding indebtedness representing guarantees of Senior Indebtedness) and the aggregate amount of indebtedness that would have been pari passu in right of payment with the Notes would have been $500.0 million. Under the terms of the Indenture (as defined) with respect to the Notes, the Company and the Guarantors are permitted to incur additional Senior Indebtedness and Guarantor Senior Indebtedness, including certain indebtedness incurred in connection with acquisitions.


     There is no public market for the Notes and the Company does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes through the Nasdaq Stock Market. Following completion of the Offering, the Underwriters (as defined herein) presently intend to make a market in the Notes; however, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See "Risk Factors -- Absence of Public Trading" in the accompanying Prospectus.

                                 ------------

SEE  "RISK  FACTORS"  BEGINNING  ON  PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A
DISCUSSION   OF  CERTAIN  FACTORS  THAT  SHOULD  BE  CONSIDERED  BY  PROSPECTIVE
PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EX-CHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCU-
   RACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-
    SPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
             ------------------------------------------------------










================================================================================
                PRICE TO        UNDERWRITING DISCOUNTS      PROCEEDS TO
              THE PUBLIC(1)       AND COMMISSIONS(2)       THE COMPANY(3)
Per Note               %               %                         %
Total        $                 $                          $
================================================================================

------------------------------------------------------

     (1)  Plus accrued interest, if any, from December , 1997.
     (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
     (3) Before deducting expenses of the Offering payable by the Company estimated at $ .

                                 ------------
     The Notes are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery will be made on or about December , 1997, against payment therefor in immediately available funds.
                                 ------------

SALOMON SMITH BARNEY                                       CHASE SECURITIES INC.

DECEMBER  , 1997

Information contained herein is subject to completion or amendment. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 [INSERT MAP]

THIS MAP REPRESENTS TELEVISION AND RADIO STATIONS (I) OWNED AND OPERATED BY THE COMPANY, (II) PROGRAMMED BY THE COMPANY PURSUANT TO LMAS, (III) PROVIDED
SELLING SERVICES BY THE COMPANY PURSUANT TO JSAS, (IV) THAT THE COMPANY HAS OPTIONS TO ACQUIRE AND (V) UNDER AGREEMENTS TO BE ACQUIRED BY THE COMPANY, INCLUDING AGREEMENTS TO ACQUIRE RIGHTS TO PROGRAM STATIONS PURSUANT TO LMAS, ALL AS SET FORTH UNDER "BUSINESS" IN THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED OCTOBER 8, 1997 INCORPORATED HEREIN BY REFERENCE AND IN "PROSPECTUS SUPPLEMENT SUMMARY -- SINCLAIR" AND "-- RECENT DEVELOPMENTS." THE COMPANY PLANS TO DIVEST TWO RADIO STATIONS IN THE NORFOLK MARKET AND THREE RADIO STATIONS IN THE NEW ORLEANS MARKET IN ORDER TO COMPLY WITH FCC REGULATIONS AND TO OBTAIN CERTAIN DEPARTMENT OF JUSTICE APPROVALS. IN ADDITION, THE COMPANY HAS ENTERED INTO AGREEMENTS TO SELL OR EXCHANGE THREE RADIO STATIONS IN NASHVILLE AND ONE RADIO STATION IN KANSAS CITY.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER ANY SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary should be read in conjunction with the more detailed information, financial statements and notes thereto appearing elsewhere in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. Unless the context otherwise indicates or unless specifically defined otherwise, as used herein, the "Company" or "Sinclair" means Sinclair Broadcast Group, Inc. and its direct and indirect wholly-owned subsidiaries (collectively, the "Subsidiaries") and all references to the Tender Offer assume that 100% of the outstanding 1993 Notes are purchased in the Tender Offer and that the holders thereof receive the Consent Payment.




                                    SINCLAIR


     The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services pursuant to Local Marketing Agreements ("LMAs") to 29 television stations, has pending acquisitions of 11 additional television stations, and has pending acquisitions of the rights to provide programming to five additional television stations. The Company believes it is also one of the top ten radio groups in the United States, when measured by the total number of radio stations owned or programmed pursuant to LMAs. The Company owns or programs pursuant to LMAs 30 radio stations, two of which the Company has options to acquire, has pending acquisitions of 37 radio stations and has options to acquire two additional radio stations. The Company has entered into an agreement to sell or exchange four of the radio stations it currently owns or programs and the prospective buyer of three of the radio stations currently programs such stations pursuant to an LMA.

     The 29 television stations the Company owns or programs pursuant to LMAs are located in 21 geographically diverse markets, with 23 of the stations in the top 51 television designated market areas ("DMAs") in the United States. The Company's television station group is diverse in network affiliation with ten stations affiliated with Fox Broadcasting Company ("Fox"), 12 with United Paramount Television Network Partnership ("UPN"), three with The WB Television Network ("WB"), two with ABC and one with CBS. One station operates as an independent. The Company has recently entered into an agreement with WB pursuant to which eight of its stations would switch affiliations to, and one independent station would become affiliated with, WB. In addition, the Company has notified UPN of its non-renewal of affiliation with respect to three additional stations, which will either operate as independents or enter into new affiliation agreements with UPN or another network.

     The Company's radio station group is also geographically diverse with a variety of programming formats including country, urban, news/talk/sports, progressive rock and adult contemporary. Of the 30 stations owned or provided programming services by the Company, 12 broadcast on the AM band and 18 on the FM band. The Company owns between two and eight stations in all but one of the seven radio markets it serves.

     The Company has undergone rapid and significant growth over the course of the last six years. Since 1991, the Company has increased the number of stations it owns or provides services to from three television stations to 29 television stations and 30 radio stations. From 1991 to 1996, net broadcast revenues and Adjusted EBITDA (as defined herein) increased from $39.7 million to $346.5 million, and from $15.5 million to $180.3 million, respectively. Pro forma for the acquisitions completed in 1996 and the Heritage Acquisition described below, 1996 net broadcast revenues and Adjusted EBITDA would have been $532.4 million and $246.3 million, respectively.


     The Company is a Maryland corporation formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.

                              RECENT DEVELOPMENTS


AGREEMENT WITH THE WB NETWORK


     On July 4, 1997, the Company entered into an agreement with WB (the "WB Agreement"), pursuant to which the Company agreed that certain stations currently affiliated with UPN would terminate their affiliations with UPN at the end of the current affiliation term in January 1998, and would enter into affiliation agreements with WB effective as of that date. The Company has advised UPN that the following stations owned or provided programming services by the Company will not renew their affiliation agreements with UPN when the current agreements expire on January 15, 1998 (January 1999 with respect to WTTV-TV/WTTK-TV): WPTT-TV, Pittsburgh, Pennsylvania, WNUV-TV, Baltimore, Maryland, WSTR-TV, Cincinnati, Ohio, KRRT-TV, San Antonio, Texas, KOCB-TV, Oklahoma City, Oklahoma, KSMO-TV, Kansas City, Missouri, KUPN-TV, Las Vegas, Nevada, WCGV-TV, Milwaukee, Wisconsin, WABM-TV, Birmingham, Alabama, and WTTV-TV/WTTK-TV, Indianapolis, Indiana. These stations (other than WCGV-TV, KSMO-TV and WABM-TV, which will either operate as independents or enter into new affiliation agreements with UPN or another network) will enter into ten-year affiliation agreements with WB beginning on January 16, 1998 (other than WTTV-TV/WTTK-TV, with respect to which the affiliation agreement will begin January 11, 1999 and expire on the same date as the affiliation agreements with the other stations). Pursuant to the WB Agreement, the WB affiliation agreements of WVTV-TV, Milwaukee, Wisconsin, WDBB-TV, Tuscaloosa, Alabama and WTTO-TV, Birmingham, Alabama have been extended to expire on the same date as the affiliation agreements with the other stations. In addition, WFBC-TV in the Asheville, North Carolina/Greenville/Spartanburg/Anderson, South Carolina market will become affiliated with WB on November 1, 1999, when WB's current affiliation with another station in that market expires. WTVZ-TV, Norfolk, Virginia and WLFL-TV, Raleigh, North Carolina, will become affiliated with WB when their affiliations with Fox expire. These Fox affiliations are scheduled to expire on August 31, 1998. Under the terms of the WB Agreement, WB has agreed to pay the Company $64 million aggregate amount in monthly installments during the eight years commencing on January 16, 1998 in consideration for entering into affiliation agreements with WB. In addition, WB will be obligated to pay an additional $10 million aggregate amount in monthly installments in each of the following two years provided that WB is in the business of supplying programming as a television network during each of those years.

     In  August  1997,  UPN  filed  an  action  (the "California Action") in Los
Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that, with respect to certain stations covered by the WB Agreement, neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. The Company filed a cross complaint in the California Action seeking declaratory relief that the notice was effective to terminate the affiliations on January 15, 1998. UPN has sought a preliminary injunction, scheduled to be heard on December 15, 1997, to prevent the termination of the affiliations on January 15, 1998. The court has set a trial date for the California Action of July 1, 1998. Also in August 1997, certain subsidiaries of the Company filed an action (the "Baltimore Action") in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998. UPN has responded to the Baltimore Action, and has filed a counterclaim against the Company seeking the same remedies sought by UPN in the California Action. Both the Company and UPN have filed motions for summary judgment in the Baltimore Action, and the parties are awaiting a ruling from the court. See "Risk Factors -- Certain Network Affiliation Agreements" in the accompanying Prospectus and "Business of Sinclair -- Legal Proceedings" in the Company's
Current Report on Form 8-K filed on October 8, 1997, which is incorporated herein by reference.

PENDING ACQUISITIONS

     On July 16, 1997, the Company entered into agreements (the "Heritage Acquisition Agreements") with The News Corporation Limited, Heritage Media Group, Inc. and certain subsidiaries of Heritage Media Corporation (collectively, "Heritage"), pursuant to which the Company agreed to acquire certain television and radio assets of such subsidiaries. Under the Heritage Acquisition Agreements, the Company will acquire the assets of, or the right to program pursuant to LMAs, six television stations in three markets and the assets of 24 radio stations in seven markets (the "Heritage Acquisition"). The television stations serve the following markets: Charleston-Huntington, West Virginia; Mobile, Alabama/Pensacola, Florida; and Burlington, Vermont/Plattsburgh, New York. The radio stations serve the following markets:
St. Louis, Missouri; Portland, Oregon; Kansas City, Missouri; Milwaukee, Wisconsin; Norfolk, Virginia; New Orleans, Louisiana; and Rochester, New York. The aggregate purchase price for the assets is $630 million payable in cash at closing, less a deposit of $63 million paid at the time of signing the Heritage Acquisition Agreements. The Heritage Acquisition Agreements also provide for the acquisition of the assets of a television station in Oklahoma City, Oklahoma; the Company is required by the Heritage Acquisition Agreements to dispose of its interest in that station, and the Company has entered into a letter of intent to sell that station for $60 million in cash. In addition, the Company has agreed to dispose of two of the stations in New Orleans that the Company is acquiring pursuant to the Heritage Acquisition and one of the Company's current stations in New Orleans in order to obtain clearance for the New Orleans portion of the Heritage Acquisition from the Department of Justice (the "DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company intends to finance the purchase price from some combination of the funds available under the Third Amended and Restated Credit Agreement dated as of May 20, 1997 with The Chase Manhattan Bank, as agent (as amended from time to time, the "Bank Credit Agreement"), and the anticipated $60 million in proceeds from the sale of the Company's interest in the Oklahoma City television station. Closing of the Heritage Acquisition is conditioned on, among other things, Federal Communications Commission ("FCC") approval (which has been obtained with respect to the Charleston-Huntington, West Virginia and Mobile, Alabama/Pensacola, Florida television stations) and, in the case of the New Orleans station, is conditioned on the disposition of certain radio stations in New Orleans as required by the DOJ and described above. The Heritage Acquisition is anticipated to close in the first quarter of 1998.

     On November 14, 1997, the Company entered into a definitive agreement to acquire 100% of the stock of Lakeland Group Television, Inc. (the "Lakeland Acquisition"). In the Lakeland Acquisition, the Company will acquire television station KLGT in Minneapolis, Minnesota. The purchase price is $50 million in cash and the Company is assuming $2.5 million in debt. KLGT-TV, Channel 23, is the WB affiliate in Minneapolis, the nation's 14th largest market. The Company intends to finance the purchase price from borrowings under the Bank Credit Agreement. Closing of the Lakeland Acquisition is conditioned on, among other things, FCC approval and the expiration of the applicable waiting period under the HSR Act. The Lakeland Acquisition is anticipated to close by the second quarter of 1998.

     On December 2, 1997, the Company entered into agreements to acquire, directly or indirectly, all of the equity interests of Max Media Properties, L.L.C. ("Max Media"). As a result of this transaction, the Company will acquire, or acquire the right to program pursuant to LMAs, nine television stations and eight radio stations in eight markets (the "Max Media
Acquisition"). The television stations serve the following markets: Dayton, Ohio; Syracuse, New York; Paducah, Kentucky/Cape Girardeau, Missouri;
Tri-Cities, Tennessee/Virginia; Tyler-Longview, Texas; and Charleston, South Carolina. The radio stations serve the following markets: Norfolk-Virginia Beach-Newport News, Virginia and Greensboro-Winston Salem-High Point, North Carolina. The aggregate purchase price is $255 million payable in cash at closing (less a deposit of $12.75 million paid at the time of signing the acquisition agreement), a portion of which will be used to retire existing debt of Max Media at closing. Max Media's television station WKEF-TV in Dayton, Ohio has an overlapping service area with the Company's television stations WTTE-TV in Columbus, Ohio and WSTR-TV in Cincinnati, Ohio. In
addition, Max Media's television station WEMT-TV in Tri-Cities, Tennessee/Virginia has an overlapping service area with the Company's television station WLOS-TV in Asheville, North Carolina and Max Media's
television   KBSI-TV  in  Paducah,  Kentucky/Cape  Girardeau,  Missouri  has  an
overlapping service area with the Company's television station KDNL-TV in St. Louis, Missouri. Furthermore, the Company owns a television station (and proposes to acquire a radio station from Heritage) in the Norfolk-Virginia Beach-Newport News, Virginia market, where four of Max Media's radio stations are located. Consequently, the Company intends to apply for waivers from the FCC to allow the Company to complete the Max Media Acquisition. There can be no assurance that such waivers will be granted. As a result of the Max Media Acquisition and the Heritage Acquisition, the Company intends to dispose of two of the FM radio stations in the Norfolk-Virginia Beach-Newport News, Virginia radio market that it has agreed to acquire from Heritage and Max Media in order to be in compliance with the FCC regulations that limit the number of radio stations that can be owned in a market. The Max Media Acquisition is subject to FCC and DOJ approval and certain other conditions, and is anticipated to be completed in the second quarter of 1998. The transaction is expected to be financed through borrowings under the Company's Bank Credit Agreement.

     In connection with the Company's 1996 acquisition of the radio and television broadcasting assets of River City Broadcasting, L.P. ("River City"), the Company acquired a three-year option to purchase the assets of WSYX-TV in Columbus, Ohio (the "Columbus Option"). The exercise price for the Columbus Option is approximately $100 million plus the amount of indebtedness secured by the WSYX-TV assets on the date of exercise (such indebtedness not to exceed $135 million). The exercise price is expected to be financed through borrowings under the Company's Bank Credit Agreement. Due to the Company's ownership of another television station in the Columbus, Ohio market, the Antitrust Division of the DOJ is currently reviewing the Company's acquisition of the right to operate WSYX-TV pursuant to an LMA. The Company expects a decision from the DOJ on or about December 15, 1997.

     In furtherance of its acquisition strategy, the Company routinely reviews and conducts investigations of potential television and radio station acquisitions, dispositions and station swaps. When the Company believes a favorable opportunity exists, the Company seeks to enter into discussions with the owners of such stations regarding the possibility of an acquisition, disposition or station swap. At any given time, the Company may be in discussions with one or more such station owners. The Company is in serious negotiations with various parties relating to the disposition of television and radio properties which would be disposed of for aggregate consideration of approximately $200 million. There can be no assurance that any of these or other negotiations will lead to definitive agreements or if agreements are reached that any transactions would be consummated.


PREFERRED STOCK AND COMMON STOCK OFFERINGS


     On  September  23,  1997, the Company completed a public offering of $172.5 million aggregate liquidation value (including shares sold on September 30, 1997 pursuant to the exercise of an over-allotment option) of its Series D Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") (the offering of the Series D Preferred Stock, the "Preferred Stock Offering"). The Series D Preferred Stock has a liquidation preference of $50 per share and a stated annual dividend of $3.00 per share payable quarterly out of legally available funds. The Series D Preferred Stock is convertible into shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), at the option of the holders thereof at a conversion price of $45.625 per share. The Series D Preferred Stock is exchangeable beginning December 15, 2000, at the option of the Company for Convertible Subordinated Debentures of the Company due 2012 and is redeemable at the option of the Company beginning September 20, 2000 at specified prices plus accrued dividends. Except under certain limited circumstances, shares of Series D Preferred Stock will not have the right to vote on matters on which shares of Class A Common Stock have a vote, prior to their conversion into Class A Common Stock. For additional terms of the Series D Convertible Exchangeable Preferred Stock, see "Description of Capital Stock -- Existing Preferred Stock" in the accompanying Prospectus.

     Concurrently with the Preferred Stock Offering, the Company and certain stockholders of the Company (the "Selling Stockholders") completed a public offering of 4,345,000 shares and 1,750,000 shares (each including shares sold September 30, 1997 pursuant to the exercise of an over-allotment option) of Class A Common Stock, respectively (the "Common Stock Offering").

     The Company received net proceeds from the Preferred Stock Offering and the Common Stock Offering of approximately $167.5 million and $151.6 million, respectively. Contemporaneously with the Preferred Stock Offering and the
Common Stock Offering, the Company and the lenders under the Bank Credit Agreement entered into an amendment to the Bank Credit Agreement, the effect of which was to recharacterize $275 million of indebtedness from the Tranche A term loan under the Bank Credit Agreement to amounts owing under the revolving credit facility under the Bank Credit Agreement, increasing the total commitment under the revolving credit facility to $675 million. The Company used $285.7 million of the net proceeds from the Common Stock Offering and the Preferred Stock Offering to repay outstanding borrowings under the revolving credit facility, $8.9 million to repay outstanding amounts under the Tranche A term loan and the remaining net proceeds of approximately $24.5 million for general corporate purposes. Borrowings under the Tranche A term loan were used to finance acquisitions, and the weighted average interest rate of the borrowings thereunder was 6.73% on the date as of which the $275 million was recharacterized. Borrowings under the revolving credit facility (other than the recharacterized $275 million) were used for general corporate purposes. As of September 30, 1997, there were no amounts outstanding under the revolving credit facility. The Company may reborrow amounts under the revolving credit facility until December 31, 2004. In addition, the Bank Credit Agreement provides for a Tranche C term loan in the amount of up to $400 million which can be utilized upon approval by the agent bank and the raising of sufficient commitments from banks to fund the additional loans. See "Description of Indebtedness -- Bank Credit Agreement."


THE TENDER OFFER

     On November 17, 1997, the Company commenced a tender offer (the "Tender Offer") for all of its outstanding 10% Senior Subordinated Notes due 2003 (the "1993 Notes") and a solicitation of consents ("Consents") from the holders of the 1993 Notes to eliminate or modify certain covenants and other provisions contained in the indenture relating to the 1993 Notes. The consummation of the Tender Offer is conditioned on, among other things, the valid tender of a majority of the outstanding 1993 Notes, the Company having obtained the requisite financing for payment of the tendered 1993 Notes and the Company having obtained consent from lenders under the Bank Credit Agreement to the purchase of the 1993 Notes. The Tender Offer will expire on December 16, 1997, unless extended, at which time the Company expects to purchase all of the 1993 Notes validly tendered with a portion of the net proceeds of the Offering or funds available under the Bank Credit Agreement. If all of the 1993 Notes are accepted for purchase pursuant to the Tender Offer and if 100% of the 1993 Notes are entitled to receive payments (the "Consent Payment") to be made in connection with the timely giving of Consents, the total consideration and expenses payable in connection with the Tender Offer are expected to be approximately $108.3 million and $0.3 million, respectively.

                                 THE OFFERING



NOTES  OFFERED...........   $150,000,000   aggregate   principal  amount of    %
                            Senior Subordinated Notes due 2007.

MATURITY DATE............           , 2007.

INTEREST  PAYMENT DATES..         and     ,  of each year, commencing    , 1998.

OPTIONAL  REDEMPTION.....   The  Notes will be  redeemable  at the option of the
                            Company,  in  whole  or in  part,  at any time on or
                            after , 2002,  at the  redemption  prices  set forth
                            herein,  together with accrued and unpaid  interest,
                            if any, to the date of redemption.  On or prior to ,
                            2000,  the  Company  may  redeem  up to  25%  of the
                            original  principal  amount  of the  Notes  with the
                            proceeds  of a Public  Equity  Offering  at % of the
                            aggregate  principal  amount,  together with accrued
                            and  unpaid  interest,   if  any,  to  the  date  of
                            redemption.  Under the terms of the  Company's  Bank
                            Credit   Agreement,   the   Company   currently   is
                            prohibited or otherwise restricted from redeeming the Notes. See "Description of the Notes -- Optional
                            Redemption."

CHANGE  OF  CONTROL......   Upon  the occurrence  of a Change of  Control,  each
                            holder of the  Notes  may  require  the  Company  to
                            repurchase  all or a portion of such holder's  Notes
                            at a  purchase  price  in cash  equal to 101% of the
                            principal amount thereof,  together with accrued and
                            unpaid interest,  if any, to the date of repurchase.
                            Under  the  terms  of  the  Company's   Bank  Credit
                            Agreement,  the Company  currently is  prohibited or
                            otherwise restricted from repurchasing the Notes. In
                            addition,  certain highly leveraged transactions and
                            certain  transactions with the Company's  management
                            and its affiliates that may adversely affect holders
                            of the Notes do not  constitute a Change of Control.
                            A  Change  of  Control  will  result  in an event of
                            default  under the Company's  Bank Credit  Agreement
                            and such an event of  default  could  result  in the
                            acceleration  of all  indebtedness  under  the  Bank
                            Credit   Agreement   (which    constitutes    Senior
                            Indebtedness and Guarantor Senior Indebtedness). See
                            "Description  of the Notes -- Certain  Covenants  --
                            Purchase of Notes Upon a Change of Control."

RANKING..................   The Notes  will  be  unsecured  senior  subordinated
                            obligations of the Company and, as such, will be subordinated to all existing and future Senior
                            Indebtedness of the Company. The Notes will rank pari passu with all senior subordinated indebtedness of the Company. As of September 30, 1997, on a pro forma basis, after giving effect to the Heritage
                            Acquisition, to the completion of the Tender Offer and to the sale of the Notes offered hereby and the use of the estimated net proceeds therefrom as set forth in "Use of Proceeds," the aggregate amount of Senior Indebtedness that would have ranked senior in right of payment to the Notes would have been $839.3 million and the aggregate amount of indebtedness that would have been pari passu in right of payment with the Notes would have been $500.0 million. See
                            "Description of the Notes -- Subordination."

GUARANTEES...............   The Notes will be guaranteed, jointly and severally,
                            on a  senior  subordinated  basis  by  each  of  the
                            Guarantors,  which  consist of all of the  Company's
                            existing Subsidiaries other than Cresap Enterprises,
                            Inc., KDSM,  Inc., KDSM Licensee,  Inc. and Sinclair
                            Capital (the "Trust").  As of September 30, 1997, on
                            a pro  forma  basis,  after  giving  effect  to  the
                            Heritage  Acquisition,  to  the  completion  of  the
                            Tender  Offer and to the sale of the  Notes  offered
                            hereby  and the use of the  estimated  net  proceeds
                            therefrom  as set  forth in "Use of  Proceeds,"  the
                            aggregate  amount of Guarantor  Senior  Indebtedness
                            that would have ranked senior in right of payment to
                            the  Guarantees   would  have  been  $839.3  million
                            (including    $832.6    million    of    outstanding
                            indebtedness   representing   guarantees  of  Senior
                            Indebtedness).  See  "Description  of the  Notes  --
                            Guarantees."

                            Under the terms of the Indenture, the Company has the right to form or acquire Subsidiaries in the future that will not be required to be guarantors of the Notes. Under the terms of the Indenture, a Subsidiary is not permitted to guarantee Senior Indebtedness, including indebtedness under the Bank Credit Agreement, or assume or become liable with respect to indebtedness of the Company unless such Subsidiary becomes a Guarantor and any Guarantor which no longer guarantees any indebtedness under the Bank Credit Agreement or any other indebtedness of the Company may be released from any Guarantee created after the date of the Supplemental Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Restricted Payments," "-- Limitation on Unrestricted Subsidiaries" and
                            "-- Limitation on Issuance of Guarantees of and Pledges for Indebtedness."

CERTAIN  COVENANTS.......   The  Indenture  will  contain   certain   covenants,
                            including,   but  not  limited  to,  covenants  with
                            respect to the following matters:  (i) limitation on
                            indebtedness;    (ii)   limitation   on   restricted
                            payments;  (iii)  limitation  on  transactions  with
                            affiliates;  (iv) limitation on senior  subordinated
                            indebtedness;   (v)   limitation   on  liens;   (vi)
                            limitation  on sale of assets;  (vii)  limitation on
                            issuances   of   guarantees   of  and   pledges  for
                            indebtedness;  (viii)  restriction  on  transfer  of
                            assets;   (ix)   limitation  on  subsidiary   equity
                            interests; (x) limitation on dividends and other payment restrictions affecting subsidiaries; (xi) limitation on unrestricted subsidiaries; and (xii) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. See "Description of the Notes -- Certain Covenants."

USE  OF  PROCEEDS........   The net  proceeds to the Company  from the  Offering
                            are estimated to be  approximately  $146.4  million.
                            Approximately  $108.6  million  of the net  proceeds
                            will be used to acquire the 1993 Notes  purchased in
                            the Tender Offer and pay the expenses thereof,  with
                            the   remainder   retained  for  general   corporate
                            purposes.   Depending   on   the   timing   of   the
                            consummation of the Tender Offer, the Company may fund the Tender Offer with borrowings under the Bank
                            Credit Agreement, in which case a portion of the net proceeds of the Offering will be used to repay such borrowings. See "Use of Proceeds."


ABSENCE OF PUBLIC TRADING
 MARKET FOR THE NOTES....   There is no  public  market  for the  Notes  and the
                            Company  does not intend to apply for listing of the
                            Notes on any  national  securities  exchange  or for
                            quotation  of the Notes  through  the  Nasdaq  Stock
                            Market  ("Nasdaq").  The Company has been advised by
                            Salomon  Brothers  Inc  and  Chase  Securities  Inc.
                            (together,  the "Underwriters")  that, following the
                            completion   of  the  Offering,   the   Underwriters
                            presently  intend  to make a  market  in the  Notes;
                            however,  they are under no  obligation to do so and
                            may discontinue any market-making  activities at any
                            time without notice. No assurance can be given as to
                            the liquidity of the trading market for the Notes or
                            that an active  public  market will  develop.  If an
                            active  public  market  does not  develop  or is not
                            maintained,  the market  price and  liquidity of the
                            Notes may be adversely  affected.  See "Risk Factors
                            --  Absence  of  Public   Trading   Market"  in  the
                            accompanying Prospectus.

SINCLAIR  BROADCAST GROUP, INC. -- SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                                FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary historical consolidated financial data for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's audited Consolidated Financial Statements (the "Consolidated Financial Statements"). The Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996 are contained in the Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 1996, which is incorporated herein by reference. The summary historical consolidated financial data for the nine months ended September 30, 1996 and 1997 and as of September 30, 1996 and 1997 are unaudited, but in the opinion of management, such financial data have been prepared on the same basis as the Consolidated Financial Statements incorporated herein by reference and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. Results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results for a full year. The summary pro forma statement of operations data and other data of the Company reflect the 1996 Acquisitions (as defined in "Business of Sinclair -- Broadcasting Acquisition Strategy" in the Company's Report on Form 8-K filed on October 8, 1997, which is incorporated herein by reference), the Heritage Acquisition, and the application of the proceeds of the issuance of $200,000,000 in principal amount of the Company's 9% Senior Subordinated Notes due 2007 (the "1997 Notes") issued on July 2, 1997 (the "July Debt Issuance"), the issuance of $200,000,000 in liquidation amount of the Company's 11 5/8% High Yield Trust Offered Preferred Securities (the "HYTOPS") issued on March 14, 1997 (the "HYTOPS
Issuance"), the Preferred Stock Offering, the Common Stock Offering, the completion of the Tender Offer and the Offering and the application of the net proceeds as set forth in "Use of Proceeds" as though such transactions occurred at the beginning of the periods presented. The pro forma statement of operations for the 12 months ended September 30, 1997 includes the unaudited pro forma consolidated statement of operations for the three months ended December 31, 1996 and the nine months ended September 30, 1997. The pro forma balance sheet data as of September 30, 1997 reflects the Heritage Acquisition, the Tender Offer and the Offering as if such transactions occurred on September 30, 1997. The pro forma consolidated financial data are derived from the pro forma consolidated financial statements of the Company included in the Company's Current Report on Form 8-K filed on December 5, 1997 which is incorporated herein by reference. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sinclair" and Sinclair's Consolidated Financial Statements in Sinclair's Annual Report on Form 10-K (as amended) for the period ended December 31, 1996 and Sinclair's Quarterly Report on Form 10-Q for the period ended September 30, 1997, each of which is incorporated herein by reference.

                                                                YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                             1992         1993             1994(a)      1995(a)      1996(a)
                                           ------------ ----------------- ------------ ------------ ----------
STATEMENT OF OPERATIONS
 DATA:
 Net broadcast revenues(d) ...............  $ 61,081       $ 69,532        $118,611     $187,934     $346,459
 Barter revenues  ........................     8,805          6,892          10,743       18,200       32,029
                                            --------        -------        --------     --------     --------
  Total revenues  ........................    69,886         76,424         129,354      206,134      378,488
                                            --------        -------        --------     --------     --------
 Operating expenses, excluding deprecia-
  tion and amortization, deferred com-
  pensation and special bonuses paid to
  executive officers .....................    32,993         32,295          50,545       80,446      167,765
 Depreciation and amortization(e)   ......    30,943         22,486          55,587       80,410      121,081
 Amortization of deferred compensation....        --             --              --           --          739
 Special bonuses paid to executive offic-
  ers.....................................        --         10,000           3,638           --           --
                                            --------        -------        --------     --------     --------
 Broadcast operating income   ............     5,950         11,643          19,584       45,278       88,903
                                            --------        -------        --------     --------     --------
 Interest and amortization of debt dis-
  count expense                               12,997         12,852          25,418       39,253       84,314
 Interest and other income ...............     1,207          2,131           2,447        4,163        3,478
 Subsidiary trust minority interest ex-
  pense(f)................................        --             --              --           --           --
                                            --------        -------        --------     --------     --------
 Income (loss) before (provision) benefit
  for income taxes and extraordinary
  item   .................................  $ (5,840)       $   922        $ (3,387)    $ 10,188     $  8,067
                                            ========        =======        ========     ========     ========
 Net income (loss) available to common
  stockholders ...........................  $ (4,651)       $(7,945)       $ (2,740)    $     76     $  1,131
                                            ========        =======        ========     ========     ========
 Earnings (loss) per common share:
  Net income (loss) before extraordi-
   nary item  ............................  $  (0.16)       $    --        $  (0.09)    $   0.15     $   0.03
                                            ========        =======        ========     ========     ========
  Extraordinary item .....................  $     --        $ (0.27)       $     --     $  (0.15)    $     --
                                            ========        =======        ========     ========     ========
  Net income (loss) available to com-
   mon stockholders.......................  $  (0.16)       $ (0.27)       $  (0.09)    $     --     $   0.03
                                            ========        ==========     ========     ========     ========
  Weighted average shares outstanding
   (in thousands) ........................    29,000         29,000          29,000       32,205       37,381
                                            ========        ==========     ========     ========     ========

                                                                                       PRO FORMA
                                            PRO FORMA         NINE MONTHS ENDED        12 MONTHS
                                            YEAR ENDED          SEPTEMBER 30,            ENDED
                                           DECEMBER 31,   -------------------------- SEPTEMBER 30,
                                             1996(b)         1996(a)      1997(a)       1997(c)
                                           -------------- ------------ ------------- --------------
                                            (UNAUDITED)          (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net broadcast revenues(d) ...............   $ 532,357     $219,352     $ 333,028      $ 553,913
 Barter revenues  ........................      40,179       17,837        31,289         50,297
                                             ---------     --------     ---------      ---------
  Total revenues  ........................     572,536      237,189       364,317        604,210
                                             ---------     --------     ---------      ---------
 Operating expenses, excluding deprecia-
  tion and amortization, deferred com-
  pensation and special bonuses paid to
  executive officers .....................     274,073      106,068       173,692        288,146
 Depreciation and amortization(e)   ......     177,286       81,892       111,572        174,609
 Amortization of deferred compensation....         933          623           350            466
 Special bonuses paid to executive offic-
  ers  ...................................          --           --            --             --
                                             ---------     --------     ---------      ---------
 Broadcast operating income   ............     120,244       48,606        78,703        140,989
                                             ---------     --------     ---------      ---------
 Interest and amortization of debt dis-
  count expense  .........................     139,369       56,647        77,342        127,276
 Interest and other income ...............       7,753        3,824         1,400         10,128
 Subsidiary trust minority interest ex-
  pense(f) ...............................      23,250           --        12,852         23,250
                                             ---------     --------     ---------      ---------
 Income (loss) before (provision) benefit
  for income taxes and extraordinary
  item   .................................   $ (34,622)    $ (4,217)    $ (10,091)     $     591
                                             =========     ========     =========      =========
 Net income (loss) available to common
  stockholders ...........................   $ (42,995)    $ (1,817)    $  (6,096)     $ (18,050)
                                             =========     ========     =========      =========
 Earnings (loss) per common share:
  Net income (loss) before extraordi-
   nary item..............................   $   (0.60)    $  (0.05)    $   (0.15)     $   (0.03)
                                             =========     ========     =========      =========
  Extraordinary item .....................   $   (0.15)    $     --     $      --      $   (0.15)
                                             =========     ========     =========      =========
  Net income (loss) available to com-
   mon stockholders.......................   $   (0.99)    $  (0.05)    $   (0.16)     $   (0.42)
                                             =========     ========     =========      =========
  Weighted average shares outstanding
   (in thousands) ........................      43,405       36,840        38,929         43,295
                                             =========     ========     =========      =========

                                                                    YEARS ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------
                                                1992         1993        1994(A)       1995(A)        1996(A)
                                              ------------ ------------ ------------- ------------- ---------------
OTHER DATA:
 Broadcast cash flow(g)......................  $  28,019    $ 37,498    $   67,519    $  111,124    $    189,216
 Broadcast cash flow margin(h)...............      45.90%      53.90%        56.90%        59.10%          54.60%
 Adjusted EBITDA(i)..........................  $  26,466    $ 35,406    $   64,547    $  105,750    $    180,272
 Adjusted EBITDA margin(h)...................      43.30%      50.90%        54.40%        56.30%          52.00%
 After tax cash flow(j)......................  $   9,398    $ 17,950    $   24,948    $   51,288    $     77,484
 After tax cash flow margin(h)...............      15.40%      25.80%        21.00%        27.30%          22.40%
 Program contract payments...................  $  10,427    $  8,723    $   14,262    $   19,938    $     30,451
 Capital expenditures........................        426         528         2,352         1,702          12,609
 Corporate overhead expense..................      1,553       2,092         2,972         5,374           8,944
 Adjusted EBITDA to interest expense.........       2.0 x       2.8 x         2.5 x         2.7 x           2.1 x
 Adjusted EBITDA to interest expense
  plus HYTOPS minority interest ex-
  pense and preferred dividends..............       2.0 x       2.8 x         2.5 x         2.7 x           2.1 x
 Adjusted EBITDA less capital expendi-
  tures to interest expense plus HYTOPS
  minority interest expense and preferred
  dividends .................................       2.0 x       2.7 x         2.4 x         2.7 x           2.0 x
 Net debt to Adjusted EBITDA(k)  ............       4.1 x       5.8 x         5.3 x         2.9 x           7.1 x
 Net debt plus HYTOPS and Series
  D Preferred Stock to Adjusted
  EBITDA(k)(l) ..............................       4.1 x       5.8 x         5.3 x         2.9 x           7.1 x
 Cash flows from operating activities(m).....      5,235      11,230        20,781        55,909          68,970
 Cash flows from investing activities(m).....     (1,051)      1,521      (249,781)     (119,243)     (1,011,897)
 Cash flows from financing activities(m).....     (3,741)      3,462       213,410       173,338         832,818



                                                                                           PRO FORMA
                                               PRO FORMA          NINE MONTHS ENDED        12 MONTHS
                                               YEAR ENDED           SEPTEMBER 30,            ENDED
                                              DECEMBER 31,   --------------------------- SEPTEMBER 30,
                                                1996(B)         1996(A)       1997(A)       1997(C)
                                              -------------- ------------- ------------- --------------
                                               (UNAUDITED)           (UNAUDITED)          (UNAUDITED)
OTHER DATA:
 Broadcast cash flow(g)......................   $ 257,528    $  117,855    $  162,937      $ 277,410
 Broadcast cash flow margin(h)...............       48.40%        53.70%        48.90%         50.10%
 Adjusted EBITDA(i)..........................   $ 246,278    $  111,820    $  152,491      $ 264,043
 Adjusted EBITDA margin(h)...................       46.30%        51.00%        45.80%         47.70%
 After tax cash flow(j)......................   $  82,385    $   41,095    $   54,006      $ 103,661
 After tax cash flow margin(h)...............       15.50%        18.70%        16.20%         18.70%
 Program contract payments...................   $  52,185    $   19,301    $   38,134      $  52,021
 Capital expenditures........................      18,512         3,949        13,240         25,319
 Corporate overhead expense..................      11,250         6,035        10,446         13,367
 Adjusted EBITDA to interest expense.........        1.8 x         2.0 x         2.0 x          2.1 x
 Adjusted EBITDA to interest expense
  plus HYTOPS minority interest ex-
  pense and preferred dividends..............        1.4 x         2.0 x         1.7 x          1.6 x
 Adjusted EBITDA less capital expendi-
  tures to interest expense plus HYTOPS
  minority interest expense and preferred
  dividends .................................        1.3 x         1.9 x         1.5 x          1.5 x
 Net debt to Adjusted EBITDA(k)  ............          --            --            --           5.5 x
 Net debt plus HYTOPS and Series
  D Preferred Stock to Adjusted
  EBITDA(k)(l) ..............................          --            --            --           6.9 x
 Cash flows from operating activities(m).....          --        34,419        65,369             --
 Cash flows from investing activities(m).....          --      (995,688)     (194,022)            --
 Cash flows from financing activities(m).....          --       850,484       136,648             --




                                                             AS OF DECEMBER 31,                        AS OF SEPTEMBER 30, 1997
                                        ------------------------------------------------------------- --------------------------
                                         1992         1993        1994(A)      1995(A)    1996(A)     ACTUAL(A)    PRO FORMA(N)
                                        ----------- ------------ ------------ ---------- ------------ ------------ -------------
                                                                                                             (UNAUDITED)
BALANCE SHEET:
 Cash and cash equivalents ............  $  1,823    $  18,036    $   2,446    $112,450   $    2,341   $   10,336    $   48,090
 Total assets  ........................   140,366      242,917      399,328     605,272    1,707,297    1,880,776     2,433,856
 Total debt(o) ........................   110,659      224,646      346,270     418,171    1,288,147      939,179     1,496,179
 HYTOPS(l)  ...........................        --           --           --          --           --      200,000       200,000
 Total stockholders' equity (deficit).     (3,127)     (11,024)     (13,723)     96,374      237,253      551,549       545,391


      NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


(a) The Company made acquisitions in 1994, 1995, 1996 and the first nine months of 1997 as described in the footnotes to the historical consolidated financial statements incorporated herein by reference. The statement of operations data and other data presented for periods preceding the dates of acquisitions do not include amounts for these acquisitions and therefore are not comparable to subsequent periods. Additionally, the years in which the specific acquisitions occurred may not be comparable to subsequent periods depending on when during the year the acquisition occurred.


(b) The pro forma information in this table reflects the pro forma effect of the HYTOPS Issuance, the July Debt Issuance, the 1996 Acquisitions, the Preferred Stock Offering, the Common Stock Offering, the Heritage Acquisition, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if such transactions occurred on January 1, 1996. See "Pro Forma Consolidated Financial Information of Sinclair" included in the Company's Report on Form 8-K filed on December 5, 1997, which is incorporated herein by reference. The Heritage Acquisition is subject to a number of conditions customary for acquisitions of broadcasting properties. See "-- Recent Developments."


(c) For purposes of the pro forma adjusted financial information (i) the unaudited consolidated statement of operations of the Company for the three months ended December 31, 1996 has been combined with the unaudited consolidated statement of operations of the Company for the nine months ended September 30, 1997, the unaudited consolidated statement of operations of Heritage for the three months ended December 31, 1996 and the unaudited consolidated statement of operations of Heritage for the nine months ended September 30, 1997 and (ii) effect has been given to the HYTOPS Issuance, the July Debt Issuance, the 1996 Acquisitions, the
     Heritage Acquisition, the Common Stock Offering, the Preferred Stock Offering, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if such transactions occurred on October 1, 1996. For a more complete description of the pro forma impact on the Company's results of operations see "Unaudited Pro Forma Consolidated Statement of Operations" for the year ended December 31, 1996 and for the nine months ended September 30, 1997 included in the Company's Report on Form 8-K filed December 5, 1997, which is incorporated herein by reference.


(d) Net broadcast revenues are defined as broadcast revenues net of agency commissions.


(e) Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets and other assets including amortization of deferred financing costs and costs related to excess syndicated programming.

(f) Subsidiary trust minority interest expense represents the distributions on the HYTOPS.


(g) "Broadcast cash flow" is defined as broadcast operating income plus corporate overhead expense, special bonuses paid to executive officers, depreciation and amortization (including film amortization and amortization of deferred compensation and excess syndicated programming), less cash payments for program contract rights. Cash program payments represent cash payments made for current program payables and do not necessarily correspond to program usage. Special bonuses paid to executive officers are considered non-recurring expenses. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(h) "Broadcast cash flow margin" is defined as broadcast cash flow divided by net broadcast revenues. "Adjusted EBITDA margin" is defined as Adjusted EBITDA divided by net broadcast revenues. "After tax cash flow margin" is defined as after tax cash flow divided by net broadcast revenues.


(i) "Adjusted EBITDA" is defined as broadcast cash flow less corporate overhead expense and is a commonly used measure of performance for broadcast companies. Adjusted EBITDA does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flows, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(j) "After tax cash flow" is defined as net income (loss) before extraordinary items, less preferred stock dividends plus depreciation and amortization of intangibles (excluding film amortization), amortization of deferred compensation, amortization of excess syndicated programming, special bonuses paid to executive officers, and the deferred tax provision (or minus the deferred tax benefit). After tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.


(k)  Net debt is defined as total debt less cash and cash equivalents.


(l)  HYTOPS represents  Company  Obligated  Mandatorily  Redeemable  Security of
     Subsidiary  Trust  Holding  Solely  KDSM  Senior  Debentures   representing
     $200,000 aggregate liquidation value.


(m) These items are financial statement disclosures in accordance with generally accepted accounting principles and are also presented in the Company's Consolidated Financial Statements contained in the Company's Annual Reports on Form 10-K for the respective years.


(n) The pro forma balance sheet information gives effect to the Heritage Acquisition, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if such transactions occurred on September 30, 1997.


(o) "Total debt" is defined as long-term debt, net of unamortized discount, and capital lease obligations, including current portion thereof. In 1992 total debt included warrants outstanding which were redeemable outside the control of the Company. The warrants were purchased by the Company for $10,400 in 1993. Total debt as of December 31, 1993 included $100,000 in principal amount of the 1993 Notes, the proceeds of which were held in escrow to provide a source of financing for acquisitions that were subsequently consummated in 1994 utilizing borrowings under the Bank Credit Agreement. $100,000 of the 1993 Notes was redeemed from the escrow in the first quarter of 1994. Total debt does not include the HYTOPS or the Company's preferred stock.

          HISTORICAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

     The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:





                                                                                      NINE MONTHS    PRO FORMA
                                                                                         ENDED       12 MONTHS
                                                     YEARS ENDED DECEMBER 31,        SEPTEMBER 30,     ENDED
                                               ------------------------------------- ------------- SEPTEMBER 30,
                                               1992    1993   1994    1995    1996   1996   1997       1997
                                               ------ ------- ------ ------- ------- ------ ------ --------------
                                                                                      (UNAUDITED)   (UNAUDITED)
HISTORICAL
 Ratio of earnings to fixed charges(a)........  --    1.1 x    --    1.3 x   1.1 x    --     --
PRO FORMA
 Ratio of earnings to fixed charges(b)........                                 --            --        1.0x
                                                                             ----           ------



----------
(a) Earnings were inadequate to cover fixed charges for the years ended December 31, 1992 and 1994, and for the nine months ended September 30, 1996 and 1997. Additional earnings of $5,840, $3,387, $4,217, and $10,091 would have been required to cover fixed charges in the years ended December 31, 1992 and 1994, and the nine months ended September 30, 1996 and 1997, respectively.

(b) Earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 1996 and the pro forma nine months ended September 30, 1997 after giving effect to the 1996 Acquisitions, the HYTOPS Issuance, the July Debt Issuance, the Heritage Acquisition, the Preferred Stock Offering, the Common Stock Offering, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds" as if each transaction had occurred on January 1, 1996 and 1997, respectively; additional earnings of $34,622 and $9,364 would have been required to cover fixed charges for the pro forma year ended December 31, 1996 and the pro forma nine months ended September 30, 1997, respectively.

                                USE OF PROCEEDS


     The proceeds to the Company from the sale of the Notes offered hereby (net of underwriting discounts and commissions and the estimated expenses of the Offering) are estimated to be approximately $146.4 million. Net proceeds of the Offering of approximately $108.6 million will be used to pay the consideration payable by the Company for acquisition of the 1993 Notes in the Tender Offer and to pay the expenses of the Tender Offer. Depending on the timing of the consummation of the Tender Offer, the Company may fund the Tender Offer with borrowings under the Bank Credit Agreement, in which case a portion of the net proceeds of the Offering will be used to repay such borrowings. The remaining net proceeds will be used for general corporate purposes, including funding the Company's pending acquisitions and other acquisitions if suitable acquisitions can be identified on acceptable terms.

                                CAPITALIZATION


     The following table sets forth, as of September 30, 1997, (a) the actual capitalization of the Company, (b) the pro forma capitalization of the Company as adjusted to reflect the Heritage Acquisition as if such transaction had occurred on September 30, 1997 and (c) the pro forma capitalization of the Company as adjusted to reflect the Heritage Acquisition, the completion of the Tender Offer and the Offering and the application of the estimated net proceeds thereof as set forth in "Use of Proceeds" as if such transactions had occurred on September 30, 1997. The information set forth below should be read in conjunction with the historical Consolidated Financial Statements of the Company and the pro forma consolidated financial data of the Company included the Company's Annual Report on Form 10-K (as amended) for the period ended December 31, 1996 and the Company's Current Report on Form 8-K filed on December 5, 1997, respectively, which are incorporated herein by reference.






                                                                               SEPTEMBER 30, 1997
                                                                 -----------------------------------------------
                                                                             (DOLLARS IN THOUSANDS)
                                                                                                    PRO FORMA
                                                                                                     FOR THE
                                                                                                     HERITAGE
                                                                                   PRO FORMA       ACQUISITION,
                                                                                    FOR THE        THE OFFERING
                                                                                    HERITAGE         AND THE
                                                                    ACTUAL         ACQUISITION     TENDER OFFER
                                                                 --------------   --------------   -------------
Cash and cash equivalents ....................................    $   10,336       $   10,336       $   48,090
                                                                  ==========       ==========       ==========
Current portion of long-term debt  ...........................    $   37,825       $   37,825       $   37,825
                                                                  ==========       ==========       ==========
Long-term debt:
 Commercial bank financing   .................................    $  280,719       $  787,719       $  787,719
 Notes and capital leases payable to affiliates   ............        20,635           20,635           20,635
 Senior subordinated notes   .................................       600,000          600,000          650,000
                                                                  ----------       ----------       ----------
   Total long-term debt   ....................................       901,354        1,408,354        1,458,354
                                                                  ----------       ----------       ----------
Company Obligated Mandatorily Redeemable Security of Subsid-
 iary Trust Holding Solely KDSM Senior Debentures  ...........       200,000          200,000          200,000
                                                                  ----------       ----------       ----------
Stockholders' equity:
 Series B Preferred Stock, par value $.01 per share; 1,085,983
   shares issued and outstanding   ...........................            11               11               11
 Series D Preferred Stock, par value $.01 per share; 3,450,000
   shares issued and outstanding   ...........................            35               35               35
 Class A Common Stock, par value $.01 per share; 13,351,183
   shares issued and outstanding   ...........................           134              134              134
 Class B Common Stock, par value $.01 per share; 25,760,581
   shares issued and outstanding   ...........................           258              258              258
 Additional paid-in capital  .................................       553,801          553,801          553,801
 Accumulated deficit   .......................................       (25,028)         (25,028)         (31,186)
 Additional paid-in capital - equity put options  ............        23,117           23,117           23,117
 Additional paid-in capital - deferred compensation  .........          (779)            (779)            (779)
                                                                  ----------       ----------       ----------
   Total stockholders' equity   ..............................       551,549          551,549          545,391
                                                                  ----------       ----------       ----------
    Total capitalization  ....................................    $1,652,903       $2,159,903       $2,203,745
                                                                  ==========       ==========       ==========
Net debt to Adjusted EBITDA(a)  ..............................      4.2x(b)          5.4x(c)          5.5x(c)
Net debt plus Company Obligated Mandatorily Redeemable
 Security of Subsidiary Trust Holding Solely KDSM Senior
 Debentures and Series D Preferred Stock to Adjusted
 EBITDA(a) ...................................................      5.9x(b)          6.8x(c)          6.9x(c)


----------

(a) Net debt is defined as total debt less cash and cash equivalents.

(b) Adjusted EBITDA is based on actual results for the 12 months ended September 30, 1997.

(c) Adjusted EBITDA is based on pro forma results for the 12 months ended September 30, 1997. See "Summary Historical and Pro Forma Consolidated Financial Data" and notes thereto.

                            DESCRIPTION OF THE NOTES



     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions set forth in the Prospectus, to which description reference is hereby made. See "Description of Debt Securities" in the accompanying Prospectus. The Notes will constitute Subordinated Debt Securities as described in the Prospectus.

     The Notes offered hereby will be issued under an Indenture (the "Base Indenture") to be entered into among the Company and First Union National Bank, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto to be entered into among the Company, the Guarantors and the Trustee (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"). The following summary of the material provisions of the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions." Section references herein are to the Indenture. A form of the Base Indenture has been filed as an exhibit to the registration statement of which this Prospectus Supplement is a part and the Base Indenture and the form of Supplemental Indenture will be filed as an exhibit to a report incorporated by reference herein prior to the issuance of the Notes.


GENERAL

     The  Notes  will  mature  on      ,  2007,  will be limited to $150,000,000
aggregate principal amount, and will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at % per annum from its date of issuance or from the most recent interest payment date to which
interest  has  been  paid,  payable  semiannually  on       and       each year,
commencing     ,  1998, to the Person in whose name the Note (or any predecessor
Note)  is registered at the close of business on the     or       next preceding
such interest payment date.

     Payment of the Notes is guaranteed by the Guarantors, jointly and severally, on a senior subordinated basis. The Guarantors are comprised of all of the Subsidiaries of the Company other than Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee, Inc. and the Trust. The Guarantors represented approximately 97.9% of total tangible assets as of September 30, 1997 and 98.3% of pro forma broadcast cash flow (giving effect to the 1996 Acquisitions, the HYTOPS Issuance, the July Debt Issuance, the Heritage Acquisition, the Preferred Stock Offering, the Common Stock Offering, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds") and 85.3% of income before provision or benefit for income taxes for the year ended December 31, 1996 of the Company in each case on a consolidated basis. See "Guarantees."

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes (which initially will be the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section
302) See "-- Book-Entry Securities; The Depository Trust Company; Delivery and Form." No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section
306)

OPTIONAL REDEMPTION


     The Notes will be subject to redemption at any time on or after , 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice by first-class mail in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period
beginning       of the years indicated below:


                                 REDEMPTION
            YEAR                   PRICE
------------------------------   -----------
             2002                     %
             2003
             2004


and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     In addition, at any time on or prior to , 2000, the Company may redeem up to 25% of the original principal amount of Notes with the net proceeds of a Public Equity Offering of the Company at % of the aggregate principal amount, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Sections 1101, 1105 and
1107)


SINKING FUND

     There will be no sinking fund.


SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company. (Section 1201)

     During the continuance of any default in the payment of any Designated Senior Indebtedness no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of
Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of, the Notes unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     During the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee from a representative of the holder of any Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of, the Notes for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a representative of the holder of any Designated Senior Indebtedness and shall end on the earliest of (i) the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior
Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the representatives of holders of Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses
(i), (ii) and (iii), the Company shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period during which payment of principal of, or interest on, the Notes may not be made may commence and the duration of the Payment Blockage Period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. (Section 1203)

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes. (Section 1202)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and the Company may be unable to meet its obligations fully with respect to the Notes.

     Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Guarantor Senior Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior
Indebtedness  to  the  same  extent  as  the  Notes  are  subordinated to Senior
Indebtedness and during any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on the Guarantees is similarly blocked.

     "Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include
(i) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of the Company from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Agreement shall not constitute Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company, (ii) Indebtedness outstanding under the Founders' Notes and (iii) Indebtedness under Interest Rate Agreements. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Disqualified Equity Interests, (v) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness of the Company to the extent such liability constitutes Indebtedness to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (vii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, (viii) Indebtedness owed by the Company for compensation to employees or for services and (ix) Indebtedness outstanding under the Minority Note.

     "Guarantor Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall include (i) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether  or  not  allowable  as  a  claim  in  such  proceeding)  and  all other obligations of every nature of any Guarantor from time to time owed to the lenders (or their agent) under the Bank Credit Agreement; provided, however, that any Indebtedness under any refinancing, refunding, or replacement of the Bank Credit Agreement shall not constitute Guarantor Senior Indebtedness to the extent that the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of any Guarantor, (ii) Indebtedness evidenced by any guarantee of the Founders' Notes and (iii) Indebtedness under Interest Rate Agreements. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Guarantees, (ii)
Indebtedness that is subordinate or junior in right of payment to any Indebtedness of any Guarantor, (iii) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor, (iv) Indebtedness which is represented by Disqualified Equity Interests, (v) any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness, (vi) Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (vii) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness, (viii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture, (ix) Indebtedness owed by any Guarantor for compensation to employees or for services and (x) any guarantee of the Minority Note.

     "Designated Senior Indebtedness" is defined as (i) all Senior Indebtedness outstanding under the Bank Credit Agreement and (ii) any other Senior
Indebtedness which is incurred pursuant to an agreement (or series of related agreements) simultaneously entered into providing for indebtedness, or commitments to lend, of at least $25,000,000 at the time of determination and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

     As of September 30, 1997, on a pro forma basis, after giving effect to the Heritage Acquisition, the completion of the Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds," the aggregate amount of Senior Indebtedness that would have ranked senior in right of payment to the Notes would have been $839.3 million, and the aggregate amount of indebtedness that is pari passu in right of payment with the Notes would have been $500 million. See "Risk Factors -- Subordination of the Subordinated Debt Guarantees and the Related Guarantees; Asset Encumbrances" in the accompanying Prospectus. The Company's and its Subsidiaries' ability to incur additional Indebtedness is restricted as set forth under "Certain Covenants -- Limitation on Indebtedness." Any Indebtedness which can be incurred may constitute additional Senior Indebtedness or Guarantor Senior Indebtedness.


GUARANTEES

     The Guarantors will, jointly and severally, unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on, the Notes. Such Guarantees will be subordinated to the Guarantor Senior Indebtedness. See "-- Subordination." As of September 30, 1997, on a pro forma basis, after giving effect to the Heritage Acquisition, the completion of the
Tender Offer and the Offering and the application of the net proceeds thereof as set forth in "Use of Proceeds," the aggregate amount of Guarantor Senior Indebtedness that would have ranked senior in right of payment to the
Guarantees would have been $839.3 million (including $832.6 million of outstanding indebtedness representing guarantees of Senior Indebtedness). In addition, under certain circumstances described under "-- Certain Covenants -- Limitation on Issuances of Guarantees of and Pledges for Indebtedness," the Company is required to cause the execution and delivery of additional Guarantees by Restricted Subsidiaries. (Section 1014)

     In addition, upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Equity Interest in, or all or substantially all of the assets of, any Guarantor, which is in compliance with the Indenture, such Guarantor shall be released from all its obligations under its Guarantee.

     The Guarantors consist of all of the Company's existing Subsidiaries other than Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee Inc. and the Trust which are: Chesapeake Television, Inc., a Maryland corporation, Chesapeake Television Licensee, Inc., a Delaware corporation, FSF-TV, Inc., a North Carolina corporation, KABB Licensee, Inc., a Delaware corporation, KDNL
Licensee, Inc., a Delaware corporation, KSMO, Inc., a Maryland corporation, KSMO Licensee, Inc., a Delaware corporation, KUPN Licensee, Inc., a Maryland corporation, SCI-Indiana Licensee, Inc., a Delaware corporation, SCI-Sacramento Licensee, Inc., a Delaware corporation, Sinclair Communications, Inc., a
Maryland   corporation,   Sinclair   Radio  of  Albuquerque,  Inc.,  a  Maryland
corporation, Sinclair Radio of Albuquerque Licensee, Inc., a Delaware corporation, Sinclair Radio of Buffalo, Inc., a Maryland corporation, Sinclair Radio of Buffalo Licensee, Inc., a Delaware corporation, Sinclair Radio of Greenville, Inc., a Maryland corporation, Sinclair Radio of Greenville Licensee, Inc., a Delaware corporation, Sinclair Radio of Los Angeles, Inc., a Maryland corporation, Sinclair Radio of Los Angeles Licensee, Inc., a Delaware corporation, Sinclair Radio of Memphis, Inc., a Maryland corporation, Sinclair Radio of Memphis Licensee, Inc., a Delaware corporation, Sinclair Radio of Nashville, Inc., a Maryland corporation, Sinclair Radio of Nashville Licensee, Inc., a Delaware corporation, Sinclair Radio of New Orleans, Inc., a Maryland corporation, Sinclair Radio of New Orleans Licensee, Inc., a Delaware corporation, Sinclair Radio of St. Louis, Inc., a Maryland corporation, Sinclair Radio of St. Louis Licensee, Inc., a Delaware corporation, Sinclair Radio of Wilkes-Barre, Inc., a Maryland corporation, Sinclair Radio of Wilkes-Barre Licensee, Inc., a Delaware corporation, Superior Communications of Kentucky, Inc., a Delaware
corporation, Superior Communications of Oklahoma, Inc., an Oklahoma corporation, Superior KY License Corp., a Delaware corporation, Superior OK License Corp., a Delaware corporation, Tuscaloosa Broadcasting, Inc., a Maryland corporation, WCGV, Inc., a Maryland corporation, WCGV Licensee, Inc., a Delaware corporation, WDBB, Inc., a Maryland corporation, WLFL, Inc., a Maryland corporation, WLFL Licensee, Inc., a Delaware corporation, WLOS
Licensee, Inc., a Delaware corporation, WPGH, Inc., a Maryland corporation, WPGH Licensee, Inc., a Maryland corporation, WSMH, Inc., a Maryland corporation, WSMH Licensee, Inc., a Delaware corporation, WSTR, Inc., a Maryland corporation, WSTR Licensee, Inc., a Maryland corporation, WSYX, Inc., a Maryland corporation, WTTE, Channel 28, Inc., a Maryland corporation, WTTE, Channel 28 Licensee, Inc., a Maryland corporation, WTTO, Inc., a Maryland corporation, WTTO Licensee, Inc., a Delaware corporation, WTVZ, Inc., a Maryland corporation, WTVZ Licensee, Inc., a Maryland corporation, WYZZ, Inc., a Maryland corporation, WYZZ Licensee, Inc., a Delaware corporation, WEAR Licensee, Inc., a Maryland corporation, Sinclair Radio of Kansas City Licensee, Inc., a Maryland corporation, Tuscaloosa Broadcasting Licensee, Inc., a Maryland corporation, WPTZ Licensee, Inc., a Maryland corporation, WNNE
Licensee, Inc., a Maryland corporation, WCHS Licensee, Inc., a Maryland corporation, Sinclair Radio of Norfolk Licensee, Inc., a Maryland corporation, Sinclair Radio of Milwaukee Licensee, Inc., a Maryland corporation, Sinclair Radio of Portland Licensee, Inc., a Maryland corporation, and Sinclair Radio of Rochester, Inc., a Maryland corporation.



CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired Indebtedness), except that the Company may incur Indebtedness and a Guarantor may incur Permitted Subsidiary Indebtedness if, in each case, the Debt to Operating Cash Flow Ratio of the Company and its Restricted Subsidiaries at the time of the incurrence of such Indebtedness, after giving pro forma effect thereto, is 7:1 or less.

     The foregoing limitation will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"):

       (i) Indebtedness of the Company under the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $50.0 million under any revolving credit facility thereunder;

       (ii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Guarantor pursuant to a Guarantee;

       (iii) Indebtedness of any Guarantor consisting of a guarantee of the Company's Indebtedness under the Bank Credit Agreement;

       (iv)   Indebtedness   of   the   Company  or  any  Restricted  Subsidiary
   outstanding on the date of the Supplemental Indenture and listed on a schedule thereto;

       (v) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Supplemental Indenture and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Wholly Owned Restricted Subsidiary or a pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause
   (v);

       (vi) Indebtedness of a Wholly Owned Restricted Subsidiary owing to the Company or another Wholly Owned Restricted Subsidiary; provided that, with respect to Indebtedness owing to a Wholly Owned Subsidiary that is not a Guarantor, (x) any such Indebtedness is made pursuant to an intercompany note in the form attached to the Supplemental Indenture and (y) any such Indebtedness shall be subordinated in right of payment from and after such time as the obligations under the Guarantee by such Wholly Owned Restricted Subsidiary shall become due and payable to the payment and performance of such Wholly Owned Restricted Subsidiary's obligations under its Guarantee; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary or pledge to or for the benefit of the lenders under the Bank Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (vi) and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (vi);

       (vii) guarantees of any Restricted Subsidiary made in accordance with the provisions of " -- Limitation on Issuances of Guarantees of and Pledges for Indebtedness";

       (viii) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company as long as such obligations at the time incurred do not exceed the aggregate principal amount of such Indebtedness then outstanding or in good faith anticipated to be outstanding within 90 days of such occurrence;

       (ix) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii), (iii), (iv) and (v) above, including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of Pari Passu or Subordinated Indebtedness, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

       (x)  Indebtedness of the Company in addition to that described in clauses
   (i)   through  (ix)  above,  and  any  renewals,  extensions,  substitutions,
   refinancings,   or   replacements  of  such  Indebtedness,  so  long  as  the
   aggregate principal amount of all such Indebtedness shall not exceed $25,000,000. (Section 1008)

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

       (i)  declare  or pay any dividend on, or make any distribution to holders
   of,   any  of  the  Company's  Equity  Interests  (other  than  dividends  or distributions payable solely in its Qualified Equity Interests);

       (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Equity Interest of the Company or any Affiliate thereof (except Equity Interests held by the Company or a Wholly Owned Restricted Subsidiary);

       (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund or maturity, any Subordinated Indebtedness;

       (iv) declare or pay any dividend or distribution on any Equity Interests of any Subsidiary to any Person (other than the Company or any of its Wholly Owned Restricted Subsidiaries);

       (v) incur, create or assume any guarantee of Indebtedness of any Affiliate (other than a Wholly Owned Restricted Subsidiary of the Company); or

       (vi) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing payments described in clauses (i) through (vi), other than any such action that is a Permitted Payment, collectively, "Restricted Payments") unless after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board resolution), (1) no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; and (2) the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture does not exceed the sum of:

          (A) an amount equal to the Company's Cumulative Operating Cash Flow less 1.4 times the Company's Cumulative Consolidated Interest Expense;

          (B) the aggregate Net Cash Proceeds received after December 9, 1993 by the Company from capital contributions (other than from a Subsidiary) or from the issuance or sale (other than to any of its Subsidiaries) of its Qualified Equity Interests (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Equity Interests or Subordinated Indebtedness as set forth below); and

          (C) to the extent that any Investment constituting a Restricted Payment (including an Investment in an Unrestricted Subsidiary) that was made after the date of the Supplemental Indenture is sold or is otherwise liquidated or repaid, 100% of the amount (to the extent not included in Cumulative Operating Cash Flow) equal to the Net Cash
       Proceeds or Fair Market Value of marketable securities received with respect to such Investment (less the cost of the disposition of such Investment and net of taxes).

     (b)  Notwithstanding the foregoing, and in the case of clauses (ii) through
(v) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (clauses (i) through (v) being referred to as "Permitted Payments"):

       (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would be permitted by the provisions of paragraph (a) of this Section and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

       (ii) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company);

       (iii) the repurchase, redemption, or other acquisition or retirement of any Equity Interests of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection therewith cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of, a substantially concurrent issue and sale for cash (other than to a Subsidiary) of other
   Qualified Equity Interests of the Company; provided that the Net Cash Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of paragraph (a) of this Section;

       (iv) any repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated
   Indebtedness   in   exchange   for,   or  out  of  the  net  proceeds  of,  a
   substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Equity Interests of the Company, provided that the Net Cash Proceeds from the issuance of such Qualified Equity Interests are excluded from clause (2)(B) of paragraph (a) of this Section; and

       (v) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any Subordinated
   Indebtedness  (other  than  Disqualified  Equity Interests) (a "refinancing")
   through the issuance of new Subordinated Indebtedness of the Company, as the case may be, provided that any such new Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration or acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium, interest or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
   (II) the amount of premium, interest or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Indebtedness to be refinanced. (Section 1009)

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions
(including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless (a) such transaction or series of transactions is in writing on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party and (b) (i) with respect to any transaction or series of transactions involving aggregate payments in excess of $1,000,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of Independent Directors or, in the event there is only one Independent Director, by such Independent Director) and (ii) with respect to any transaction or series of transactions involving aggregate payments in excess of $5,000,000, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing, this provision will not apply to (A) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of the Company), (B) any transaction entered into by the Company or one of its Wholly Owned Restricted Subsidiaries with a Wholly Owned Restricted Subsidiary of the Company, and (C) transactions in existence on the date of the Supplemental Indenture. (Section 1010)

     Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor, or subordinate in right of payment to the Notes or such Guarantee to at least the same extent as the Notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, as set forth in the Indenture. (Section 1011)

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, affirm or suffer to exist any Lien of any kind upon any of its property or assets (including any intercompany notes), now owned or acquired after the date of the Supplemental Indenture, or any income or profits therefrom, except if the Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

     (a) any Lien existing as of the date of the Supplemental Indenture and listed on a schedule thereto;

     (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance; (4) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); (5) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; (7) surveys, exceptions, title defects, encumbrances, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; or (8) operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

     (c) any Lien now or hereafter existing on property of the Company or any of its Restricted Subsidiaries securing Senior Indebtedness or Guarantor Senior Indebtedness, in each case which Indebtedness is permitted under the provisions of "-- Limitation on Indebtedness" and provided that the provisions described under "-- Limitation on Issuances of Guarantees of and Pledges for Indebtedness" are complied with;

     (d) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary, in each case which Indebtedness is permitted under the provisions of "-- Limitation on Indebtedness"; provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Indebtedness prior to the related transaction by the Company or its Subsidiaries;

     (e) any Lien securing Permitted Subsidiary Indebtedness; and

     (f) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (e) so long as the amount of security is not increased thereby. (Section 1012)

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the consideration from such Asset Sale (exclusive of assumed Senior Indebtedness to which the Company and its Restricted Subsidiaries have received a full and unconditional release from such liability in connection with such Asset Sale) is received in cash and (ii) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold (other than in the case of an involuntary Asset Sale, as determined by the Board of Directors of the Company and evidenced in a Board resolution or in connection with an Asset Swap as determined in writing by a nationally recognized investment banking or appraisal firm); provided, however, that in the event the Company or any Restricted Subsidiary engages in an Asset Sale with any third party and receives in consideration therefor, or simultaneously with such Asset Sale enters into, a Local Marketing Agreement with such third party or any affiliate thereof, the Fair Market Value of such Local Marketing
Agreement (as determined in writing by a nationally recognized investment banking or appraisal firm) shall be deemed cash and considered when determining whether such Asset Sale complies with the foregoing clauses (i) and (ii). Notwithstanding the foregoing, clause (i) of the preceding sentence shall not be applicable to any Asset Swap.

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or the

Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness or if no such Senior Indebtedness is then outstanding, then the Company may within 12 months of the Asset Sale, invest the Net Cash Proceeds in properties and assets that (as determined by the Board of Directors) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto. The amount of such Net Cash Proceeds neither used to permanently repay or prepay Senior Indebtedness nor used or invested as set forth in this paragraph constitutes "Excess Proceeds."


     (c) When the aggregate amount of Excess Proceeds equals $5,000,000 or more, the Company shall apply the Excess Proceeds to the repayment of the Notes and any Pari Passu Indebtedness required to be repurchased under the instrument governing such Pari Passu Indebtedness as follows: (a) the Company shall make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price of all Notes tendered) and (b) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event shall the Pari Passu Debt Amount exceed the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price shall be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased is less than the Pari Passu Debt Amount (the amount of such shortfall, if any, constituting a "Deficiency"), the Company shall use such Deficiency in the business of the Company and its Restricted Subsidiaries. Upon completion of the purchase of all the Notes tendered pursuant to an Offer and repurchase of the Pari Passu Indebtedness pursuant to a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the Excess Proceeds received by the Company exceed $5,000,000, such Excess Proceeds shall be set aside by the Company in a separate account pending (i) deposit with the depositary or a paying agent of the amount required to purchase the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Restricted Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $5,000,000 shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments, provided that the Company shall not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e)  If  the  Company becomes obligated to make an Offer pursuant to clause
(c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the Note Amount is less than the aggregate Offered Price of all Notes tendered.

     (f)  The  Company  shall  comply  with  the  applicable tender offer rules,
including   Rule  14e-1  under  the  Exchange  Act,  and  any  other  applicable securities laws or regulations in connection with an Offer.

     (g) The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under (i) Indebtedness as in effect on the date of the Supplemental Indenture and listed on a schedule thereto as such Indebtedness may be refinanced from time to time, provided that such restrictions are no less favorable to the holders of the Notes than those existing on the date of the Indenture or (ii) any Senior Indebtedness and any Guarantor Senior Indebtedness) that would materially impair the ability of the Company to make an Offer to purchase the Notes or, if such Offer is made, to pay for the Notes tendered for purchase. (Section 1013)

     Limitation on Issuances of Guarantees of and Pledges for Indebtedness. (a) The Company will not permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than the Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture.

     (b) The Company will not permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company (other than guarantees in existence on the date of the Supplemental Indenture) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that if the Notes are subordinated in right of payment to such Indebtedness, the guarantee under the supplemental indenture shall be subordinated to the guarantee of such
Indebtedness to the same extent as the Notes are subordinated to such Indebtedness under the Indenture.

     (c) Each guarantee created pursuant to the provisions described in the foregoing paragraph is referred to as a "Guarantee" and the issuer of each such Guarantee is referred to as a "Guarantor." Notwithstanding the foregoing, any
Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Equity Interest in, or all or substantially all the assets of, such Restricted Subsidiary, which is in compliance with the Indenture or (ii) (with respect to any Guarantees created after the date of the Supplemental Indenture) the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in, or guarantee by, such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 1014)

     Restriction on Transfer of Assets. The Company and the Guarantors will not sell, convey, transfer or otherwise dispose of their respective assets or property to any of the Company's Restricted Subsidiaries (other than any Guarantor), except for sales, conveyances, transfers or other dispositions made in the ordinary course of business and except for capital contributions to any Restricted Subsidiary, the only material assets of which are broadcast licenses. For purposes of this provision, any sale, conveyance, transfer, lease or other disposition of property or assets, having a Fair Market Value in excess of (a) $1,000,000 for any sale, conveyance, transfer, leases or disposition or series of related sales, conveyances, transfers, leases and dispositions and (b) $5,000,000 in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of the Company shall not be considered "in the ordinary course of business." (Section
1015)

     Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things, the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. A Change of Control will also result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. See "Description of Indebtedness -- Bank Credit Agreement." Moreover, the Bank Credit Agreement prohibits the repurchase of the Notes by the Company. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will result in an Event of Default under the Indenture.

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     "Change of Control" means the occurrence of either of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company, provided that the Permitted Holders "beneficially own" (as so defined) a lesser percentage of such Voting Stock than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Company, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Disqualified Equity Interests or (y) cash, securities and other property (other than Equity Interests of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Limitation on Restricted Payments") and (B) no "person" or "group" other than Permitted Holders owns immediately after such transaction, directly or indirectly, more than the greater of (1) 40% of the total outstanding Voting Stock of the surviving corporation and (2) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

     "Permitted  Holders" means as of the date of determination (i) any of David
D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith; (ii) family members or the relatives of the Persons described in clause (i); (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or
(iv) or any trust for the benefit of any such trust; or (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and
(ii), such Person's estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company.

     The provisions of the Indenture will not afford holders of Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. (Section 1016)

     Limitation on Subsidiary Equity Interests. The Company will not permit any Restricted Subsidiary of the Company to issue any Equity Interests, except for
(i) Equity Interests issued to and held by the Company or a Wholly Owned Restricted Subsidiary, and (ii) Equity Interests issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Restricted Subsidiary merges with or into such Person; provided that such Equity Interests were not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C). (Section 1017)

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distribution on its Equity Interests, (ii) pay any Indebtedness owed to the Company or a Restricted Subsidiary of the Company, (iii) make any Investment in the Company or a Restricted Subsidiary of the Company or (iv) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except
(a) any encumbrance or restriction pursuant to an agreement in effect on the date of the Supplemental Indenture and listed on a schedule thereto; (b) any encumbrance or restriction, with respect to a Restricted Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contempla-
tion of, such Person becoming a Restricted Subsidiary; (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c), provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced or are not more restrictive than those set forth in the Indenture; and
(d) any encumbrance or restriction created pursuant to an asset sale agreement, stock sale agreement or similar instrument pursuant to which on Asset Sale permitted under "-- Limitation on Sale of Assets" is to be consummated, so long as such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement or instrument through a termination date not later than 270 days after such execution and delivery. (Section 1018)

     Limitation on Unrestricted Subsidiaries. The Company will not make, and will not permit any of its Restricted Subsidiaries to make, any Investments in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "-- Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by the Company and (ii) may be made in cash or property. (Section 1019)

     Provision of Financial Statements. The Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event
(x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the Note register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. (Section 1020)

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS


     The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto: (i) either (1) the Company shall be the continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness under the provisions of "-- Certain Covenants -- Limitation on Indebtedness" (other than Permitted Indebtedness); (v) each
Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

     Each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a Consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and giving effect thereto: (i) either (1) such Guarantor shall be the continuing corporation or (2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate. The provisions of this paragraph shall not apply to any transaction (including an Asset Sale made in accordance with "-- Certain Covenants -- Limitation on Sale of Assets") with respect to any Guarantor if the Guarantee of such Guarantor is released in connection with such transaction in accordance with paragraph (c) of "-- Certain Covenants -- Limitation on Issuances of Guarantees of and Pledges for Indebtedness." (Section 801)

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company or any Guarantor is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or such Guarantor, as the case may be, would be discharged from its obligations under the Indenture, the Notes or its Guarantee, as the case may be. (Section 802)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

       (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

       (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

       (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Certain Covenants -- Purchase of Notes Upon a Change of Control;"

       (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000 in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

       (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

       (vi) one or more judgments, orders or decrees for the payment of money in excess of $5,000,000, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either
   (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

       (vii) any holder or holders of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

       (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Restricted Subsidiary under any applicable federal or state law, or
   appointing   a   custodian,   receiver,   liquidator,   assignee,   trustee,
   sequestrator (or other similar official) of the Company, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

       (ix) (a) the Company, any Guarantor or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix). (Section 501)

     If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or (b) acceleration of the Indebtedness under the Bank Credit Agreement. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceeding. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration is given by the holders of the Notes, the holders of the Notes shall give notice to the agent under the Bank Credit Agreement of such acceleration.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived. (Section
502)

     The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. (Section
513)

     The Company is also required to notify the Trustee within five business days of the occurrence of any Default. (Section 501) The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. (Section 1021) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby. (Section 602)

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.



DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option, at any time, elect to have the obligations of the Company, each of the Guarantors and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, each of the Guarantors and any other obligor under the Indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,
(ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes. (Sections 401, 402 and 403)

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government
Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity of such principal or installment of
principal  or  interest  (or  on  any  date  after       , 2002 (such date being
referred to as the "Defeasance Redemption Date"), if when exercising either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the

Trustee for the Notes to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)



SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture relating to the Notes by the Company or any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture relating to the Notes have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture relating to the Notes or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound. (Section 1301)



MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture relating to the Notes may be made by the Company, any Guarantor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or in the case of redemption, on or after the redemption date) (other than provisions relating to the covenants set forth under "-- Certain Covenants -- Limitation on Sale of Assets); (ii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Certain Covenants -- Purchase of Notes Upon a Change of Control," including amending, changing or modifying any definitions with respect thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture relating to the Notes cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee; provided further, that no such modification or amendment may, without the consent of the holders of 66 2/3% of the outstanding Notes affected thereby, amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain Covenants --
Limitation on Sale of Assets" including amending, changing or modifying any definitions with respect thereto. (Section 902)

     The  holders  of  a  majority  in  aggregate  principal amount of the Notes
outstanding   may  waive  compliance  with  certain  restrictive  covenants  and provisions of the Indenture relating to the Notes. (Section 1022)


GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.



PAYMENT AND PAYING AGENT


     Payments in respect of the Notes shall be made to The Depository Trust Company ("DTC"), which shall credit the relevant accounts at DTC on the applicable payment dates or, if the Notes are not held by DTC, such payments shall be made at the office or agency of the Paying Agent maintained for such purpose, or at the option of the Company, by check mailed to the address of the holder entitled thereto as such address shall appear on the Notes Register. The Paying Agent shall initially be First Union National Bank. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Company. In the event that First Union National Bank chooses no longer to be the Paying Agent, the Company shall appoint a successor (which shall be a bank or trust company) acceptable to the Company to act as Paying Agent.



BOOK-ENTRY SECURITIES; THE DEPOSITORY TRUST COMPANY; DELIVERY AND FORM

     DTC will act as notes depositary for the Notes.

     Except as described in the next paragraph, the Notes initially will be represented by a Global Note. The Global Note will be deposited on the date of initial issuance with, or on behalf of DTC and registered in the name of Cede & Co. (DTC's nominee).

     The laws of certain jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Note as represented by a global certificate.

     DTC has informed the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants
("Participants") deposit with DTC. DTC also facilitates the settlement of securities transactions among Participants through electronic com-puterized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Exchanges of Notes that are represented by a Global Note within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual owner of each Note ("Beneficial Owner") is in turn to be recorded on the Direct Participants and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their holdings, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owners hold Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial
Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as described below.

     DTC  will  have  no knowledge of the actual Beneficial Owners of the Notes;
DTC's records will reflect only the identity of the Direct Participants to whose accounts such Notes will be credited, which may or may not be the Beneficial Owners. The Participants will be responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Notes in accordance with its procedures.

     Although voting with respect to the Notes is limited in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Notes will be made by the Company to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each such Participant and not of DTC or any Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

     DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Certificated Securities representing the Notes will be printed and delivered. If an Event of Default occurs under the Indenture or if the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), Certificated Securities representing the Notes will be printed and delivered.

     The Notes will be delivered in certificated form if (i) DTC ceases to be registered as a clearing agency under the Exchange Act or is no longer willing or able to provide securities depository services with respect to the Notes,
(ii) the Company so determines, or (iii) there shall have occurred an Event of Default or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Note and such Event of Default or event continues for a period of 90 days.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources the Company believe to be reliable. Neither the Company nor any Trustee has any responsibility for the accuracy of such information or performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.



REGISTRAR AND TRANSFER AGENT

     First Union National Bank will act as registrar and transfer agent for the Notes (the "Notes Registrar").

     As   described  under  "--  Book-Entry  Securities;  The  Depository  Trust
Company; Delivery and Form," so long as the Notes are in book-entry form, registration of transfers and exchanges of Notes will be made through Direct Participants and Indirect Participants in DTC. If physical certificates representing the Notes are issued, registration of transfers and exchanges of Notes will be effected without charge by or on behalf of the Company, but, in the case of a transfer, upon payment (with the giving of such indemnity as the Company may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

     The Company will not be required to register or cause to be registered any transfer of Notes during a period beginning 15 days prior to the mailing of notice of redemption of Notes and ending on the day of such mailing.


CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, (ii) any other Person that owns, directly or indirectly, 5% or more of such Person's Equity Interests or any officer or director of any such Person or other Person or, with respect to any natural Person, any person having a relationship with such Person or other Person by blood, marriage or adoption not more remote than first cousin or
(iii) any other Person 10% or more of the voting Equity Interests of which are beneficially owned or held directly or indirectly by such specified person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Restricted Subsidiaries; or (iii) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets," (B) that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture or (C) that aggregates not more than $1,000,000 in gross proceeds.

     "Asset Swap" means an Asset Sale by the Company or any Restricted Subsidiary in exchange for properties or assets that will be used in the business of the Company and its Restricted Subsidiaries existing on the date of the Indenture or reasonably related thereto.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by
(ii) the sum of all such principal payments.

     "Bank  Credit  Agreement"  means  the  Third  Amended  and  Restated Credit
Agreement, dated as of May 20, 1997, between Sinclair, the subsidiaries of Sinclair identified on the signature pages thereof under the caption "SUBSIDIARY GUARANTORS," the lenders named therein and The Chase Manhattan Bank as agent, as amended and as such agreement may be further amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). For all purposes under the Indenture, "Bank Credit Agreement" shall include any amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or any other modifications that increase the principal amount of the Indebtedness or the commitments to lend thereunder and have been made in compliance with "-- Certain Covenants -- Limitation on Indebtedness;" provided that, for purposes of the definition of "Permitted Indebtedness," no such increase may result in the principal amount of Indebtedness of the Company under the Bank Credit Agreement exceeding the amount permitted by clause (i) of the definition of "Permitted Indebtedness."

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Capital Lease Obligation" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Company" means Sinclair Broadcast Group, Inc., a corporation incorporated under the laws of the State of Maryland, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

     "Consolidated Interest Expense" means, without duplication, for any period, the sum of (a) the interest expense of the Company and its Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) the interest component of the Capital Lease

Obligations paid, accrued and/or scheduled to be paid or accrued by the Company during such period, and all capitalized interest of the Company and its Consolidated Restricted Subsidiaries, in each case as determined in accordance with GAAP consistently applied.

     "Consolidated Net Income (Loss)" means, for any period, the Consolidated net income (or loss) of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP consistently applied, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains but not losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Consolidated Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Consolidated Restricted Subsidiaries by such other Person during such period, (iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains but not losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, or (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders.

     "Consolidated Net Worth" means the Consolidated equity of the holders of Equity Interests (excluding Disqualified Equity Interests) of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP consistently applied.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) if and to the extent the accounts of such Person and each of its subsidiaries (other than any Unrestricted Subsidiaries) would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied. The term "Consolidated" shall have a similar meaning.

     "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense from September 30, 1993 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Cumulative Operating Cash Flow" means, as of any date of determination, Operating Cash Flow from September 30, 1993 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date on a Consolidated basis plus the aggregate liquidation preference or redemption amount of all Disqualified Equity Interests of the Company (excluding any such Disqualified Equity Interests held by the Company or a Wholly Owned Restricted Subsidiary of the Company) to (b) Operating Cash Flow of the Company and its Restricted Subsidiaries on a Consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date, determined on a pro forma basis (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted
Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition as if such acquisition had occurred at the beginning of such four-quarter period; and (iv) any acquisition or disposition by the

Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition had been consummated on the first day of such four-quarter period).

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disqualified Equity Interests" means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be required to be, redeemed prior to any Stated Maturity of the principal of the Notes or are redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or are convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Equity Interests.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Film Contract" means contracts with suppliers that convey the right to broadcast specified films, videotape motion pictures, syndicated television programs or sports or other programming.

     "Founders' Notes" means the term notes, dated September 30, 1990, made by the Company to Julian S. Smith and to Carolyn C. Smith pursuant to a stock redemption agreement, dated June 19, 1990, among the Company, certain of its Subsidiaries, Julian S. Smith, Carolyn C. Smith, David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Guarantee"   means  the  guarantee  by  any  Guarantor  of  the  Company's
Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means the Subsidiaries listed as guarantors in the Indenture or any other guarantor of the Indenture Obligations. The Guarantors currently consist of all the Company's Subsidiaries other than Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee Inc. and the Trust.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but includ-ing, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Equity Interests of such Person, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Disqualified Equity Interests valued at the greater of their voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through
(viii) above; provided, however, that the term Indebtedness shall not include any obligations of the Company and its Restricted Subsidiaries with respect to Film Contracts entered into in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any Guaranteed Debt referred to in clause (vii) above at such date. The Indebtedness of the Company and its Restricted Subsidiaries shall not include any Indebtedness of Unrestricted Subsidiaries so long as such Indebtedness is non-recourse to the Company and the Restricted Subsidiaries. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests.

     "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the terms thereof.

     "Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary) is an employee, insider, associate or Affiliate of the Company or a Subsidiary or has held any such position during the previous five years or (ii) who is a director, an employee, insider, associate or Affiliate of another party to the transaction in question.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into from time to time by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and any obligations in respect of any Hedging Agreements (as defined in the Bank Credit Agreement).

     "Investments" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Equity Interests, bonds, notes, debentures or other securities or assets issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

     "Local Marketing Agreement" means a local marketing arrangement, sale agreement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person (i) obtains the right to sell at least a majority of the advertising inventory of a television station on behalf of a third party, (ii) purchases at least a majority of the air time of a television station to exhibit programming and sell advertising time, (iii) manages the selling operations of a television station with respect to at least a majority of the advertising inventory of such station, (iv) manages the acquisition of programming for a television station, (v) acts as a program consultant for a television station, or (vi) manages the operation of a television station generally.

     "Maturity," when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as provided in the Note or as provided in the Indenture, whether at Stated Maturity, the offer date, or the redemption date and whether by declaration of acceleration, Offer in respect of excess proceeds, Change of Control, call for redemption or otherwise.

     "Minority Note" means the promissory note, dated December 26, 1986, made by the Company to Frederick M. Himes, B. Stanley Resnick and Edward A. Johnston, as representatives, pursuant to a stock purchase agreement, dated December 22, 1986, among the Company, Commercial Radio Institute, Inc., Chesapeake Television, Inc. and certain individuals.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,
(ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv)
amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Equity Interests, or debt securities or Equity Interests that have been converted into or exchanged for Equity Interests, as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any
Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Operating  Cash  Flow"  means, for any period, the Consolidated Net Income
(Loss) of the Company and its Restricted Subsidiaries for such period, plus (a) extraordinary net losses and net losses on sales of assets outside the ordinary course of business during such period, to the extent such losses were deducted in computing Consolidated Net Income (Loss), plus (b) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income (Loss), and any provision for taxes utilized in computing the net losses under clause (a) hereof, plus (c)

Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period, plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (Loss)
(including amortization of goodwill and other intangibles, including Film Contracts and write-downs of Film Contracts), minus (e) any cash payments contractually required to be made with respect to Film Contracts (to the extent not previously included in computing such Consolidated Net Income) (Loss).

     "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that is pari passu in right of payment to the Notes or any Guarantees, as the case may be.

     "Permitted Investment" means (i) Investments in any Wholly Owned Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted
Subsidiary described under clauses (vi) and (vii) of the definition of "Permitted Indebtedness" set forth in "-- Certain Covenants -- Limitation on Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 1013 to the extent such Investments are non-cash proceeds as permitted under such covenant; (v) guarantees of Indebtedness otherwise permitted by the Indenture; (vi) Investments in existence on the date of this Indenture; (vii) loans up to an aggregate of $1,000,000 outstanding at any time to employees pursuant to benefits available to the employees of the Company or any Restricted Subsidiary from time to time in the ordinary course of business; (viii) any Investments in the Securities; (ix) a Guarantee by any Guarantor and any other guarantee given by a Guarantor of any Indebtedness of the Company in accordance with this Indenture; (x) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (I) such Person becomes a Restricted Subsidiary or (II) such Person is merged, consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; and
(xi) other Investments that do not exceed $5,000,000 at any time outstanding.

     "Permitted Subsidiary Indebtedness" means:

       (i) Indebtedness of any Guarantor under Capital Lease Obligations incurred in the ordinary course of business; and

       (ii) Indebtedness of any Guarantor (a) issued to finance or refinance the purchase or construction of any assets of such Guarantor or (b) secured by a Lien on any assets of such Guarantor where the lender's sole recourse is to the assets so encumbered, in either case (x) to the extent the purchase or construction prices for such assets are or should be included in "property and equipment" in accordance with GAAP and (y) if the purchase or construction of such assets is not part of any acquisition of a Person or business unit.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     "Preferred Equity Interest," as applied to the Equity Interests of any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class of such Person.

     "Public   Equity   Offering"   means,   with  respect  to  any  Person,  an
underwritten public offering by such Person of some or all of its Equity Interests (other than Disqualified Equity Interests), the net proceeds of which (after deducting any underwriting discounts and commissions) exceed $10,000,000.

     "Qualified Equity Interests" of any Person means any and all Equity Interests of such Person other than Disqualified Equity Interests.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Stated Maturity," when used with respect to any Indebtedness or any installment of interest thereon, means the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor subordinated in right of payment to the Notes or any Guarantee, as the case may be.

     "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500,000,000, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Rating Group ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500,000,000.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the
following conditions apply: (a) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness and (b) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "Certain Covenants -- Limitation on Unrestricted Subsidiaries" covenant. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the "Certain Covenants -- Limitation on Indebtedness" covenant. Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee, Inc. and the Trust are Unrestricted Subsidiaries.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Equity Interest of which is owned by the Company or another Wholly Owned Restricted Subsidiary. The Wholly Owned Restricted Subsidiaries of the Company currently consist of all the Company's Subsidiaries other than Cresap Enterprises, Inc., KDSM, Inc. and KDSM Licensee, Inc.

                          DESCRIPTION OF INDEBTEDNESS

     Capitalized terms used herein without definition have the meaning given them in the Bank Credit Agreement or the Existing Indentures (as defined), as the case may be. The terms of other indebtedness of the Company are set forth in other documents previously filed by the Company with the Commission. See "Available Information."

     The  following  sets  forth  the  material  terms  of  indebtedness  of the
Company:


BANK CREDIT AGREEMENT

     On May 20, 1997, the Company amended and restated the Bank Credit Agreement. The terms of the Bank Credit Agreement as amended and restated are summarized below. The summary set forth below does not purport to be complete and is qualified in its entirety by reference to the provisions of the Bank Credit Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

     The  Bank  Credit  Agreement  is comprised of two components, consisting of
(i) the $675 million Revolving Credit Facility and (ii) the $325 million term loan (the "Tranche A Term Loan"). An additional term loan (the "Tranche C Term Loan" and, together with the Tranche A Term Loan, the "Term Loans") in the amount of $400 million is available to the Company under the Bank Credit Agreement pursuant to the Incremental Facility (as defined) under certain circumstances described below. The Company has borrowed no funds with respect to the Tranche C Term Loan. The commitment under the Revolving Credit Facility is subject to mandatory quarterly reductions to the following percentages of the initial amount: 97.7% at December 31, 1997, 93.3% at December 31, 1998, 88.6% at December 31, 1999, 76.6% at December 31, 2000, and 58.1% at December 31, 2004. The Tranche A Term Loan is required to be repaid by the Company in equal quarterly installments beginning September 30, 1997 with the quarterly payments escalating annually through the final maturity date of December 31, 2004.

     The Company is entitled to prepay the outstanding amounts under the Revolving Credit Facility and the Term Loans subject to certain prepayment conditions and certain notice provisions at any time and from time to time. Partial prepayments of the Term Loans are applied in the inverse order of maturity to the outstanding loans on a pro rata basis. Prepaid amounts of the Term Loans may not be reborrowed. In addition, the Company is required to pay an amount equal to (i) 100% of the net proceeds in excess of $5 million from the sale of assets (other than in the ordinary course of business) not used within 270 days unless the Company has a contract to reinvest the proceeds within 90 days of the 270 days, (ii) insurance recoveries and condemnation proceeds not used for permitted uses within 270 days, (iii) 80% of Equity Issuances, net of prior approved uses and certain other exclusions not used within 270 days unless the Company has a contract to reinvest the proceeds within 90 days of the 270 days, and (iv) 50% of Excess Cash Flow so long as Total Debt/Adjusted EBITDA is greater than or equal to 5.0x, to the Banks for application first to prepay the Term Loans, pro rata in inverse order of maturity, and then to prepay outstanding amounts under the Revolving Credit Facility with a corresponding reduction in commitment.

     In addition to the Revolving Credit Facility and the Tranche A Term Loan, the Bank Credit Agreement provides that the Banks may, but are not obligated to, loan the Company up to an additional $400 million (the "Incremental Facility") at any time prior to September 29, 1998 pursuant to the Tranche C Term Loan. The Tranche C Term Loan, if agreed to by the Agent and funded by the Banks, would be in the form of a senior secured standby multiple draw term loan. The Incremental Facility would be available to fund the acquisition of WSYX and certain other acquisitions and would be repayable in equal quarterly installments beginning September 30, 1998, with the quarterly payment escalating annually through the final maturity date of December 31, 2004.

     The Company's obligations under the Bank Credit Agreement are secured by a pledge of substantially all of the Company's assets, including the stock of all of the Company's subsidiaries other than KDSM, Inc., KDSM Licensee, Inc., Cresap Enterprises, Inc. and the Trust. The subsidiaries of the Company (other than KDSM, Inc., KDSM Licensee, Inc., Cresap Enterprises, Inc. and the Trust) as well as Gerstell Development Corporation, Keyser Investment Group, Inc. and Cunningham Communications (each a "Stockholder Affiliate"), have guaranteed the obligations of the Company. In addition, all subsidiaries of the Company (other than Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee, Inc. and the Trust) have pledged, to the extent permitted by law, all of their assets to the Banks and Gerstell Development Corporation, Keyser Investment Group, Inc. and Cunningham Communications have pledged certain real property to the Banks.

     The Company has caused the FCC license for each television station (to the extent such license has been transferred or acquired) or the option to acquire such licenses to be held in a single-purpose entity utilized solely for such purpose (the "TV License Subsidiaries") with the exception of the options for WTTV and WTTK in the Indianapolis DMA, both of which are held by a single entity. The TV License Subsidiaries are in all instances owned by wholly-owned indirect subsidiaries of the Company. Additionally, the Company has caused the FCC licenses of the radio stations in each local market to be held by separate single purpose entities utilized solely for that purpose (the "Radio License Subsidiaries"). The Radio License Subsidiaries are in all instances owned by wholly-owned indirect subsidiaries of the Company.

     Interest on amounts drawn under the Bank Credit Agreement is, at the option of Company, equal to (i) the London Interbank Offered Rate plus a margin of .50% to 1.875% for the Revolving Credit Facility and for the Tranche A Term Loan, or
(ii) the Base Rate, which equals the higher of the Federal Funds Rate plus 1/2 of 1% or the Prime Rate of Chase, plus a margin of zero to .625% for the Revolving Credit Facility and the Tranche A Term Loan. The Company must maintain interest rate hedging arrangements or instruments for at least 60% of the principal amount of the facilities until May 20, 1999.

     The Bank Credit Agreement contains a number of covenants which restrict the operations of the Company and its subsidiaries, including the ability to: (i) merge, consolidate, acquire or sell assets; (ii) create additional indebtedness or liens; (iii) pay dividends; and (iv) enter into certain arrangements with or investments in affiliates. The Company and its subsidiaries are also prohibited under the Bank Credit Agreement from incurring obligations relating to the acquisition of programming if, as a result of such acquisition, the cash payments on such programming exceed specified amounts set forth in the Bank Credit Agreement.

     In addition, the Company must comply with certain other financial covenants in the Bank Credit Agreement which include: (i) Fixed Charges Ratio of no less than 1.05 to 1 at any time; (ii) Interest Coverage Ratio of no less than 1.8 to 1 from the Restatement Effective Date to December 30, 1998 and increasing each fiscal year to 2.20 to 1 from December 31, 2000 and thereafter; and (iii) a Senior Indebtedness Ratio of no greater than 5.0x from the Restatement Effective Date declining to 4.0x by December 31, 2001 and at all times thereafter and (iv) a Total Indebtedness Ratio of no greater than 6.75 to 1 from the Restatement Effective Date declining to 6.50 to 1 on December 31, 1997 and thereafter declining over time to 4.00 to 1 by December 31, 2001 and at all times thereafter.

     The Events of Default under the Bank Credit Agreement include, among others: (i) the failure to pay principal, interest or other amounts when due;
(ii) the making of untrue representations and warranties in connection with the Bank Credit Agreement; (iii) a default by the Company or the subsidiaries in the performance of its obligations under the Bank Credit Agreement or certain related security documents; (iv) certain events of insolvency or bankruptcy, (v) the rendering of certain money judgments against the Company or its subsidiaries; (vi) the incurrence of certain liabilities to certain plans governed by the Employee Retirement Income Security Act of 1974; (vii) a change of control or ownership of the Company or its subsidiaries; (viii) the security documents being terminated and ceasing to be in full force and effect; (ix) any broadcast license (other than a non-material license) being terminated, forfeited or revoked or failing to be renewed for any reason whatsoever or for any reason a subsidiary shall at any time cease to be a licensee under any broadcast license (other than a non-material broadcast license); (x) any LMA or options to acquire License Assets being terminated for any reason whatsoever;
(xi) any amendment, modification, supplement or waiver of the provisions of the Indenture without the prior written consent of the majority lenders; and (xii) a payment default on any other indebtedness of the Company if the principal amount of such indebtedness exceeds $5 million.

EXISTING NOTES UNDER EXISTING INDENTURES

     The Company has issued and outstanding indebtedness pursuant to the 1993 Notes, the 10% Senior Subordinated Notes due 2005 (the "1995 Notes") and the 9% Senior Subordinated Notes due 2007 (the "1997 Notes," and, together with the 1993 Notes and the 1995 Notes, the "Existing Notes"). The Existing

Notes were issued under Indentures dated December 9, 1993 (as amended, modified or supplemented from time to time the "1993 Indenture"), August 28, 1995 (as amended, modified or supplemented from time to time, the "1995 Indenture") and July 2, 1997 (as amended, modified or supplemented from time to time, the "1997 Indenture" and together with the 1993 Indenture and the 1995 Indenture, the "Existing Indentures"). Pursuant to the terms of the Existing Indentures, the Existing Notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis by all of the Subsidiaries, except Cresap Enterprises, Inc., KDSM, Inc., KDSM Licensee, Inc. and the Trust.

     The 1993 Notes mature on December 15, 2003, the 1995 Notes mature on September 30, 2005 and the 1997 Notes mature on July 15, 2007, and are unsecured senior subordinated obligations of the Company. The 1993 Indenture limited the aggregate principal amount of the 1993 Notes to $200.0 million, the 1995 Indenture limited the aggregate principal amount of the 1995 Notes to $300.0 million and the 1997 Indenture limited the aggregate principal amount of the 1997 Notes to $200.0 million. The 1993 Notes bear interest at the rate of 10% per annum payable semi-annually on June 15 and December 15 of each year, the 1995 Notes bear interest at a rate of 10% per annum payable semi-annually on September 30 and March 30 of each year and the 1997 Notes bear interest at a rate of 9% per annum payable semi-annually on January 15 and July 15 of each year.


     The Company issued $200.0 million of the 1993 Notes on December 9, 1993. $100.0 million of these Notes were subsequently redeemed by the Company in March 1994 with proceeds from the sale of the original 1993 Notes that had been held in escrow pending their expected use in connection with certain acquisitions of the Company that were instead financed through drawings under the Bank Credit Agreement. As of the date hereof, $100.0 million of the 1993 Notes remain outstanding. The Company issued $300.0 million of the 1995 Notes on August 28, 1995 and $200.0 million of the 1997 Notes on July 2, 1997. As of the date hereof, $300.0 million of the 1995 Notes remain outstanding and $200.0 million of the 1997 Notes remain outstanding.

     The 1993 Notes are redeemable in whole or in part prior to maturity at the option of the Company on or after December 15, 1998 at certain redemption prices specified in the 1993 Indenture. The 1995 Notes are redeemable in whole or in part prior to maturity at the option of the Company on or after September 30, 2000 at certain redemption prices specified in the 1995 Indenture. The 1997 Notes are redeemable in whole or in part prior to maturity at the option of the Company on or after July 15, 2002 at certain redemption prices specified in the 1997 Indenture.

     The Company has commenced the Tender Offer and related consent solicitation for all of the 1993 Notes. See "Summary -- Recent Developments -- The Tender Offer."

     The Existing Notes are general unsecured obligations of the Company and subordinated in right of payment to all Senior Indebtedness (as defined in the Existing Indentures), including all indebtedness of the Company under the Bank Credit Agreement.

     Upon a Change of Control (as defined in the Existing Indentures), each holder of the Existing Notes will have the right to require the Company to repurchase such holder's Existing Notes at a price equal to 101% of the principal amount plus accrued interest through the date of repurchase. A Change of Control will also result in an event of default under the Bank Credit Agreement and could result in an acceleration of the indebtedness under the Bank Credit Agreement. See "-- Bank Credit Agreement." In addition, the Company will be obligated to offer to repurchase Existing Notes at 100% of their principal amount plus accrued interest through the date of repurchase in the event of certain asset sales.

     The Existing Indentures include covenants that impose certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right to the payment of any senior debt and senior in right of payment to the Existing Notes, incur liens, impose restrictions on the ability of the Company's Subsidiaries to pay dividends or make any payments to the Company, or merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. See "Risk Factors -- Restrictions Imposed by Terms of Indebtedness" in the accompanying Prospectus.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement (the "Underwriting Agreement"), each of the underwriters named below (the "Underwriters"), has agreed, severally and not jointly, to purchase from the Company the principal amount of Notes set forth opposite the name of such Underwriter below:


                                                PRINCIPAL
                                                  AMOUNT
          UNDERWRITERS                         OF NOTES
          ------------------------------------ -------------
           Salomon Brothers Inc   ............  $
           Chase Securities Inc.  ............  $
            Total  ...........................  $150,000,000
                                                ============


     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters will be obligated to take and pay for all of the Notes offered hereby if any of such Notes are purchased.

     The Underwriters initially propose to offer part of the Notes offered hereby directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the Notes offered hereby to certain dealers at a price which represents a concession not in excess of % of the principal amount per Note under the price to the public. The Underwriters may allow, and such dealers may reallow, a concession not in excess of % of the principal amount per Note to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the Underwriters.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In the Underwriting Agreement, subject to the conditions thereof, the Company and the Guarantors have agreed that for a period of 150 days after the date of this Prospectus Supplement, they will not, without the prior consent of Salomon Brothers Inc, on behalf of the Underwriters, issue, offer to sell, sell, grant any option for the sale of, or otherwise dispose of any debt securities (other than any debt under the Bank Credit Agreement), other than the Notes.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of the Offering to cover such short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Chase Securities Inc. is an affiliate of The Chase Manhattan Bank which is agent bank and a lender to the Company under the Bank Credit Agreement. The Chase Manhattan Bank will receive its proportionate share of any repayment by the Company of amounts outstanding under the Bank Credit Agreement from the proceeds of the sale of the Notes.

     Salomon Brothers Inc, Chase Securities Inc. and their respective affiliates have from time to time performed various investment banking and other financing services for the Company and its affiliates and have received customary fees in respect of such services.

     The Company has been advised by the Underwriters that they currently intend to make a market in the Notes. However, such entities are not obligated to do so, and any market making may be discontinued at any time without any notice. There can be no assurance as to whether an active trading market for the Notes will develop.


                                  LEGAL MATTERS

     Certain matters will be passed upon for the Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. See "Legal Matters" in the accompanying Prospectus for information regarding legal matters to be passed upon for the Company.

PROSPECTUS

                                $1,000,000,000


                                      [SBG
                            Sinclair Broadcast Group
                                      Logo]


                              CLASS A COMMON STOCK
                                 DEBT SECURITIES
                                 PREFERRED STOCK

                                -----------------

     Sinclair Broadcast Group, Inc. ("Sinclair " or the "Company") may from time to time offer, together or separately, its (i) Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt
Securities") or subordinated debt securities (the "Subordinated Debt Securities") and (iii) shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), in amounts, at prices and on terms to be determined at the time of the offering. The Class A Common Stock, the Debt Securities and the Preferred Stock are collectively called the "Securities."

     The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 in aggregate initial public offering price. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, maturity, premium, if any, the interest, if any (which may be at a fixed or variable rate), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any conversion into Class A Common Stock, guarantees, if any, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system, acceleration, if any, and other terms and (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into Class A Common Stock or Debt Securities, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system and other terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company. Debt Securities may be guaranteed to the extent specified in the applicable Prospectus Supplement (the "Guarantees") by certain subsidiaries of the Company specified in the Prospectus Supplement (the "Guarantors").

     The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.

     The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable to the Securities offered.

                                -----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

                                -----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURI-
     TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is December 5, 1997

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, Room 1228, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. Such reports and other information can also be reviewed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR") which is publicly available though the Commission's Web site (http:// www.sec.gov). In addition, the Company's Class A Common Stock is listed on the Nasdaq Stock Market's National Market System, and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus and any accompanying Prospectus Supplement do not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Statements contained herein and in any accompanying Prospectus Supplement concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of the document so filed. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the offices of the Commission or on EDGAR or copies thereof may be obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act are incorporated hereby by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as amended), together with the report of Arthur Andersen LLP, independent certified public accountants;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

          (c) The Company's Current Reports on Form 8-K and Form 8-K/A filed May 10, 1996, May 13, 1996, May 17, 1996, May 29, 1996, August
               30, 1996,  September 5, 1996,  August 26, 1997,  August 29, 1997,
               October 8, 1997 and December 5, 1997.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

     A copy of any and all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference into any such document) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Requests should be directed to:

                              Patrick J. Talamantes
                         Sinclair Broadcast Group, Inc.
                               2000 W. 41st Street
                            Baltimore, Maryland 21211


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES OFFERED HEREBY TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

     IN CONNECTION WITH THE OFFERING OF SECURITIES PURSUANT TO THIS PROSPECTUS, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE EXCHANGE ACT. SEE "PLAN OF DISTRIBUTION."

     Unless the context otherwise indicates, as used herein, the "Company" or "Sinclair" means Sinclair Broadcast Group, Inc. and its direct and indirect wholly-owned subsidiaries (collectively, the "Subsidiaries").


                                   THE COMPANY


     The Company is a diversified broadcasting company that owns or provides programming services to more television stations than any other commercial broadcasting group in the United States. The Company currently owns or provides programming services pursuant to Local Marketing Agreements (LMAs) to 29 television stations, has pending acquisitions of 11 additional television stations, and has pending acquisitions of the rights to provide programming to five additional television stations. The Company believes it is also one of the top ten radio groups in the United States, when measured by the total number of radio stations owned or programmed pursuant to LMAs by the Company. The Company owns or programs pursuant to LMAs 30 radio stations, two of which the Company has options to acquire, has pending acquisitions of 37 radio stations and has options to acquire two additional radio stations. The Company has entered into an agreement to sell or exchange four of the radio stations it currently owns or programs and the prospective buyer of three of the radio stations currently programs such stations pursuant to an LMA.

     The Company is a Maryland corporation formed in 1986. The Company's principal offices are located at 2000 West 41st Street, Baltimore, Maryland 21211, and its telephone number is (410) 467-5005.


                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should review carefully the following risks concerning the Company, the Securities and the broadcast industry before purchasing the Securities offered hereby.


SUBSTANTIAL LEVERAGE AND PREFERRED STOCK OUTSTANDING

     The Company has consolidated indebtedness that is substantial in relation to its total stockholders' equity. As of September 30, 1997, the Company had outstanding long-term indebtedness (including current installments) of approximately $939.2 million. In addition, Sinclair Capital, a subsidiary trust of the Company (the "Trust"), had issued and outstanding $200 million aggregate liquidation amount of 11 5/8% High Yield Trust Offered Preferred Securities (the "Preferred Securities"), which are ultimately backed by $206.2 million liquidation amount of Series C Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock") each of which must be redeemed in 2009. The Company may borrow additional amounts under a bank credit facility governed by an Amended and Restated Credit Agreement dated as of May 20, 1997 with The Chase Manhattan Bank, as agent (as amended from time to time, the "Bank Credit Agreement"), under which $316.1 million was outstanding as of September 30, 1997 and expects to do so to finance its pending acquisitions, including, without limitation, the acquisition of assets (the "Heritage Acquisition") from certain subsidiaries of Heritage Media Corporation, Inc. (collectively, "Heritage"), the acquisition of 100% of the stock of Lakeland Group Television, Inc. and the acquisition, directly or indirectly, of all of the equity interests of Max Media Properties, L.L.C. The Company also had outstanding 1,085,983 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") with an aggregate liquidation preference of $108.6 million as of October 1, 1997 and 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Series D Convertible Exchangeable Preferred Stock") with an aggregate liquidation preference of approximately $172.5 million, which is exchangeable at the option of the Company in certain circumstances for subordinated debentures of the Company with an aggregate principal amount of approximately $172.5 million. The Company also has significant program contracts payable and commitments for future programming. Moreover, subject to the restrictions contained in its debt instruments and preferred stock, the Company may incur additional debt and issue additional preferred stock in the future.

     The Company and its Subsidiaries have and will continue to have significant payment obligations relating to the Bank Credit Agreement, the 10% Senior Subordinated Notes due 2003 (the "1993 Notes"), the 10% Senior Subordinated Notes due 2005 (the "1995 Notes"), the 9% Senior Subordinated Notes due 2007

(the "1997 Notes," and, together with the 1993 Notes and the 1995 Notes, the "Existing Notes"), and the Preferred Securities, and a significant amount of the Company's cash flow will be required to service these obligations. In addition, the Company will be required to pay dividends on the Series D Convertible Exchangeable Preferred Stock, and may be required to pay dividends on the Series B Convertible Preferred Stock in certain circumstances. See "Description of Capital Stock -- Existing Preferred Stock." The Company, on a consolidated basis, reported interest expense of $84.3 million for the year ended December 31, 1996. After giving pro forma effect to acquisitions completed by the Company in 1996, the issuance of the Preferred Securities, the issuance of the 1997 Notes, the Heritage Acquisition, and the Company's issuance in September 1997 of 4,345,000 shares (the "Common Stock Offering") of Class A Common Stock, and
3,450,000 shares of Series D Convertible Exchangeable Preferred Stock (the "Preferred Stock Offering"), as though each occurred on January 1, 1996, and the use of the net proceeds therefrom, the interest expense and subsidiary trust minority interest expense would have been $162.6 million. The weighted average interest rates on the Company's indebtedness under the Bank Credit Agreement during the year ended December 31, 1996 was 8.08%.

     The $675 million revolving credit facility available to the Company under the Bank Credit Agreement is subject to reductions (beginning September 30,
1997), and will mature on the last business day of December 2004. Payment of portions of the $325 million term loan under the Bank Credit Agreement began on September 30, 1997 and the term loan must be fully repaid by December 31, 2004. The 1993 Notes mature in 2003, the 1995 Notes mature in 2005 and the 1997 Notes mature in 2007. The Series C Preferred Stock must be redeemed in 2009. Required repayment of indebtedness of the Company totaling approximately $939.2 million will occur at various dates through July 15, 2007.

     The Company's current and future debt service obligations and obligations to make distributions on and to redeem preferred stock could have adverse consequences to holders of the Securities, including the following: (i) the Company's ability to obtain financing for future working capital needs or additional acquisitions or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness and payments related to the Preferred Securities, thereby reducing funds available for operations; (iii) the Company may be vulnerable to changes in interest rates under its credit facilities; and (iv) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures. If the Company is unable to service or refinance its indebtedness or preferred stock, it may be required to sell one or more of its stations to reduce debt service obligations.

     The Company expects to be able to satisfy its future debt service and dividend and other payment obligations and other commitments with cash flow from operations. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet such obligations and commitments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, it may be required to refinance all or a portion of its existing indebtedness or to obtain additional financing. There can be no assurance that any such refinancing or additional financing could be obtained on acceptable terms. If the Company is unable to service or refinance its indebtedness, it may be required to sell one or more of its stations to reduce debt service obligations.


COVENANT RESTRICTIONS ON DIVIDENDS AND REDEMPTION

     Certain covenants under the indentures relating to the Existing Notes (the "Existing Indentures"), the Bank Credit Agreement and the Articles Supplementary relating to the Series C Preferred Stock restrict the amount of dividends and redemptions that may be declared and paid by the Company on its capital stock, which will include Preferred Stock offered pursuant to this Prospectus unless otherwise provided in the applicable Prospectus Supplement. Although the Company presently believes it will be able to pay dividends on any Preferred Stock offered hereunder as required, there can be no assurance that the Company will be permitted under such restrictions to declare dividends throughout the term of the Preferred Stock. The Company may make other restricted payments or the Company's consolidated operating performance may decline, either of which could limit the Company's ability to declare divi-dends. In addition, under the terms of the Bank Credit Agreement, the Company may not be able to pay full cash dividends on Preferred Stock throughout the term of any Preferred Stock unless the Company's Total Indebtedness Ratio (as defined in the Bank Credit Agreement) improves from the Company's pro forma 1996 Total Indebtedness Ratio. The Company must also satisfy other financial covenants to pay cash dividends under the Bank Credit Agreement.


RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Existing Indentures and the Articles Supplementary relating to the Series C Preferred Stock restrict, among other things, the Company's and its Subsidiaries' (as defined in the Existing Indentures) ability to (i) incur additional indebtedness, (ii) pay dividends, make certain other restricted
payments  or  consummate   certain   asset  sales,   (iii)  enter  into  certain
transactions with affiliates, (iv) incur indebtedness that is subordinate in priority and in right of payment to any senior debt and senior in right of payment to the Existing Notes, (v) merge or consolidate with any other person, or (vi) sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Agreement contains certain other and more restrictive covenants, including restrictions on redemption of capital stock, a limitation on the aggregate size of future acquisitions undertaken without lender consent, a requirement that certain conditions be satisfied prior to consummation of future acquisitions, and a limitation on the amount of capital expenditures permitted by the Company in future years without lender consent. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and to satisfy certain financial condition tests. In addition, any Debt Securities may have other and more restrictive covenants. The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of these covenants could result in a default under the Bank Credit Agreement and/or the Existing Indentures and/or Debt Securities. In the event of a default under the Bank Credit Agreement, the Existing Indentures or any Debt Securities, the lenders and the noteholders could seek to declare all amounts outstanding under the Bank Credit Agreement, the Existing Notes or any Debt Securities, together with accrued and unpaid interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the Bank Credit Agreement could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the Bank Credit Agreement or the Existing Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company including Debt Securities. Substantially all of the assets of the Company and its Subsidiaries (other than the assets of KDSM, Inc. which ultimately back up the Preferred Securities) are pledged as security under the Bank Credit Agreement. The Subsidiaries (with the exception of Cresap Enterprises, Inc., KDSM, Inc. and KDSM Licensee, Inc.) also guarantee the indebtedness under the Bank Credit Agreement and the Existing Indentures.

     In addition to a pledge of substantially all of the assets of the Company and its Subsidiaries, the Company's obligations under the Bank Credit Agreement are secured by mortgages on certain real property assets of certain non-Company entities (the "Stockholder Affiliates") owned and controlled by the Company's current majority stockholders (David D. Smith, Frederick G. Smith, J. Duncan
Smith and Robert E. Smith, collectively, the "Controlling Stockholders"), including Cunningham Communications, Inc. ("CCI"), Gerstell Development Corporation ("Gerstell"), Gerstell Development Limited Partnership ("Gerstell LP") and Keyser Investment Group, Inc. ("KIG"). If the Company were to seek to replace the Bank Credit Agreement, there can be no assurance that the assets of these Stockholder Affiliates would be available to provide additional security under a new credit agreement, or that a new credit agreement could be arranged on terms as favorable as the terms of the Bank Credit Agreement without a pledge of such Stockholder Affiliates' assets.


SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES AND THE RELATED GUARANTEES; ASSET ENCUMBRANCES

     The payment of principal of, premium, if any, and interest on the Subordinated Debt Securities will be subordinated to the prior payment in full of Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, which, unless specified otherwise in the applicable Prospectus Supplement, will include, among other things, all indebtedness under the Bank Credit Agreement in-
cluding obligations under interest rate agreements related thereto (the "Bank Interest Rate Agreements"). Therefore, in the event of the liquidation, dissolution, reorganization, or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Subordinated Debt Securities only after Senior Indebtedness has been paid in full in cash or cash equivalents or in any other form acceptable to the holders of Senior Indebtedness, and there may not be sufficient assets to pay amounts due on all or any of the Subordinated Debt Securities. In addition, the Company may not pay principal of, premium, if any, interest on or any other amounts owing in respect of the Subordinated Debt Securities, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Subordinated Debt Securities, if any Designated Senior Indebtedness (as defined in the Supplemental Indenture relating to Subordinated Debt Securities) is not paid when due or any other default on Designated Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Subordinated Debt Securities for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of Debt Securities -- Subordination." Unless otherwise specified in the applicable Prospectus Supplement, the Company's and the Subsidiaries' ability to incur additional indebtedness will also be restricted under the indenture relating to the Subordinated Debt Securities.

     If Subordinated Debt Securities are guaranteed (the "Guarantees") by all or some of the Company's Subsidiaries (the "Guarantors"), unless otherwise specified in the applicable Prospectus Supplement, the Guarantees by the Guarantors will be subordinated in right of payment to the guarantees by the Guarantors of the Company's obligations under the Bank Credit Agreement including, but not limited to the obligations under any Bank Interest Rate Agreement related thereto.

     Unless otherwise  specified in the applicable  Prospectus  Supplement,  the
Debt Securities will not be secured by any of the Company's assets. The obligations of the Company under the Bank Credit Agreement including, but not limited to any Bank Interest Rate Agreement, however, are secured, to the extent permitted by law, by a first priority security interest in substantially all of the Company's assets, including the assets of the substantially all of the Company's Subsidiaries. Moreover, the Company's obligations under certain other indebtedness (the "Founders' Notes") are secured on a second priority basis by substantially all of the Company's assets, including the assets of substantially all of the Company's Subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the Bank Credit Agreement, any Bank Interest Rate Agreement or the Founders' Notes is accelerated, the lenders under the Bank Credit Agreement, any Bank Interest Rate Agreement or the holders of the Founders' Notes would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on the Company's assets. In any such event, because the Debt Securities will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Debt Securities could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims fully. See "Description of Debt Securities" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and Notes to the Consolidated Financial Statements in the filings incorporated by reference herein. In addition, KDSM, Inc.'s 11 5/8% Senior Debentures due 2009 (the "KDSM Senior Debentures"), $206.2 million principal amount of which is outstanding, are secured by a first priority security interest in the Series C Preferred Stock.


DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES; POSSIBLE INVALIDITY OF GUARANTEES

     The Debt Securities will be the obligations of the Company. Substantially all of the Company's operating assets are held by its Subsidiaries and substantially all of its income before provision or benefit for income taxes was derived from operations of its Subsidiaries. Therefore, the Company's ability to make interest and principal payments when due to holders of the Debt Securities is dependent, in part, upon the receipt of sufficient funds from its Subsidiaries.

     To the extent that a court were to find that: (i) any Guarantee of the Debt Securities was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor: (a) was insolvent; (b) was rendered insolvent by reason of the issuance of such Guarantee; (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business; or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Debt Securities. To the extent any Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Debt Securities would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Debt Securities against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Debt Securities relating to any voided Guarantee.


POTENTIAL RELEASE OF GUARANTEES

     Unless otherwise provided in the applicable Prospectus Supplement, any Guarantee of a Guarantor, if granted, may be released at any time upon any sale, exchange or transfer by the Company of the stock of such Guarantor or substantially all the assets of such Guarantor to a non-affiliate. Unless otherwise provided in the applicable Prospectus Supplement, under the Indentures, the net cash proceeds of any Asset Sale (as defined in the applicable Prospectus Supplement) will be required to be applied to the repayment of any Senior Indebtedness or to the purchase of properties and assets for use in the Company's businesses existing on the date of the Indenture or reasonably related thereto. Unless otherwise provided in the applicable Prospectus Supplement, any Guarantee of any of the Company's subsidiaries may also be released at such time as such subsidiary no longer guarantees any other debt of the Company.


CONFLICTS OF INTEREST

     In addition to their respective interests in the Company, the Controlling Stockholders have interests in various non-Company entities which are involved in businesses related to the business of the Company, including, among others, the operation of a television station in St. Petersburg, Florida since 1991 and a television station in Bloomington, Indiana since 1990. In addition, the Company leases certain real property and tower space from and engages in other transactions with the Stockholder Affiliates, which are controlled by the Controlling Stockholders. Although the Controlling Stockholders have agreed to divest interests in the Bloomington station that are attributable to them under applicable regulations of the Federal Communications Commission (the "FCC"), the Controlling Stockholders and the Stockholder Affiliates may continue to engage in the operation of the St. Petersburg, Florida station and other already existing businesses. However, under Maryland law, generally a corporate insider is precluded from acting on a business opportunity in his or her individual capacity if that opportunity is one which the corporation is financially able to undertake, is in the line of the corporation's business and of practical advantage to the corporation, and is one in which the corporation has an interest or reasonable expectancy. Accordingly, the Controlling Stockholders generally are required to engage in new business opportunities of the Company only through the Company unless a majority of the Company's disinterested directors decide under the standards discussed above, that it is not in the best interests of the Company to pursue such opportunities. Non-Company activities of the Controlling Stockholders such as those described above could, however, present conflicts of interest with the Company in the allocation of management time and resources of the Controlling Stockholders, a substantial majority of which is currently devoted to the business of the Company.

     In addition, there have been and will be transactions between the Company and Glencairn, Ltd. (with its subsidiaries, "Glencairn"), a corporation in which relatives of the Controlling Stockholders beneficially own a majority of the equity interests. Glencairn is the owner-operator and licensee of television stations WRDC in Raleigh/Durham, WVTV in Milwaukee, WNUV in Baltimore, WABM in Birmingham, KRRT in San Antonio, and WFBC in Asheville, North Carolina/Greenville/Spartanburg, South Carolina. The Company has also agreed to sell the assets essential for broadcasting a television signal in compliance with regulatory guidelines ("License Assets") relating to WTTE in Columbus, Ohio to Glencairn and to enter into an LMA with Glencairn pursuant to which the Company will provide programming services for this station after the acquisition of the License Assets by Glencairn. See "Business of Sinclair -- Broadcasting Acquisition Strategy" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein. The FCC has approved this transaction. However, the Company does not expect this transfer to occur unless the Company acquires the assets of WSYX in Columbus, Ohio.

     Two persons who are expected to become directors of the Company, Barry Baker (who is also expected to become an executive officer of the Company) and Roy F. Coppedge, III, have direct and indirect interests in River City Broadcasting, L.P. ("River City"), from which the Company purchased certain assets in 1996 (the "River City Acquisition"). In addition, in connection with the River City Acquisition, the Company has entered into various ongoing agreements with River City, including options to acquire assets that were not acquired at the time of the initial closing of the River City Acquisition, and an LMA relating to stations for which River City continues to own License Assets. See "Business -- Broadcasting Acquisition Strategy" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein. Messrs. Baker and Coppedge were not officers or directors of the Company at the time these agreements were entered into, but, upon their expected election to the Board of Directors of the Company and upon Mr. Baker's expected appointment as an executive officer of the Company, they may have conflicts of interest with respect to issues that arise under any continuing agreements and any other agreements with River City.

     The Bank Credit Agreement, the Existing Indentures and the Articles Supplementary relating to the Series C Preferred Stock provide (and the Debt Securities may provide) that transactions between the Company and its affiliates must be no less favorable to the Company than would be available in comparable transactions in arm's-length dealings with an unrelated third party. Moreover, the Existing Indentures provide (and the Debt Securities may provide) that any such transactions involving aggregate payments in excess of $1.0 million must be approved by a majority of the members of the Board of Directors of the Company and the Company's independent directors (or, in the event there is only one independent director, by such director), and, in the case of any such transactions involving aggregate payments in excess of $5.0 million, the Company is required to obtain an opinion as to the fairness of the transaction to the Company from a financial point of view issued by an investment banking or appraisal firm of national standing.


VOTING RIGHTS; CONTROL BY CONTROLLING STOCKHOLDERS;
POTENTIAL ANTI-TAKEOVER EFFECT OF DISPROPORTIONATE VOTING RIGHTS

     The Company's Common Stock has been divided into two classes, each with different voting rights. The Class A Common Stock entitles a holder to one vote per share on all matters submitted to a vote of the stockholders, whereas the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), 100% of which is beneficially owned by the Controlling Stockholders, entitles a holder to ten votes per share, except for "going private" and certain other transactions for which the holder is entitled to one vote per share. The Class A Common Stock, the Class B Common Stock and the Series B Preferred Stock vote together as a single class (except as otherwise may be required by Maryland law) on all matters submitted to a vote of stockholders, with each share of Series B Preferred Stock entitled to 3.64 votes on all such matters. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock and holders of Series B Convertible Preferred Stock may at any time convert each share of Series B Convertible Preferred Stock into 3.64 Shares of Class A Common Stock.

     The Controlling Stockholders own in the aggregate approximately 60% of the outstanding voting capital stock (including the Series B Preferred Stock) of the Company and control over 90% of all voting rights associated with the Company's capital stock. As a result, any three of the Controlling Stockholders will be able to elect a majority of the members of the board of directors of Sinclair and, thus, will have the ability to maintain control over the operations and business of the Company.

     The Controlling Stockholders have entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which they have agreed, for a period ending in 2005, to vote for each other as candidates for election to the board of directors of Sinclair. In addition, in connection with the River City Acquisition, the Controlling Stockholders and Barry Baker and Boston Ventures IV Limited Partnership and Boston Ventures IVA Limited Partnership (collectively, "Boston Ventures") have entered into a voting agreement (the "Voting Agreement") pursuant to which the Controlling Stockholders have agreed to vote in favor of certain specified matters including, but not limited to, the appointment of Mr. Baker and Mr. Coppedge (or another designee of Boston Ventures) to the Company's Board of Directors at such time as they are allowed to become directors pursuant to FCC rules. Mr. Baker and Boston Ventures, in turn, have agreed to vote in favor of the reappointment of each of the Controlling Stockholders to the Company's board of directors. The Voting Agreement will remain in effect with respect to Mr. Baker for as long as he is a director of the Company and will remain in effect with respect to Mr. Coppedge (or another designee of Boston Ventures) until the first to occur of (a) the later of (i) May 31, 2001 and (ii) the expiration of the initial five-year term of Mr. Baker's employment agreement and (b) such time as Boston Ventures no longer owns directly or indirectly through its interest in River City at least 721,115 shares of Class A Common Stock (including shares that may be obtained on conversion of the Series B Preferred Stock). See "Management -- Employment Agreements" in Sinclair's Form 8-K dated October 8, 1997 incorporated herein by reference.

     The disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock and the Stockholders' Agreement and the Voting Agreement may make the Company a less attractive target for a takeover than it otherwise might be or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company. In addition, the Company has the right to issue additional shares of preferred stock the terms of which could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company and accordingly may be used as an anti-takeover device.


DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT AGREEMENTS WITH KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers, regional directors and general managers. The loss of the services of any of the present officers, especially its President and Chief Executive Officer, David D. Smith, or Barry Baker, who is currently a consultant to the Company and is expected to become President and Chief Executive Officer of Sinclair Communications, Inc. (a wholly owned subsidiary of the Company that holds all of the broadcast operations of the Company, "SCI") and Executive Vice President and a director of the Company as soon as permissible under FCC rules, may have a material adverse effect on the operations of the Company. Each of the Controlling Stockholders has entered into an employment agreement with the Company, each of which terminates June 12, 1998, unless renewed for an additional one year period according to its terms, and Barry Baker has entered into an employment agreement that terminates in 2001. See "Management--Employment Agreements" in Sinclair's Form 8-K dated October 8, 1997. The Company has key-man life insurance for Mr. Baker, but does not currently maintain key personnel life insurance on any of its executive officers.

     Mr. Baker is Chief Executive Officer of River City and devotes a substantial amount of his business time and energies to those services. Mr. Baker cannot be appointed as an executive officer or director of the Company until such time as (i) either the Controlling Stockholders dispose of their attributable interests (as defined by applicable FCC rules) in a television station in the Indianapolis designated market area ("DMA") or Mr. Baker no longer has an attributable interest in WTTV or WTTK in Indianapolis; and (ii) either the Company disposes of its attributable interest in WTTE in Columbus or Mr. Baker no longer has an attributable interest in WSYX in Columbus. These events have not occurred as of the date of this Prospectus and, accordingly, Mr. Baker may be able to terminate his employment agreement at any time. If Mr. Baker's employment agreement is terminated under certain specified circumstances, Mr. Baker will have the right to purchase from the Company at fair market value either (i) the Company's broadcast operations in either the St. Louis market or the Asheville, North Carolina/ Greenville/Spartanburg, South Carolina market or (ii) all of the Company's radio operations, either of which may also have a material adverse effect on the operations of the Company.


RECENT RAPID GROWTH; ABILITY TO MANAGE GROWTH; FUTURE ACCESS TO CAPITAL

     Since the beginning of 1992, the Company has experienced rapid and substantial growth primarily through acquisitions and the development of LMA arrangements. In 1996 and 1997, the Company completed the River City Acquisition and other acquisitions, which increased the number of television stations owned or provided programming services by the Company from 13 to 29 and increased the number of radio stations owned or provided programming services from none to 30 radio stations. In addition, as of the date of this Prospectus, the Company has entered into agreements to acquire 11 television and 37 radio stations and the right to provide programming services to five television stations. The Company has options to acquire two additional radio stations. There can be no assurance that the Company will be able to continue to locate and complete acquisitions on the scale of the River City Acquisition, the Heritage Acquisition or in general. In addition, acquisitions in the television and radio industry have come under increased scrutiny from the Department of Justice and the Federal Trade Commission. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein. Accordingly, there is no assurance that the Company will be able to maintain its rate of growth or that the Company will continue to be able to integrate and successfully manage such expanded operations. Inherent in any acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities which could have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisitions. Additional debt or capital may be required in order to complete future acquisitions, and there can be no assurance the Company will be able to obtain such financing or raise the required capital.


DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF LOCAL, REGIONAL AND NATIONAL ECONOMIC CONDITIONS

     The Company's operating results are primarily dependent on advertising revenues which, in turn, depend on national and local economic conditions, the relative popularity of the Company's programming, the demographic characteristics of the Company's markets, the activities of competitors and other factors which are outside the Company's control. Both the television and radio industries are cyclical in nature, and the Company's revenues could be adversely affected by a future local, regional or national recessionary environment.


RELIANCE ON TELEVISION PROGRAMMING

     One of the Company's most significant operating cost components is television programming. There can be no assurance that the Company will not be exposed in the future to increased programming costs which may materially adversely affect the Company's operating results. Acquisitions of program rights are usually made two or three years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.


CERTAIN NETWORK AFFILIATION AGREEMENTS

     All but one of the television stations owned or provided programming services by the Company are affiliated with a network. Under the affiliation agreements, the networks possess, under certain circumstances, the right to terminate the agreement on prior written notice generally ranging between 15 and 45 days, depending on the agreement.

     Ten of the stations currently owned or programmed by the Company are affiliated with Fox and 39.0% of the Company's revenue in 1996 on a pro forma basis (without giving effect to the Heritage Acquisition) was from Fox-affiliated stations. WVTV, a station to which the Company provides pro-gramming services in Milwaukee, Wisconsin pursuant to an LMA, WTTO, a station owned by the Company in Birmingham, Alabama, and WDBB, a station to which the Company provides programming services in Tuscaloosa, Alabama pursuant to an LMA, each of which was previously affiliated with Fox, had their affiliation agreements with Fox terminated by Fox in December 1994, September 1996 and September 1996, respectively. WVTV, WTTO and WDBB are now affiliates of The WB Television Network ("WB"). In addition, the Company has been notified by Fox of Fox's intention to terminate WLFL's affiliation with Fox in the Raleigh-Durham market and WTVZ's affiliation with Fox in the Norfolk market, effective August 31, 1998, and the Company has entered into an agreement with WB for those stations to become affiliated with WB at that time. On August 20, 1996, the Company entered into an agreement with Fox limiting Fox's rights to terminate the Company's affiliation agreements with Fox in other markets, but there can be no assurance that the Fox affiliation agreements will remain in place or that Fox will continue to provide programming to affiliates on the same basis that currently exists. See "Business of Sinclair--Television Broadcasting" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein. The Company's UPN affiliation agreements expire in January 1998 (except for the affiliation agreement with respect to two stations, which expires in January 1999). The non-renewal or termination of affiliations with Fox or any other network could have a material adverse effect on the Company's operations.

     Each of the affiliation agreements relating to television stations involved in the River City Acquisition (other than River City's ABC and Fox affiliates) became terminable by the network upon transfer of the License Assets of the stations. These stations are continuing to operate as network affiliates, but there can be no assurance that the affiliation agreements will be continued, or that they will be continued on terms favorable to the Company. If any affiliation agreements are terminated, the affected station could lose market share, may have difficulty obtaining alternative programming at an acceptable cost, and may otherwise be adversely affected.

     Twelve stations owned or programmed by the Company are affiliated with UPN, a network that began broadcasting in January 1995. Three stations owned or programmed by the Company are operated as affiliates of WB, a network that began broadcasting in January 1995, and, pursuant to an agreement between the Company and WB, certain of the Company's stations affiliated with UPN will become affiliated with WB when their current affiliations expire in January 1998 (or in the case of two stations, January 1999). There can be no assurance as to the future success of UPN or WB programming or as to the continued operation of the UPN or WB networks. In connection with the change of affiliation of certain of the Company's stations from UPN to WB, in August 1997, UPN filed an action (the "California Action") in Los Angeles Superior Court against the Company, seeking declaratory relief and specific performance or, in the alternative, unspecified damages and alleging that neither the Company nor its affiliates provided proper notice of their intention not to extend the current UPN affiliations beyond January 15, 1998. The Company filed a cross complaint in the California Action seeking declaratory relief that the notice was effective to terminate the affiliations on January 15, 1998. UPN has sought a preliminary injunction, scheduled to be heard on December 15, 1997, to prevent the termination of the affiliations on January 15, 1998. The court has set a trial date for the California Action of July 1, 1998. Also in August 1997, certain subsidiaries of the Company filed an action (the "Baltimore Action") in the Circuit Court for Baltimore City seeking declaratory relief that their notice was effective to terminate the affiliations on January 15, 1998. UPN has responded to the Baltimore Action, and has filed a counterclaim against the Company seeking the same remedies sought by UPN in the California Action. Both the Company and UPN have filed motions for summary judgment in the Baltimore Action, and the parties are awaiting a ruling from the court. If the court grants UPN's motion for summary judgment, certain of the Company's current UPN affiliation agreements would be extended for an additional term of three years until January 15, 2001. If these affiliation agreements are extended, such stations would be unable to negotiate affiliations and compensation agreements with any network for three years. In addition, the Company could lose all or a portion of the cash consideration to be received by the Company under the WB Agreement and WB may assert that the Company is in breach of the WB Agreement and seek compensation for damages resulting from such breach. The UPN affiliation agreements currently do not, and if extended will not, require UPN to pay cash consideration to the Company in connection with the UPN affiliation of such stations. In the event of a summary judgment ruling adverse to the Company in the Baltimore Action, the Company intends to pursue an appeal and, concurrently, seek a preliminary injunction to delay implementation of the court's ruling. Any ruling adverse to the Company in the Baltimore Action also may affect the California Action. In the event the court in the Baltimore Action denies both parties' motions for summary judgment, it is expected that a trial date will be set for early next year. See "Business of Sinclair -- Legal Proceedings" in the Company's Current Report on Form 8-K filed on October 8, 1997, which is incorporated herein by reference. There can be no assurance that the Company and its subsidiaries will prevail in these proceedings or that the outcome of these proceedings, if adverse to the Company and its subsidiaries, will not have a material adverse effect on the Company.


COMPETITION

     The television and radio industries are highly competitive. Some of the stations and other businesses with which the Company's stations compete are subsidiaries of large, national or regional companies that may have greater resources than the Company. Technological innovation and the resulting proliferation of programming alternatives, such as cable television, wireless cable, in home satellite-to-home distribution services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition. The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by digital audio radio service ("DARS"). In October 1997, the FCC awarded two licenses for satellite DARS. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences.

     The Company's stations face strong competition for market share and advertising revenues in their respective markets from other local free over-the-air radio and television broadcast stations, cable television and over-the-air wireless cable television as well as newspapers, periodicals and other entertainment media. Some competitors are part of larger companies with greater resources than the Company. In addition, the FCC has adopted rules which permit telephone companies to provide video services to homes on a common-carrier basis without owning or controlling the product being distributed, and proposed legislation could relax or repeal the telephone-cable cross-ownership prohibition for all systems. See "Business of Sinclair--Competition" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein.

     In February 1996, the Telecommunications Act of 1996 (the "1996 Act") was adopted by the Congress of the United States and signed into law by President Clinton. The 1996 Act contains a number of sweeping reforms that are having an impact on broadcasters, including the Company. While creating substantial opportunities for the Company, the increased regulatory flexibility afforded by the 1996 Act and the removal of previous station ownership limitations have sharply increased the competition for and prices of stations. The 1996 Act also frees telephone companies, cable companies and others from some of the restrictions which have previously precluded them from involvement in the provision of video services. The 1996 Act may also have other effects on the competition the Company faces, either in individual markets or in making acquisitions.


IMPACT OF NEW TECHNOLOGIES

     The FCC has taken a number of steps to implement digital television ("DTV") broadcasting service in the United States. In December 1996, the FCC adopted a DTV broadcast standard and, in April 1997, made decisions in several pending rulemaking proceedings that establish service rules and a plan for implementing DTV. The FCC adopted a DTV Table of Allotments that provides all authorized television stations with a second channel on which to broadcast a DTV signal. The FCC has attempted to provide DTV coverage areas that are comparable to stations' existing service areas. The FCC has ruled that television broadcast licensees may use their digital channels for a wide variety of services such as high-definition television ("HDTV"), multiple standard definition television programming, audio, data, and other types of communications, subject to the requirement that each broadcaster provide at least one free video channel equal in quality to the current technical standard.

     Initially, DTV channels will be located in the range of channels from channel 2 through channel 51. The FCC is requiring that affiliates of ABC, CBS, Fox and NBC in the top ten television markets begin digital broadcasting by May 1, 1999 (the stations affiliated with these networks in the top ten markets have volun-
tarily committed to begin digital broadcasting within 18 months), and that affiliates of these networks in markets 11 through 30 begin digital broadcasting by November 1999. The FCC's plan calls for the DTV transition period to end in the year 2006, at which time the FCC expects that (i) DTV channels will be clustered either in the range of channels 2 through 46 or channels 7 through 51; and (ii) television broadcasters will have ceased broadcasting on their non-digital channels, allowing that spectrum to be recovered by the government for other uses. Under the Balanced Budget Act recently signed into law by President Clinton, however, the FCC is authorized to extend the December 31, 2006 deadline for reclamation of a television station's non-digital channel if, in any given case: (a) one or more television stations affiliated with one of the four major networks in a market are not broadcasting digitally and the FCC determines that the station(s) has (have) "exercised due diligence" in attempting to convert to digital broadcasting; (b) less than 85% of the television households in the station's market subscribe to a multichannel video service (cable, wireless cable or direct-to-home broadcast satellite television) that carries at least one digital channel from each of the local stations in that market; or (c) less than 85% of the television households in the station's market can receive digital signals off the air using either a set-top converter box for an analog television set or a new digital television set. The Balanced Budget Act also directs the FCC to auction the non-digital channels by September 30, 2002 even though they are not to be reclaimed by the government until at least December 31, 2006. The Balanced Budget Act also permits broadcasters to bid on the non-digital channels in cities with populations greater than 400,000, provided the channels are used for DTV. Thus, it is possible a broadcaster could own two channels in a market. The FCC has opened a separate proceeding in which it has proposed to reallocate television channels 60 through 69 to other services while protecting existing television stations on those channels from interference during the DTV transition period. Additionally, the FCC will open a separate proceeding to consider to what extent the cable must-carry requirements will apply to DTV signals.

     Implementation of digital television will improve the technical quality of television signals received by viewers. Under certain circumstances, however, conversion to digital operation may reduce a station's geographic coverage area or result in increased interference. The FCC's DTV allotment plan may also result in present UHF stations that move to DTV channels ("UHF/UHF stations") having considerably less signal power within their service areas than present VHF stations that move to DTV channels ("VHF/UHF stations"). The Company has filed with the FCC a petition for reconsideration of the FCC's DTV allotment plan because of its concerns with respect to the relative DTV signal powers of VHF/UHF and UHF/UHF stations. Implementation of digital television will impose substantial additional costs on television stations because of the need to replace equipment and because some stations will need to operate at higher utility costs. The FCC is also considering imposing new public interest requirements on television licensees in exchange for their receipt of DTV channels. The Company is currently considering plans to provide HDTV, to provide multiple channels of television, including the provision of additional broadcast programming and transmitted data on a subscription basis, and to continue its current TV program channels without subscription fees on its allocated portions of the broadcast spectrum. The Company has filed with the FCC a request for special temporary authority to conduct experimental DTV operations in Baltimore, Maryland. The 1996 Act allows the FCC to charge a spectrum fee to broadcasters who use the digital spectrum to offer subscription-based services. The FCC is expected to open a rulemaking in the fall of 1997 to consider the spectrum fees to be charged to broadcasters for such use. In addition, Congress has held hearings on broadcasters' plans for the use of their digital spectrum. The Company cannot predict what future actions the FCC or Congress might take with respect to DTV, nor can it predict the effect of the FCC's present DTV implementation plan or such future actions on the Company's business.

     Further advances in technology may also increase competition for household audiences and advertisers. The video compression techniques now under development for use with current cable television channels or direct broadcast satellites which do not carry local television signals (some of which commenced operation in 1994) are expected to reduce the bandwidth which is required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increas-
ingly specialized "niche" programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. The radio broadcasting industry is also subject to competition from new media technologies that are being developed or introduced, such as the delivery of audio programming by cable television systems and by DARS. DARS may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats to local and national audiences. The FCC has issued licenses for two satellite DARS systems. See "Business of Sinclair--Competition" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein.


GOVERNMENTAL REGULATIONS; NECESSITY OF MAINTAINING FCC LICENSES

     The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. In particular, the Company's business will be dependent upon its continuing to hold broadcast licenses from the FCC. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses or the licenses owned by the owner-operators of the stations with which the Company has LMAs will be renewed at their expiration dates. A number of federal rules governing broadcasting have changed significantly in recent years and additional changes may occur, particularly with respect to the rules governing digital television, multiple ownership and attribution. The Company cannot predict the effect that these regulatory changes may ultimately have on the Company's operations. Additional information regarding governmental regulation is set forth under "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein.


MULTIPLE OWNERSHIP RULES AND EFFECT ON LMAS

     On a national level, FCC rules and regulations generally prevent an entity or individual from having attributable interests in television stations that reach in excess of 35% of all U.S. television households (for purposes of this calculation, UHF stations are credited with only 50% of the television households in their markets). The Company currently reaches approximately 9% of U.S. television households using the FCC's method of calculation. On a local level, the "duopoly" rule prohibits attributable interests in two or more television stations with overlapping service areas. There are no national limits on ownership of radio stations, but on a local level no entity or individual can have attributable interests in more than five to eight stations (depending on the total number of stations in the market), with no more than three to five stations (depending on the total allowed) broadcasting in the same band (AM or FM). There are limitations on the extent to which radio programming can be simulcast through LMA arrangements, and LMA arrangements in radio are counted in determining the number of stations that a single entity may control if the provider of programming under an LMA owns one or more radio stations in the same market. FCC rules also impose limitations on the ownership of a television and one or more radio stations in the same market, though such cross-ownership is presumptively permitted on a limited basis in larger markets.

     The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other entity. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, certain regulated investment companies and bank trust departments that are passive investors) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee. The FCC has proposed changes to these attribution rules. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein.

     The FCC has initiated rulemaking proceedings to consider proposals to modify its television ownership restrictions, including proposals that may permit the ownership, in some circumstances, of two television stations with overlapping service areas. The FCC is also considering in these proceedings whether to adopt restrictions on television LMAs. The "duopoly" rule currently prevents the Company from acquiring the FCC licenses of television stations with which it has LMAs in those markets where the Company owns a television station. In addition, if the FCC were to decide that the provider of programming services under an LMA should be treated as the owner of the television station and if it did not relax the duopoly rule, or if the FCC were to adopt restrictions on LMAs without grandfathering existing arrangements, the Company could be required to modify or terminate certain of its LMAs. In such an event, the Company could be required to pay termination penalties under certain of its LMAs. The 1996 Act provides that nothing therein "shall be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with the regulations of the [FCC]." The legislative history of the 1996 Act reflects that this provision was intended to grandfather television LMAs that were in existence upon enactment of the 1996 Act, and to allow television LMAs consistent with the FCC's rules subsequent to enactment of the 1996 Act. In its pending rulemaking proceeding regarding the television duopoly rule, the FCC has proposed to adopt a grandfathering policy providing that, in the event that television LMAs become attributable interests, LMAs that are in compliance with existing FCC rules and policies and were entered into before November 5, 1996, would be permitted to continue in force until the original term of the LMA expires. Under the FCC's proposal, television LMAs that are entered into, renewed or assigned after November 5, 1996 would have to be terminated if LMAs are made attributable interests and the LMA in question resulted in a violation of the television multiple ownership rules. All of the Company's LMAs were entered into prior to November 5, 1996, but one was entered into after enactment of the 1996 Act. However, rights under certain of the Company's LMAs were acquired by other parties either subsequent to enactment of the 1996 Act but prior to November 5, 1996, or subsequent to November 5, 1996. The Company cannot predict whether any or all of its LMAs will be grandfathered. See "Business of Sinclair--Federal Regulation of Television and Radio Broadcasting" in Sinclair's Form 8-K dated October 8, 1997, which is incorporated by reference herein. The LMA entered into after enactment of the 1996 Act but prior to November 5, 1996 has a term expiring May 31, 2006. Further, if the FCC were to find that the owners/licensees of the stations with which the Company has LMAs failed to maintain control over their operations as required by FCC rules and policies, the licensee of the LMA station and/or the Company could be fined or could be set for hearing, the outcome of which could be a fine or, under certain circumstances, loss of the applicable FCC license.

     A petition has been filed to deny the application to assign WTTV and WTTK in the Indianapolis DMA from River City to the Company. Although the petition to deny does not challenge the assignments of WTTV and WTTK to the Company, it alleges that station WIIB in the Indianapolis DMA should be deemed an attributable interest of the Controlling Stockholders (resulting in a violation of the FCC's local television ownership restrictions when coupled with the Company's acquisition of WTTV and WTTK) even though the Controlling Stockholders have agreed to transfer their voting stock in WIIB to a third party. The FCC, at the Company's request, has withheld action on the applications for the Company to acquire WTTV and WTTK, and for the Controlling Stockholders to transfer their voting stock in WIIB, pending the outcome of the FCC's rulemaking proceeding concerning the cross-interest policy. The petitioner has appealed the withholding of action on these applications.

     In addition, the FCC granted the assignment applications for the Company to acquire the License Assets of WLOS-TV and KABB-TV in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina and San Antonio, Texas markets, respectively, and for Glencairn to acquire the License Assets of WFBC-TV and KRRT-TV in these two markets, respectively, subject to the outcome of the FCC's cross-interest policy rulemaking proceeding and certain other conditions relating to certain trusts that have non-voting ownership interests in Glencairn. The Company has acquired the License Assets of KABB-TV and WLOS-TV. Glencairn has acquired the License Assets of KRRT-TV and WFBC-TV and the Company provides programming services to KRRT-TV and WFBC-TV pursuant to LMAs. Applications for review have been filed by third parties which appeal the FCC's grants of: (i) the Company's application to acquire WLOS-TV in the Asheville, North Carolina/Greenville/Spartanburg, South Carolina market and Glencairn's application to acquire WFBC-TV in that market; and (ii) the Company's application to acquire KABB-TV in the San Antonio market. The Company has filed oppositions to both applications for review.

     An objection has been filed against the Company's application to acquire WNNE-TV in the Burlington, Vermont/Plattsburgh, New York market pursuant to the Heritage Acquisition. The objection alleges that the FCC erred in a previous determination that the contour overlap between WNNE-TV and WPTZ-TV in the same market (which the Company has also proposed to acquire) is of a de minimis nature, and that the Company's acquisition of WNNE-TV and WPTZ-TV would violate the television duopoly rule. The Company has opposed this objection. The Company also has pending several requests for waivers of the FCC's radio-television cross-ownership, or "one to a market," rule, in connection with its applications to acquire radio stations in the Heritage Acquisition and other acquisitions in markets where the Company owns or proposes to own a television station. In addition, certain of the television stations to be acquired in the Max Media Acquisition have overlapping service areas with the Company's television stations and, therefore, the Company intends to request waivers from the FCC to complete the Max Media Acquisition. There can be no assurance that any or all of such waiver requests will be granted. Additionally, the Company has recently begun providing programming to two radio stations in the New Orleans, Louisiana market under an LMA. As a result of this LMA, the Company's acquisition of the Heritage radio stations in the New Orleans market would result in the Company holding attributable interests in more radio stations in that market than permitted under current FCC rules. Accordingly, the Company intends to divest one or more stations in the New Orleans market if necessary.

     The Company is unable to predict (i) the ultimate outcome of possible changes to the FCC's LMA and multiple ownership rules or the resolution of the above-described matters or (ii) the impact such factors may have upon the Company's broadcast operations. As a result of regulatory changes, the Company could be required to modify or terminate some or all of its LMAs, resulting in termination penalties and/or divestitures of broadcast properties. In addition, the Company's competitive position in certain markets could be materially adversely affected. Thus, no assurance can be given that changes to the FCC rules or the resolution of these matters will not have a material adverse effect upon the Company.


LMAS--RIGHTS OF PREEMPTION AND TERMINATION

     All of the Company's LMAs allow, in accordance with FCC rules, regulations and policies, preemptions of the Company's programming by the owner-operator and FCC licensee of each station with which the Company has an LMA. In addition, each LMA provides that under certain limited circumstances the arrangement may be terminated by the FCC licensee. Accordingly, the Company cannot be assured that it will be able to air all of the programming expected to be aired on those stations with which it has an LMA or that the Company will receive the anticipated advertising revenue from the sale of advertising spots in such programming. Although the Company believes that the terms and conditions of each of its LMAs should enable the Company to air its programming and utilize the programming and other non-broadcast license assets acquired for use on the LMA stations, there can be no assurance that early terminations of the arrangements or unanticipated preemptions of all or a significant portion of the programming by the owner-operator and FCC licensee of such stations will not occur. An early termination of one of the Company's LMAs, or repeated and material preemptions of programming thereunder, could adversely affect the Company's operations. In addition, the Company's LMAs expire on various dates from March 27, 2000 to May 31, 2006, unless extended or earlier terminated. There can be no assurance that the Company will be able to negotiate extensions of its arrangements on terms satisfactory to the Company.

     In certain of its LMAs, the Company has agreed to indemnify the FCC licensee against certain claims (including trademark and copyright infringement, libel or slander and claims relating to certain FCC proceedings or investigations) that may arise against the FCC licensee as a result of the arrangement.


POTENTIAL EFFECT ON THE MARKET PRICE RESULTING FROM SHARES ELIGIBLE FOR FUTURE SALE

     Any shares of Class A Common Stock offered pursuant to this Prospectus will be freely tradeable in the United States without restriction or further registration unless purchased by affiliates of the Company. Shares of Class B Common Stock are convertible into Class A Common Stock on a share-for-share basis at any time at the option of the holder and are automatically converted into Class A Common Stock upon transfer, except for transfers to certain permitted transferees. The 25,750,081 shares of Class B Common Stock outstanding as of November 30, 1997 (and shares of Class A Common Stock into which they are convertible), all of which are beneficially owned by the Controlling Stockholders, are held by persons who may be deemed to be affiliates of the Company and are eligible for resale under Rule 144 under the Securities Act, subject to the volume limitations thereunder. Options to acquire 2,023,285 shares of Class A Common Stock have been granted to certain officers or employees of the Company under the Company's various stock option plans. Of the options granted, 865,093 have vested as of the date of this Prospectus. Up to an additional 618,388 shares of Class A Common Stock are reserved for future issuance pursuant to the Company's Stock Option Plans and Long Term Incentive Plan. In addition, the Company issued 1,150,000 shares of Series B Preferred Stock to River City in connection with the River City Acquisition, of which 1,071,381 shares (which are convertible at any time at the option of the holders, into an aggregate of 3,895,931 shares of Class A Common Stock subject to certain adjustments) were issued and outstanding as of September 10, 1997. All such shares are registered under the Securities Act pursuant to a shelf registration statement and may be sold into the public market at any time. The Company has also registered under the Securities Act 1,382,435 shares of Class A Common Stock issuable upon exercise of stock options held by Barry Baker, and has registered an additional 1,259,238 shares issuable upon exercise of options issued or issuable pursuant to the Company's stock option plans. Sale of substantial amounts of shares of Class A Common Stock, or the perception that such sales could occur, may materially adversely affect the market price of the Class A Common Stock.


NET LOSSES

     The Company experienced net losses of $7.9 million and $2.7 million during 1993 and 1994, respectively, net income of $76,000 in 1995 and net income of $1.1 million in 1996 (a net loss of $29.0 million in 1996 on a pro forma basis reflecting the acquisitions completed by the Company in 1996 (the "1996 Acquisitions"), the issuance of the 1997 Notes and the Preferred Securities). The Company experienced a net loss of $6.1 million during the nine months ended September 30, 1997. The losses include significant interest expense as well as substantial non-cash expenses such as depreciation, amortization and deferred compensation. Notwithstanding the slight net income in 1995 and 1996, the Company expects to experience net losses in the future, principally as a result of interest expense, amortization of programming and intangibles and depreciation.


DIVIDEND RESTRICTIONS

     The terms of the Company's Bank Credit Agreement, the Existing Indentures and the other indebtedness of the Company restrict the Company from paying dividends on its Common Stock. The Company does not expect to pay dividends on its Common Stock in the foreseeable future.


ABSENCE OF PUBLIC TRADING MARKET

     There may be no public market for certain Securities at the time of their issuance. The Company may or may not apply for listing of such Securities on an exchange or for quotation on an automated interdealer quotation system. If the Company does apply for such listing, there is no assurance that such application will be granted. If the Securities are accepted for listing, no assurance can be given as to whether an active trading market for the Securities will develop and, if so, as to the liquidity of such trading market. If any active trading market does not develop or is not maintained, the market price of the Securities may be adversely affected.


TRADING CHARACTERISTICS OF FIXED INCOME SECURITIES

     Securities offered hereunder that constitute a fixed-income security are expected to trade at a price that takes into account the value, if any, of accrued and unpaid interest or distributions; thus, purchasers will not pay for, and sellers will not receive, any accrued and unpaid interest or distributions that are not included in the trading price of such Securities.

     The liquidation preference of any Preferred Stock offered pursuant to this Prospectus or the principal amount of any Debt Security offered pursuant to this Prospectus will not necessarily be indicative of the price at which such Securities will actually trade at or after the time of the issuance, and such

Securities may trade at prices below their liquidation preference or principal amount, as applicable. The market price can be expected to fluctuate with changes in the fixed income markets and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of debt and other fixed-income securities.


FORWARD-LOOKING STATEMENTS

     This Prospectus (including the documents or portions thereof incorporated herein by reference and any Prospectus Supplement) contains forward-looking statements. In addition, when used in this Prospectus, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, successful integration of acquired television and radio stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs, the availability of suitable acquisitions on acceptable terms and the other risk factors set forth above and the matters set forth in this Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                 USE OF PROCEEDS


     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will use the net proceeds from the sale of the Securities for general corporate purposes including, without limitation, acquisitions and the repayment of outstanding indebtedness. Pursuant to the terms of the Bank Credit Agreement, all or a portion of the proceeds may be required to be used for reduction of indebtedness. Amounts repaid under the Bank Credit Agreement may be subsequently reborrowed. The Bank Credit Agreement matures on December 31, 2004 and the average interest rate thereunder as of September 30, 1997 was 6.72%.

           HISTORICAL AND PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


     The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:


                                                                                    NINE MONTHS
                                                                                        ENDED
                                               YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                      ------------------------------------------   --------------
                                      1992     1993     1994     1995     1996     1996     1997
                                      ------   ------   ------   ------   ------   ------   -----
Ratio of Earnings to Fixed Charges:
 Historical(a)   ..................    --      1.1x      --      1.3x     1.1x      --       --
 Pro Forma(b)(c) ..................                                       --        --       --


----------
(a) Earnings were inadequate to cover fixed charges for the years ended December 31, 1992 and 1994, and for the nine months ended September 30, 1997. Additional earnings of $5,840, $3,387 and $10,091 would have been required to cover fixed charges in the years ended December 31, 1992 and 1994, and the nine months ended September 30, 1997, respectively.

(b) The pro forma information in this table reflects the pro forma effect of the completion of the issuance of the Preferred Securities and the 1997 Notes, the Common Stock Offering and the Preferred Stock Offering, and the 1996 Acquisitions as if such transactions had occurred on January 1, 1996 with respect to the pro forma information for the year ended December 31, 1996 and as if such transactions had occurred on January 1, 1997 with respect to the pro forma information for the nine months ended September 30, 1997.

(c) Earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 1996 and pro forma nine months ended September 30, 1997. Additional earnings of $44,972 and $17,127 would have been required to cover fixed charges for the pro forma year ended December 31, 1996 and pro forma nine months ended September 30, 1997, respectively.

                         DESCRIPTION OF DEBT SECURITIES


     Debt Securities may be issued from time to time in one or more series under one or more indentures, each dated as of a date on or prior to the issuance of the Debt Securities to which it relates. Senior Debt Securities and Subordinated Debt Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that will be filed as an exhibit to or incorporated by reference into the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "Indenture" and collectively as the "Indentures." Each Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA").

     The statements made hereunder relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable Indenture, including the definitions therein of certain terms and those terms made part of such Indenture by reference to the TIA, as in effect on the date of such Indenture, and to such Debt Securities. Copies of the forms of the Indentures will be filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part. See "Available Information." Certain capitalized terms used below and not defined have the respective meanings assigned to them in the applicable Indenture.


GENERAL

     The Debt Securities will be unsecured obligations of the Company unless otherwise specified in the Prospectus Supplement. The Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Subordinated Debt Securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of the Company, including any Senior Debt Securities. See "-- Subordination." The Company is a holding company which presently conducts its business through its Subsidiaries. Most of the operating assets of the Company and its consolidated Subsidiaries are owned by such Subsidiaries and the Company relies primarily on dividends from such Subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's Subsidiaries, and holders of Debt Securities should look only to the assets of the Company for payments on the Debt Securities unless the Debt Securities are guaranteed by the Company's Subsidiaries as described in any Prospectus Supplement. The Debt Securities may be guaranteed by some or all of the Company's Subsidiaries, in which case such Guarantees will, unless otherwise specified in the applicable Prospectus Supplement, (i) rank pari passu in right of payment with all other unsecured senior obligations of such Subsidiaries with respect to guarantees of Senior Debt Securities, and (ii) rank subordinate in right of payment to all unsecured senior obligations of such Subsidiaries and rank pari passu in right of payment to all subordinated obligations of such Subsidiaries with respect to Guarantees of Subordinated Debt Securities. The Guarantees will be effectively subordinated in right of payment to all secured Indebtedness of such Subsidiaries to the extent of the value of the assets securing such Indebtedness.

     The Indentures will not limit the aggregate amount of Debt Securities which may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, will not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indentures, any other indenture that the Company may enter into in the future or otherwise.

     Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including:

          (1) the title of such Debt Securities;

          (2) any limit upon the aggregate principal amount of such Debt Securities;

          (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates;

          (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates;

          (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

          (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor;

          (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable or at which Debt Securities may be surrendered for registration of transfer or exchange;

          (8) the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars
     (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company;

          (9) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies if other than in United States dollars (including currency unit or units) in which, and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

          (10) the denominations in which such Debt Securities are authorized to be issued;

          (11) the currency or currency unit in which such Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable;

          (12) if the amount of principal of, or any premium or interest on, such Debt Securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined;

          (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined;

          (14) provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified;

          (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities;

          (16) the circumstances, if any, under which the Company will pay additional amounts on such Debt Securities held by non-U.S. persons in respect of taxes, assessments or similar charges;

          (17) whether such Debt Securities will be issued in registered or bearer form or both;

          (18) the date as of which any bearer Securities of the series and any temporary global security representing outstanding securities shall be dated, if other than the original issuance date of the series of Debt Securities;

          (19) the forms of the Securities and interest coupons, if any, of the series;

          (20) if other than the Trustee, the identity of the Registrar and any Paying Agent;

          (21) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities;

          (22) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for such global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange such interests for certificated Debt Securities to be registered in the names of or to be held by such beneficial owners or their nominees;

          (23) if the Debt Securities of the series may be issued or delivered, or any installation of principal or interest payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Indenture, the form of such certificates, documents or conditions;

          (24) if other than as provided in the applicable Indenture, the person to whom any interest on any registered security of the series shall be payable and the manner in which, or the person to whom, any interest on any bearer Securities of the series shall be payable;

          (25) any definition for Debt Securities of that series which are not to be as set forth in the Indenture, including, without limitation, the definition of "Unrestricted Subsidiary" to be used for such series;

          (26) in the case of the Subordinated Indenture, the relative degree to which Debt Securities of the series offered shall be senior to or be subordinated to other series of such Debt Securities, and to other indebtedness of the Company, in right of payment, whether such other series of Debt Securities and other indebtedness are outstanding or not;

          (27) whether such Debt Securities are guaranteed and, if so, the identity of the Guarantors and the terms of such Guarantees (including whether and the extent to which the Guarantees are subordinated to the other indebtedness of the Guarantors);

          (28) the terms, if any, upon which the Company may be able to redeem such Debt Securities prior to their maturity including the dates on which such redemptions may be made and the price at which such redemptions may be made;

          (29) the terms, if any, upon which such Debt Securities may be converted or exchanged into or for Common Stock, Preferred Stock or other securities or property of the Company;

          (30) any restrictions on the registration, transfer or exchange of such Debt Securities; and

          (31) any other terms not inconsistent with the terms of the Indentures pertaining to such Debt Securities or which may be required or advisable under the United States laws or regulations or advisable (as determined by the Company) in connection with marketing of securities of the series.

     The terms of each specific series of Debt Securities being offered in the Prospectus Supplements shall be established (i) by the resolution of the Board of Directors, (ii) by action taken pursuant to a resolution of the Board of Directors and set forth, or determined in a manner provided in, an Officer's Certificate (as defined in the applicable Prospectus Supplement) or (iii) in one or more supplemental indentures.

     Unless otherwise provided in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

     The number of shares of Common Stock or Preferred Stock that will be issuable upon the conversion or exchange of any Debt Securities issued with conversion or exchange provisions will be adjusted to prevent dilution resulting from stock splits, stock dividends or similar or other transactions, and the nature and amount of the securities, assets or other property to be received upon the conversion or exchange of such Debt Securities will be changed as necessary in the event of any consolidation, merger, combination or similar transaction. The specific provisions will be set forth in the applicable Prospectus Supplement.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be issued in denominations of U.S. $1,000 or any integral multiples of U.S. $1,000, and Debt Securities in bearer form will be issued in denominations of U.S. $5,000 or any integral multiples of U.S. $5,000. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and material U.S. federal income tax considerations, applicable to any such Debt Securities and to payments in respect of and transfers and exchanges of such Debt Securities will be described in the applicable Prospectus Supplement. Debt Securities in bearer form will be transferable by delivery.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material U.S. federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     The general provisions of the Indentures will not afford holders of the Debt Securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of the Debt Securities.


PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at such office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the holders of the Debt Securities entitled thereto as specified in the register (the "Register") for the applicable Debt Securities. Unless otherwise provided in the applicable Prospectus Supplement, each payment in respect of the Debt Securities shall be considered to have been made on the date such payment is due if there shall have been sent to the Trustee or paying agent by wire transfer (received by no later than the business day following such due date), or the Trustee or paying agent otherwise holds, on such due date sufficient funds to make such payment. Unless otherwise indicated in an applicable Prospectus Supplement, scheduled payments of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest.

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Company will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Company will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. Debt Securities may be transferred or exchanged without service charge, although the Company may require a holder to pay any tax or other governmental charge imposed in connection therewith.


GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depositary (the "Depositary") or a nominee for the Depositary identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the applicable Indenture. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred or exchanged except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary, or except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

     Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

     So long as the Depositary for a Registered Global Security, or its nominee, is the owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Registered Global Security for all purposes under each Indenture. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

     Unless otherwise provided in the Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal or interest in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name," and will be the responsibility of such Participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Unless otherwise provided in the applicable Prospectus Supplement, (i) if the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as depositary of such Registered Global Security and a successor depositary is not appointed by the Company within 90 days or (ii) there shall have occurred an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Debt Securities represented by such Registered Global Security and such Event of Default continues for a period of 90 days, the Company will issue Debt Securities in certificated form in exchange for such Registered Global Security. In addition, unless otherwise provided in the applicable Prospectus Supplement, the Company in its sole discretion may at any time determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Debt Securities. The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.


CERTAIN COVENANTS

     The applicable Prospectus Supplement will describe any material covenants in respect of any series of Debt Securities.


CONSOLIDATION, MERGER, SALE OF ASSETS

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons, or permit any of its Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:
(i) either (1) the Company shall be the continuing corporation or (2) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the applicable Debt Securities and the Indenture, and the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the consolidated net worth (as defined in the applicable Indenture) of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the consolidated net worth of the Company immediately prior to such transaction; (iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional indebtedness under any applicable provisions of the Indenture limiting incurrence of indebtedness; (v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its guarantee shall apply to such person's obligations under the Indenture and the Debt Securities; (vi) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any lien, any provisions of the Indenture limiting liens are complied with; and (vii) the Company or the Surviving Entity shall have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that any Guarantor will not, and the Company will not permit any such Guarantor to, in a single transaction or series of related transactions merge or consolidate with or into any other corporation (other than the Company or any other Guarantor) or other entity, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets on a consolidated basis to any entity (other than the Company or any other Guarantor) unless at the time and after giving effect thereto: (i) either (1) such Guarantor shall be the continuing corporation or
(2) the entity (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of such Guarantor shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under the Debt Securities and the Indenture;
(ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture, and thereafter all obligations of the predecessor shall terminate.


EVENTS OF DEFAULT

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that an Event of Default with respect to the Debt Securities of a particular series will occur under the applicable Indenture if:

          (i) there shall be a default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or
     (ii) or in clause (b) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series; or (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets;"

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or certain subsidiaries specified in the Indenture (a "Restricted Subsidiary") then has outstanding indebtedness in excess of an amount specified in the applicable Prospectus Supplement in the aggregate and, if not already matured at its final maturity in accordance with its terms, such indebtedness shall have been accelerated;

          (v) any Guarantee shall for any reason cease to be, or be asserted in writing by any Guarantor or the Company not to be, in full force and effect, enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of an amount specified in the applicable Prospectus Supplement, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) any holder or holders of at least an amount specified in the applicable Prospectus Supplement in aggregate principal amount of indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of the Company or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

          (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or (b) a decree or order adjudging the Company, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any
     Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (ix) (a) the  Company,  any  Guarantor  or any  Restricted  Subsidiary
     commences a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, any Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Restricted Subsidiary (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective property, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix).

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that if an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of the applicable series outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the Debt Securities of the applicable series to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by the holders of the Debt Securities of the applicable series); provided that so long as the Bank Credit Agreement is in effect, such declaration shall not become effective until the earlier of (a) five business days after receipt of such notice of acceleration from the holders or the Trustee by the agent under the Bank Credit Agreement or (b) acceleration of the indebtedness under the Bank Credit Agreement. Thereupon the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the applicable Debt Securities by appropriate judicial proceeding. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs and is continuing, then all the Debt Securities of the applicable series shall ipso facto become and be immediately due and payable, in an amount equal to the principal amount of the Debt Securities of the applicable series, together with accrued and unpaid interest, if any, to the date the Debt Securities become due and payable, without any declaration or other act on the part of the Trustee or any holder. The Trustee or, if notice of acceleration is given by the holders of the Debt Securities of the applicable series, the holders of the Debt Securities of the applicable series shall give notice to the agent under the Bank Credit Agreement of such acceleration.

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Debt Securities of the applicable series, by written notice to the Company and the Trustee, may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Debt Securities of the applicable series, (iii) the principal of and premium, if any, on any Debt Securities of the applicable series which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Debt Securities and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Debt Securities; and (b) all Events of Default, other than the non-payment of principal of the Debt Securities which have become due solely by such declaration of acceleration, have been cured or waived.

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the holders of not less than a majority in aggregate principal amount of the Debt Securities of the applicable series outstanding may on behalf of the holders of all the Debt Securities of the applicable series waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Debt Security, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security outstanding.

     Unless specified otherwise in the applicable Prospectus Supplement, each Indenture will provide that the Company is also required to notify the Trustee within five business days of the occurrence of any Default. Unless otherwise provided in the applicable Prospectus Supplement, the Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred. Unless otherwise provided in the applicable Prospectus Supplement, the Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Debt Securities unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

     The TIA contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

     Reference is made to the Prospectus Supplement relating to each series of Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.


MODIFICATIONS AND AMENDMENTS

     Unless otherwise specified in the applicable Prospectus Supplement, modifications and amendments of the Indenture may be made by the Company, any Guarantor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security of all series affected by the modification or amendment affected thereby: (i) change the stated maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date); (ii) reduce the percentage in principal amount of outstanding Debt Securities of a series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or certain defaults or with respect to any Guarantee; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security affected thereby; (iv) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (v) amend or modify any provisions of the Indenture relating to the subordination of the Debt Security or any guarantee in any manner adverse to the holders of the Debt Securities or any guarantee.

     Unless otherwise provided in the applicable Prospectus Supplement, modifications and amendments of each Indenture may be made by the Company, any Guarantor and the Trustee without the consent of the Holders to: (i) cause each Indenture to be qualified under the TIA or to add provisions expressly required under the TIA: (ii) evidence the succession of another person to the Company, any Guarantor or other obligor upon the Debt Securities and the assumption by any such successor of the covenants of the Company, any Guarantor or other obligor upon the Debt Securities under the Indenture and in the Debt Securities of any series; (iii) add to the covenants of the Company, any Guarantor or other obligor upon the Debt Securities for the benefit of the holders (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or an additional Event of Default to all or any series of Debt Securities, or surrender any right or power conferred upon the Company; (iv) to secure the Debt Securities of any series; (v) to add to or change any provisions to such extent as necessary to facilitate the issuance or administration of Debt Securities in bearer form or facilitate the issuance or administration of Debt Securities in global form; (vi) to change or eliminate any provision affecting only Debt Securities not yet issued; (vii) to establish the form or terms of Debt Securities and Guarantees of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions of such Indenture to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to make provision with respect to any conversion or exchange rights of holders not adverse to the holders of any Debt Securities of any series then outstanding with such conversion or exchange rights which provision directly affects any such series, including providing for the conversion or exchange of Debt Securities into Common Stock or Preferred Stock; (xi) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of Debt Securities of any series then outstanding in any material respect; or (xii) if a Debt Security of any series is guaranteed, to add a Guarantor pursuant to the requirements of the Indenture.

     The holders of a majority in aggregate principal amount of the Debt Securities of a series may waive compliance with certain restrictive covenants and provisions of the Indenture with respect to that series.


SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, the payment of principal of, premium on, if any, and interest on any Subordinated Debt Securities will be subordinated in right of payment, as set forth in the applicable Subordinated Indenture, to the prior payment in full of all Senior Indebtedness (as defined in the applicable Prospectus Supplement), whether outstanding on the date of the Subordinated Indenture or thereafter incurred.

     Unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any default in the payment of any Designated Senior Indebtedness (as such term is defined in the applicable Prospectus Supplement) no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) shall be made on account of the principal of, premium, if any, or interest on, the Subordinated Debt Securities or on account of the purchase, redemption, defeasance or other acquisition of, the Subordinated Debt Securities unless and until such default has been cured, waived or has ceased to exist or such Designated Senior Indebtedness (as such term is defined in the applicable Prospectus Supplement) shall have been discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Senior Indebtedness after which the Company shall resume making any and all required payments in respect of the Subordinated Debt Securities, including any missed payments.

     Unless otherwise provided in the applicable Prospectus Supplement, during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and after the receipt by the Trustee and the Company from a representative of the holder of any Designated Senior Indebtedness of a written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Subordinated Debt Securities or on account of the purchase, redemption, defeasance or other acquisition of, the Subordinated Debt Securities for the period specified below (the "Payment Blockage Period").

     Unless otherwise provided in the applicable Prospectus Supplement, the Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee from a representative of the holders of any Designated Senior Indebtedness and shall end on the earliest of (i) the first date on which more than 179 days shall have elapsed since the receipt of such written notice (provided such Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) are cured, waived or ceased to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or in any other form as acceptable to the holders of Designated Senior Indebtedness or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the representative of holders of Designated Senior
Indebtedness or the holders of at least a majority of the Designated Senior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses (i), (ii) and (iii), the Company shall promptly resume making any and all required payments in respect of the Subordinated Debt Securities, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any 365-day consecutive period only one Payment Blockage Period during which payment of principal of, or interest on, the Subordinated Debt Securities may not be made may commence and the duration of the Payment Blockage Period may not exceed 179 days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     Unless otherwise provided in the applicable Prospectus Supplement, if the Company fails to make any payment on Subordinated Debt Securities when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Subordinated Debt Securities to accelerate the maturity thereof. See "-- Events of Default."

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, or provision made for such payment, before any payment or distribution (excluding distributions of certain permitted equity or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Subordinated Debt Securities.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities, and funds which would be otherwise payable to the holders of the Subordinated Debt Securities will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full in cash or cash equivalents or in any other manner acceptable to the holders of Senior Indebtedness, and the Company may be unable to meet its obligations fully with respect to the Subordinated Debt Securities.

     To the extent provided in the applicable Prospectus Supplement, any Guarantee of Subordinated Debt Securities by a Guarantor will be an unsecured subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future indebtedness of such Guarantor that is expressly subordinated to Guarantor Senior Indebtedness (as defined in the applicable Indenture). To the extent provided in the applicable Prospectus Supplement, indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the Subordinated Debt Securities are subordinated to Senior Indebtedness and during any period when payment on the Subordinated Debt Securities is blocked by Designated Senior Indebtedness, payment on the Guarantees will be similarly blocked.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the Company may, at its option, at any time, elect to have the obligations of the Company, each of the Guarantors (if any) and any other obligor upon the Debt Securities discharged with respect to the outstanding Debt Securities of an applicable series ("defeasance"). Such defeasance means that the Company, each of the Guarantors (if any) and any other obligor under the Indenture shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Debt Securities of such series, except for (i) the rights of holders of outstanding Debt Securities to receive payments in respect of the principal of, premium, if any, and interest on such Debt Securities when such payments are due, (ii) the Company's obligations with respect to the Debt Securities concerning issuing temporary Debt Securities, registration of Debt Securities, mutilated, destroyed, lost or stolen Debt Securities, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, (iv) the defeasance provisions of the Indenture and (v) if the Debt Security is convertible, the right of the holder to convert the Debt Security pursuant to the terms of the Debt Security. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities of the applicable series. In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     Unless otherwise provided in the applicable Prospectus Supplement, in order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Debt Securities, cash in United States dollars, U.S. Government Obligations (as defined in the applicable Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of, premium, if any, and interest on the applicable Debt Securities on the stated maturity of such principal or installment of principal or interest (or on the "Defeasance Redemption Date" as defined in the applicable Prospectus Supplement), if when exercising either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Debt Securities of the applicable series on the Defeasance Redemption Date; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of issuance of the applicable Debt Securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the applicable Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) or (viii) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the applicable Debt Securities to have a conflicting interest with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (vii) the Company shall have delivered to the Trustee an opinion of independent counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (viii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Debt Securities or any guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (ix) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Debt Securities on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (x) the Company shall have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.


NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, notices to holders of registered Debt Securities will be given by mail to the addresses of such holders as they may appear in the Register.


OWNER OF DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement relating to the Debt Securities of a particular series, the Company, the Trustees and any agent of the Company or the Trustees may treat the person in whose name a Debt Security in registered form is registered, and may treat the bearer of a Debt Security in bearer form, as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of receiving payment and for all other purposes.


GOVERNING LAW

     Unless otherwise provided in the applicable Prospectus Supplement, the Indenture, the Debt Securities and any guarantees will be governed by the laws of the State of New York.


THE TRUSTEE

     The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. Each Indenture will contain certain limitations on the right of a Trustee thereunder, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

     The holders of a majority in principal amount of all outstanding Debt Securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for such series.

     In case an Event of Default shall occur (and shall not be cured) under any Indenture relating to a series of Debt Securities and is known to the Trustee under such Indenture, such Trustee shall exercise such of the rights and powers vested in it by such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the Holders of Debt Securities unless they shall have offered to such Trustee security and indemnity satisfactory to it.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company currently has two classes of Common Stock, each having a par value of $.01 per share, and two classes of issued and outstanding Preferred Stock, also with a par value of $.01 per share. Upon the issuance of all shares covered by this Prospectus, the Controlling Stockholders, by virtue of their beneficial ownership of 100% of the shares of the Class B Common Stock, with its super voting rights as described below, will retain control over the Company's business and operations.

     The following summary of the Company's capital stock does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, the Company's Amended and Restated Articles of Incorporation (the "Amended Certificate"). The Amended Certificate is an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "Available Information."

     The Amended Certificate authorizes the Company to issue up to 100,000,000 shares of Class A Common Stock, par value $.01 per share, 35,000,000 shares of
Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of November 30, 1997, 39,164,553 shares of Common Stock, consisting of 13,414,472 shares of Class A Common Stock and 25,750,081 shares of Class B Common Stock, were issued and outstanding, 1,071,381 shares of Series B Preferred Stock were issued and outstanding, 2,062,000 shares of Series C Preferred Stock were issued and outstanding and 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock were issued and outstanding.


COMMON STOCK

     The rights of the holders of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and the right of Class B Common Stock to convert into Class A Common Stock. The holders of the Class A Common Stock are entitled to one vote per share. The holders of the Class B Common Stock are entitled to ten votes per share except as described below. The holders of all classes of Common Stock entitled to vote will vote together as a single class on all matters presented to the stockholders for their vote or approval except as otherwise required by the general corporation laws of the State of Maryland ("Maryland General Corporation Law"). Except for transfers to a "Permitted Transferee" (generally, related parties of a Controlling Stockholder), any transfer of shares of Class B Common Stock held by any of the Controlling Stockholders will cause such shares to be automatically converted to Class A Common Stock. In addition, if the total number of shares of Common Stock held by the Controlling Stockholders falls to below 10% of the total number of shares of Common Stock outstanding, all of the outstanding shares of Class B Common Stock automatically will be classified as Class A Common Stock. In any merger, consolidation or business combination, the consideration to be received per share by the holders of the Class A Common Stock must be identical to that received by the holders of the Class B Common Stock, except that in any such transaction in which shares of a third party's common stock are distributed in exchange for the Company's Common Stock, such shares may differ as to voting rights to the extent that such voting rights now differ among the classes of Common Stock.

     The holders of Class A Common Stock and Class B Common Stock will vote as a single class, with each share of each class entitled to one vote per share, with respect to any proposed (a) "Going Private" transaction; (b) sale or other disposition of all or substantially all of the Company's assets; (c) sale or transfer which would cause a fundamental change in the nature of the Company's business; or (d) merger or consolidation of the Company in which the holders of the Company's Common Stock will own less than 50% of the Common Stock following such transaction. A "Going Private" transaction is defined as any "Rule 13e-3 transaction," as such term is defined in Rule 13e-3 promulgated under the Exchange Act between the Company and (i) the Controlling Stockholders, (ii) any affiliate of the Controlling Stockholders, or (iii) any group of which the Controlling Stockholders are an affiliate or of which the Controlling
Stockholders are a member. An "affiliate" is defined as (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under the common control of the

Controlling Stockholders; (ii) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which any of the Controlling Stockholders is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities or in which any of the Controlling Stockholders has a substantial beneficial interest;
(iii) a voting trust or similar arrangement pursuant to which the Controlling Stockholders generally control the vote of the shares of Common Stock held by or subject to any such trust or arrangement; (iv) any other trust or estate in which any of the Controlling Stockholders has a substantial beneficial interest or as to which any of the Controlling Stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the Controlling Stockholders or any relative of such spouse who has the same residence as any of the Controlling Stockholders.

     Under Maryland General Corporation Law, the holders of Common Stock are entitled to vote as a separate class with respect to any amendment of the Amended Certificate that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or modify or change the powers, preferences or special rights of the shares of such class so as to affect such class adversely.

     For a discussion of the effects of disproportionate voting rights upon the holders of the Class A Common Stock, see "Risk Factors -- Voting Rights; Control by Controlling Stockholders; Potential Anti-Takeover Effect of Disproportionate Voting Rights."

     Stockholders of the Company have no preemptive rights or other rights to subscribe for additional shares, except that the Class B Common Stock is convertible into Class A Common Stock by the holders thereof. Except as described in the prior sentence, no shares of any class of Common Stock have conversion rights or are subject to redemption. Subject to the rights of any outstanding preferred stock which may be hereafter classified and issued, holders of Common Stock are entitled to receive dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and to share, regardless of class, equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. Under the Bank Credit Agreement, the Existing Indentures, the terms of the Series C Preferred Stock and certain other debt of the Company, the Company's ability to declare Common Stock dividends is restricted.


EXISTING PREFERRED STOCK

     Series B Preferred Stock. As partial consideration for the acquisition of assets from River City, the Company issued 1,150,000 shares of Series A Preferred Stock to River City which has since been converted into 1,150,000 shares of Series B Preferred Stock. Each share of Series B Preferred Stock has a liquidation preference of $100 and, after payment of this preference, is entitled to share in distributions made to holders of shares of (plus all accrued and unpaid dividends through the determination date) Common Stock. Each holder of a share of Series B Preferred Stock is entitled to receive the amount of liquidating distributions received with respect to approximately 3.64 shares of Common Stock (subject to adjustment) less the amount of the liquidation preference. The liquidation preference of Series B Preferred Stock is payable in preference to Common Stock of the Company, but may rank equal to or below other classes of capital stock of the Company. After a "Trigger Event" (as defined below), the Series B Preferred Stock ranks senior to all classes of capital stock of the Company as to liquidation preference, except that the Company may issue up to $400 million of capital stock ("Senior Securities"), as to which the Series B Preferred Stock will have the same rank. The Series C Preferred Stock are Senior Securities. The Prospectus Supplement for any Preferred Securities sold pursuant to this Prospectus that are to be designated Senior Securities will so indicate. A Trigger Event means the termination of Barry Baker's employment with the Company prior to the expiration of the initial five-year term of his employment agreement (1) by the Company for any reason other than for Cause (as defined in the employment agreement) or (2) by Barry Baker upon the occurrence of certain events described in the employment agreement.

     The holders of Series B Preferred Stock do not initially receive dividends, except to the extent that dividends are paid to the holders of Common Stock. A holder of shares of Series B Preferred Stock is entitled to share in any dividends paid to holders of Common Stock, with each share of Series B

Preferred  Stock  allocated the amount of dividends  allocated to  approximately
3.64 shares of Common Stock (subject to adjustment). In addition, after the occurrence of a Trigger Event, holders of shares of Series B Preferred Stock are entitled to quarterly dividends in the amount of $3.75 per share per quarter for the first year, and in the amount of $5.00 per share per quarter after the first year. Dividends are payable either in cash or in additional shares of Series B Preferred Stock at the rate of $100 per share. Dividends on Series B Preferred Stock are payable in preference to the holders of any other class of capital stock of the Company, except for Senior Securities, which will rank senior to the Series B Preferred Stock as to dividends until a Trigger Event, after which Senior Securities will have the same rank as Series B Preferred Stock as to dividends.

     The Company may redeem shares of Series B Preferred Stock for an amount equal to $100 per share plus any accrued and unpaid dividends at any time beginning 180 days after a Trigger Event, but holders have the right to retain their shares in which case the shares will automatically be converted into shares of Class A Common Stock on the proposed redemption date.

     Each share of Series B Preferred Stock is entitled to approximately 3.64 votes (subject to adjustment) on all matters with respect to which Class A Common Stock has a vote, and the Series B Preferred Stock votes together with the Class A Common Stock as a single class, except that the Series B Preferred Stock is entitled to vote as a separate class (and approval of a majority of such votes is required) on certain matters, including changes in the authorized amount of Series B Preferred Stock and actions affecting the rights of holders of Series B Preferred Stock.

     Shares of Series B Preferred Stock are convertible at any time into shares of Class A Common Stock, with each share of Series B Preferred Stock convertible into approximately 3.64 shares of Class A Common Stock. The conversion rate is subject to adjustment if the Company undertakes a stock split, combination or stock dividend or distribution or if the Company issues Common Stock or securities convertible into Common Stock at a price less than $27.50 per share. Shares of Series B Preferred Stock issued as payment of dividends are not convertible into Class A Common Stock and become void at the time of conversion of a shareholder's other shares of Series B Preferred Stock. All shares of Series B Preferred Stock remaining outstanding on May 31, 2001 (other than shares issued as a dividend) automatically convert into Class A Common Stock on that date.

     Series C Preferred Stock. As of November 30, 1997, the Company has issued and outstanding 2,062,000 shares of Series C Preferred Stock, all of which shares are held by KDSM, Inc., a wholly-owned subsidiary of the Company. Each share of Series C Preferred Stock has a liquidation preference (the "Liquidation Amount") of $100 plus an amount equal to any accumulated and unpaid dividends (whether or not earned or declared) to the date of payment. KDSM, Inc. purchased the Series C Preferred Stock from the proceeds of $206,200,000 aggregate principal amount of KDSM Senior Debentures, all of which are held by the Trust, a trust all of the common securities of which are held by KDSM, Inc. The obligations of KDSM, Inc. under the KDSM Senior Debentures are secured by the Series C Preferred Stock. The Trust purchased the KDSM Senior Debentures from the proceeds of $200 million aggregate liquidation value of Preferred Securities plus the proceeds of the issuance to KDSM, Inc. of $6.2 million of common securities of the Trust. Sinclair has guaranteed the obligations under the Preferred Securities, on a junior subordinated basis in an amount equal to the lesser of (a) the full liquidation preference plus accumulated and unpaid dividends to which the holders of the Preferred Securities are lawfully entitled, and (b) the amount of the Trust's legally available assets remaining after the satisfaction of all claims of other parties which, as a matter of law, are prior to those of the holders of the Preferred Securities. Sinclair has also agreed to fully and unconditionally guarantee the payment of the KDSM Senior Debentures on a junior subordinated basis if and effective as of the time the KDSM Senior Debentures are distributed to holders of the Preferred Securities in certain circumstances.

     The Series C Preferred Stock has a maturity date of March 15, 2009, and will be mandatorily redeemable on its maturity date. With respect to dividend rights and rights upon liquidation, winding-up and dissolution of Sinclair, the Series C Preferred Stock ranks senior to the Sinclair's common stock and Sinclair's Series B Preferred Stock except that upon a Trigger Event the Series C Preferred Stock will rank pari passu with the Series B Preferred Stock in respect of dividend rights and rights upon liquidation, dissolution and winding-up of Sinclair.

     Dividends on the Series C Preferred Stock are payable quarterly at a rate per annum of 12 5/8% of the stated Liquidation Amount of $100 per share and cumulate from March 12, 1997. Dividends are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date") to the holders of record on the March 1, June 1, September 1 and December 1 next preceding each Dividend Payment Date. Sinclair has the right, at any time and from time to time, to defer dividend payments for up to three consecutive quarters; provided that Sinclair will be required to pay all dividends due and owing on the Series C Preferred Stock at least once every four quarters and must pay all dividends due and owing on the Series C Preferred Stock on March 25, 2009. The remedy for the holders of the Series C Preferred Stock upon a failure by Sinclair to pay all dividends due and owing thereon at least once every four quarters (or for any other breaches under the Series C Preferred Stock) is the right to elect two directors to Sinclair's board of directors.

     Holders of the Series C Preferred Stock do not have any voting rights in ordinary circumstances. However, the vote of the holders of a majority in aggregate Liquidation Amount of outstanding Series C Preferred Stock (100% in certain circumstances) is required to approve any amendment to the Amended Certificate or the Articles Supplementary to the Amended Certificate that govern the Series C Preferred Stock (the "Series C Articles Supplementary") that would adversely affect the powers, preferences or special rights of the holders of the Series C Preferred Stock or cause the liquidation, dissolution or winding-up of Sinclair. In addition, the approval of the holders of a majority in aggregate Liquidation Amount of outstanding Series C Preferred Stock is required to approve the issuance of any preferred stock by Sinclair which is senior to the Series C Preferred Stock in right of payment. In addition, upon a Voting Rights Triggering Event (which is defined to include a failure to pay dividends as described above, a failure to make a Change of Control Offer (as defined), a failure to redeem the Series C Preferred Stock upon maturity and a breach of the covenants described below), the holders of a majority in aggregate Liquidation Amount of the outstanding Series C Preferred Stock have the right to elect two directors to the board of directors of Sinclair. KDSM, Inc., as the holder of the Series C Preferred Stock, has agreed not to take or consent to any actions or waive any rights under the Series C Preferred Stock or elect any directors without the approval of the holders of the majority in principal amount of the KDSM Senior Debentures. The Trust, as the holder of the KDSM Senior Debentures, has in turn agreed that it will not provide such approval without the approval of the holders of a majority in aggregate Liquidation Value of the outstanding Preferred Securities (100% in certain circumstances).

     The Series C Articles Supplementary contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on sale of assets;
(v) limitation on unrestricted subsidiaries; (vi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person; (vii) provision of financial statements; and (viii) limitation on the issuance of senior preferred stock. Violation of any of these covenants (after a grace period in certain circumstances) will be a Voting Rights Triggering Event.

     Upon a Change of Control of Sinclair (as defined), Sinclair is required to make an offer (a "Change of Control Offer") to redeem all or a portion of the shares of Series C Preferred Stock at 101% of such shares' aggregate Liquidation Amount, plus accrued and unpaid dividends, if any, to the date of redemption unless and for so long as such redemption is prohibited by the terms of the Bank Credit Agreement or the Existing Indentures. If Sinclair does not make and consummate a Change of Control Offer upon a Change of Control, the holders of the Series C Preferred Stock will have the right to elect two directors to the board of directors of Sinclair.

     The Company has the option (a) at any time on or after March 15, 2002 to redeem the Series C Preferred Stock, in whole or in part, in cash at redemption prices declining from 105.813% to 100% (in 2006) of the Liquidation Amount, and
(b) at any time on or prior to March 15, 2000 to redeem, in whole or in part, up to 33 1/3% of the aggregate Liquidation Amount of the Series C Preferred Stock, with the proceeds of one or more Public Equity Offerings (as defined), at a cash redemption price of 111.625% of the principal amount thereof, plus accrued dividends to the date of redemption; provided that after any such redemption at least 66 2/3% of the aggregate Liquidation Amount of the Series C Preferred Stock originally issued remain outstanding and that such redemption be made within 180 days of each such Public Equity Offering.

     Series D Convertible Exchangeable Preferred Stock. As of November 30, 1997, the Company had issued and outstanding 3,450,000 shares of Series D Convertible Exchangeable Preferred Stock. Each share of Series D Convertible Exchangeable Preferred Stock has a liquidation preference of $50 plus an amount equal to any accrued and unpaid dividends.

     With respect to dividends and amounts payable upon the liquidation, dissolution or winding up of the Company, the Series D Convertible Exchangeable Preferred Stock will rank (i) junior in right of payment to all indebtedness of the Company and its Subsidiaries, (ii) senior to the Class A Common Stock and the Class B Common Stock, (iii) pari passu with the Series C Preferred Stock and
(iv) senior to the Company's Series B Preferred Stock except that upon a Trigger Event the Series D Convertible Exchangeable Preferred Stock will rank pari passu with the Series B Preferred Stock in respect of dividends and distributions upon liquidation, dissolution and winding-up of the Company.

     Dividends on the Series D Convertible Exchangeable Preferred Stock are cumulative and accrue from September 23, 1997, the date of issuance, and are payable quarterly commencing on December 15, 1997, in the amount of $3.00 per share annually, when, as and if declared by the Board of Directors out of legally available funds.

     Holders of Convertible Exchangeable Preferred Stock do not have any voting rights in ordinary circumstances. In exercising any voting rights, each outstanding share of Series D Convertible Exchangeable Preferred Stock will be entitled to one vote. Whenever dividends on the Series D Convertible Exchangeable Preferred Stock are in arrears in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive), the size of the Company's board of directors will be increased by two (or, if the size of the board of directors cannot be so increased, the Company shall cause the removal or resignation of a sufficient number of directors), and the holders of a majority of the Series D Convertible Exchangeable Preferred Stock, voting separately as a class, will be entitled to select two directors to the board of directors at (i) any annual meeting of stockholders at which directors are to be elected held during the period when the dividends remain in arrears or (ii) a special meeting of stockholders called by the Company at the request of the holders of the Series D Convertible Exchangeable Preferred Stock. These voting rights will terminate when all dividends in arrears and for the current quarterly period have been paid in full or declared and set apart for payment. The term of office of the additional directors so elected will terminate immediately upon that payment or provision for payment. Under certain circumstances, the Company may be required to pay additional dividends if it fails to provide for the board seats referred to above.

     In addition, so long as any Series D Convertible Exchangeable Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Series D Convertible Exchangeable Preferred Stock (i) amend, alter or repeal (by merger or otherwise) any provision of the Amended Certificate, or the By-Laws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series D Convertible Exchangeable Preferred Stock, (ii) authorize any new class of Senior Dividend Stock (as defined), any Senior Liquidation Stock (as defined) or any security convertible into Senior Dividend Stock or Senior Liquidation Stock, or (iii) effect any reclassification of the Series D Convertible Exchangeable Preferred Stock.

     The shares of Series D Convertible Exchangeable Preferred Stock are convertible at the option of the holder at any time, unless previously redeemed or exchanged, into Class A Common Stock of the Company, at a conversion price of $45.625 per share of Class A Common Stock (equivalent to a conversion rate of 1.0959 shares of Class A Common Stock per share of Series D Convertible Exchangeable Preferred Stock), subject to adjustment in certain events.

     Upon the occurrence of a Change of Control (as defined), each share of Series D Convertible Exchangeable Preferred Stock will be convertible at the option of its holder for a limited period into the number of shares of Class A Common Stock determined by dividing the $50 liquidation preference of such share, plus accrued and unpaid dividends, by the greater of (i) the average of the last reported sales price per share of the Class A Common Stock for the last five trading days before the Change of Control or (ii) $26.42, as adjusted for stock splits or combinations. Upon a Change of Control, the Company may elect to pay holders of the Series D Convertible Exchangeable Preferred Stock exercising their special conversion rights an amount in cash equal to the $50 liquidation preference of the Series D Convertible Exchangeable Preferred Stock plus any accrued and unpaid dividends, in which event no conversion pursuant to the exercise of the special conversion rights will occur, unless the Company defaults in payments of such amounts. A Change of Control will result in an event of default under the Bank Credit Agreement and could result in the acceleration of all indebtedness under the Bank Credit Agreement. Moreover, the Bank Credit Agreement prohibits the repurchase of the Series D Convertible Exchangeable Preferred Stock by the Company. A Change of Control will also require the Company to offer to redeem the Existing Notes and the Series C Preferred Stock.

     The Series D Convertible Exchangeable Preferred Stock is redeemable at the Company's option, in whole or from time to time in part, for cash at any time on or after September 20, 2000, initially at a price per share equal to 104.20% of the liquidation preference thereof, declining ratably on or after September 15 of each year thereafter to a redemption price equal to 100% of such liquidation preference per share on or after September 15, 2007 plus, in each case, accrued and unpaid dividends.

     Subject to certain conditions, the Company may, at its option, on any scheduled date for the payment of dividends on the Series D Convertible Exchangeable Preferred Stock commencing on December 15, 2000, exchange the Series D Convertible Exchangeable Preferred Stock, in whole but not in part, for the Company's 6% Convertible Subordinated Debentures due 2012 (the "Exchange Debentures"). Holders of Series D Convertible Exchangeable Preferred Stock so exchanged will be entitled to $1,000 principal amount of Exchange Debentures for each $1,000 of liquidation preference of Series D Convertible Exchangeable Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends (whether or not declared) thereon to the date of exchange. The Exchange Debentures will bear interest payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such payment date following the date of exchange. Beginning on December 15, 2000, at the Company's option, the Exchange Debentures will be redeemable, in whole or in part, at redemption prices beginning at 104.20% of the principal amount of the Exchange Debentures and decreasing to 100% of such principal amount on September 15, 2007, plus accrued and unpaid interest. Under certain circumstances involving a Change of Control, holders will have the right to require the Company to purchase their Exchange Debentures at a price equal to 100% of the principal amount thereof plus accrued interest. The Exchange Debentures will be convertible into Class A Common Stock on substantially the same terms as the Series D Convertible Exchangeable Preferred Stock is convertible into Class A Common Stock. The Exchange Debentures will be subordinated to all Senior Indebtedness.


NEW PREFERRED STOCK

     The particular terms of any series of Preferred Stock offered hereby will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the Preferred Stock of each series offered hereby will be fixed or designated pursuant to Articles Supplementary adopted by the Board of Directors or a duly authorized committee thereof. The terms, if any, on which shares of any series of Preferred Stock offered hereby are convertible or exchangeable into Common Stock or Debt Securities will also be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock to be received by the holders of Preferred Stock offered hereby would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement. The description of the terms of a particular series of Preferred Stock offered hereby that will be set forth in the applicable Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary relating to such series.


DEPOSITARY SHARES

     General. The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts

("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a depositary to be named by the Company in a Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Copies of the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to or incorporated by reference into the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds from such sale to such holders. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by the Company or the Depositary on account of taxes.

     Withdrawal of Preferred Stock. Upon surrender of Depositary Receipts at a designated office of the Depositary, the owner of the Depositary Shares evidenced thereby will be entitled to delivery at such office of certificates evidencing Preferred Stock (but only in whole shares of Preferred Stock) represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement will only terminate if
(i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock, including in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointments. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of the Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as they are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its gross negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


CERTAIN STATUTORY AND CHARTER PROVISIONS

     The following paragraphs summarize certain provisions of the Maryland General Corporation Law and the Company's Amended Certificate and By-Laws. The summary does not purport to be complete and reference is made to Maryland
General Corporation Law and the Company's Amended Certificate and By-Laws for complete information.

     Business Combinations. Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stock-holder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five (5) years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation. It is anticipated that the Company's Board of Directors will exempt from the Maryland statute any business combination with the Controlling Stockholders, any present or future affiliate or associate of any of them, or any other person acting in concert or as a group with any of the foregoing persons.

     Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers of the corporation and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third of such shares, (ii) one-third or more but less than a majority of such shares, or
(iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by or pursuant to the articles of incorporation or by-laws of the corporation.

     Effect of Business Combination and Control Share Acquisition Statutes. The business combination and control share acquisition statutes could have the effect of discouraging offers to acquire any such offer.

     Limitation on Liability of Directors and Officers. The Company's Amended Certificate provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Amended Certificate provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the Commission, eliminate or limit the liability of directors and officers under the federal securities laws.

     Indemnification. The Company's Amended Certificate and By-Laws provide that the Company may advance expenses to its currently acting and its former directors to the fullest extent permitted by Maryland General Corporation Law, and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of an criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law.

     The Company has also entered into indemnification agreements with certain officers and directors which provide that the Company shall indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law in effect on the date of the agreement, and to such greater extent as applicable law may thereafter from time to time permit. Such agreements provide for the advancement of expenses (subject to reimbursement if it is ultimately determined that the officer or director is not entitled to indemnification) prior to the final disposition of any claim or proceeding.


FOREIGN OWNERSHIP

     Under the Amended Certificate and to comply with FCC rules and regulations, the Company is not permitted to issue or transfer on its books any of its capital stock to or for the account of any Alien (as defined) if after giving effect to such issuance or transfer, the capital stock held by or for the account of any alien or Aliens would exceed, individually or in the aggregate, 25% of the Company's capital stock at any time outstanding. Pursuant to the Amended Certificate, the Company will have the right to repurchase alien-owned shares at their fair market value to the extent necessary, in the judgment of the Board of Directors, to comply with the alien ownership restrictions. Any issuance or transfer of capital stock in violation of such prohibition will be void and of no force and effect. The Amended Certificate also provides that no Alien or Aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all the shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time. Such percentage, however, is 20% in the case of the Company's subsidiaries which are direct holders of FCC licenses. In addition, the Amended Certificate provides that no Alien shall be qualified to act as an officer of the Company and no more than 25% of the total number of directors of the Company at any time may be Aliens. The Amended Certificate further gives the Board of Directors of the Company all power necessary to administer the above provisions.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Class A Common Stock is The First National Bank of Boston. The Transfer Agent and Registrar for any Preferred Securities issued pursuant to this Prospectus will be specified in the applicable Prospectus Supplement.


                              PLAN OF DISTRIBUTION

     The Securities offered hereby may be sold by the Company or the Selling Stockholders on a negotiated or competitive bid basis through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate, dealers or agents designated from time to time, or directly to other purchasers. The distribution of the Securities offered hereby may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, any Prospectus Supplement with respect to the Securities will set forth the method of distribution of the offered Securities, of the offering and the proceeds to the Company from the sale thereof, any underwriting discounts, commission and other terms constituting compensation to underwriters and other items of price, and any discounts or concessions allowed or reallowed or paid to dealers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the Securities being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. To the extent required, the underwriter or underwriters with respect to the Securities being offered by the Company or the Selling Stockholders will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent.

     Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. If a dealer is utilized in the sale of the Securities, the Company or the Selling Stockholders will sell the Securities to the dealer as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of sale. To the extent required, any dealer involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

     The  Securities  may be  sold  directly  by  the  Company  or  the  Selling
Stockholders or through agents designated by the Company or the Selling Stockholders from time to time. To the extent required, any agent involved in the offer or sale of the securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. This Prospectus is not the exclusive means for resales of Class A Common Stock by the Selling Stockholders who may, for example, sell Class A Common Stock under Rule 144 under the Securities Act.

     Any underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters as the term is defined in the Securities Act and any discounts or commissions received by them from the Company or the Selling Stockholders and any profits on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements that may be entered into with the Company or the Selling Stockholders, to indemnification against or to contribution toward certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect of such liabilities.

     Underwriters, dealers and agents may engage in other transactions with or perform other services for the Company or the Selling Stockholders. To the extent required, any such relationships will be set forth in a Prospectus Supplement.


                                  LEGAL MATTERS

     The validity of the securities being offered hereby and certain other legal matters regarding the securities will be passed upon for the Company by Thomas & Libowitz, P.A., Baltimore, Maryland, counsel to the Company, and by Wilmer, Cutler & Pickering, Baltimore, Maryland, special securities counsel to the Company. Certain legal matters under the Communications Act of 1934, as amended and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company by Fisher Wayland Cooper Leader & Zaragoza L.L.P., Washington, D.C. Basil A. Thomas, a director of the Company, is of counsel to Thomas & Libowitz, P.A.

                                     EXPERTS

     The Consolidated Financial Statements and schedules of the Company as of December 31, 1995 and 1996 and for each of the years ended December 31, 1994, 1995 and 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of River City Broadcasting, L.P. as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Paramount Stations Group of Kerrville, Inc. as of December 31, 1994 and August 3, 1995 and for the year ended December 31, 1994 and the period from January 1, 1995 through August 3, 1995, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of KRRT, Inc. as of December 31, 1995 and for the period from July 25, 1995 through December 31, 1995, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Superior Communications Group, Inc. at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, incorporated by reference in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Flint TV, Inc. as of December 31, 1994 and 1995 and for each of the years ended December 31, 1994 and 1995, incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated herein in reliance on the authority of said firm as experts in giving said reports.

     The financial statements of Kansas City TV 62 Limited Partnership and Cincinnati TV 64 Limited Partnership as of and for the year ended December 31, 1995, incorporated in this Prospectus by reference to the Form 8-K of Sinclair Broadcast Group, Inc. dated May 9, 1996 (filed May 17, 1996) have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Heritage Media Services, Inc. -- Broadcasting Segment as of and for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated herein in reliance on the authority of said firm as experts in giving said reports.

======================================== =======================================

     NO  DEALER,  SALESPERSON  OR  OTHER
PERSON HAS BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION     OR    TO    MAKE     ANY
REPRESENTATIONS    OTHER    THAN   THOSE                $150,000,000
CONTAINED IN THIS PROSPECTUS  SUPPLEMENT
OR  THE  ACCOMPANYING   PROSPECTUS,   IN
CONNECTION   WITH  THE  OFFER  CONTAINED             SINCLAIR BROADCAST
HEREIN,  AND,  IF GIVEN  OR  MADE,  SUCH                 GROUP, INC.
INFORMATION OR REPRESENTATIONS  MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY   THE   COMPANY   OR   ANY   OF   THE
UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT
AND THE  ACCOMPANYING  PROSPECTUS DO NOT
CONSTITUTE   AN   OFFER  TO  SELL  OR  A
SOLICITATION  OF AN  OFFER  TO  BUY  THE
NOTES BY ANYONE IN ANY  JURISDICTION  IN
WHICH THE OFFER OR  SOLICITATION  IS NOT
AUTHORIZED,   OR  IN  WHICH  THE  PERSON
MAKING THE OFFER OR  SOLICITATION IS NOT            % SENIOR SUBORDINATED
QUALIFIED  TO DO SO, OR TO ANY PERSON TO
WHOM IT IS  UNLAWFUL  TO MAKE SUCH OFFER               NOTES DUE 2007
OR SOLICITATION. NEITHER THE DELIVERY OF
THIS   PROSPECTUS   SUPPLEMENT  AND  THE
ACCOMPANYING  PROSPECTUS  NOR  ANY  SALE
MADE   HEREUNDER    SHALL   CREATE   ANY
IMPLICATION THAT  INFORMATION  CONTAINED
HEREIN  IS   CORRECT   AS  OF  ANY  TIME
SUBSEQUENT TO THIS DATE HEREOF.


   -----------------------------------

            TABLE OF CONTENTS
                                                          [SBG
                                                 Sinclair Broadcast Group
                                                          Logo]
                                  PAGE NO.
                                  --------
          PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary  ...   S-1
Historical and Pro Forma Ratios of              ----------------------------
   Earnings to Fixed Charges  ....  S-12
Use of Proceeds ..................  S-13
Capitalization  ..................  S-14
Description of the Notes .........  S-15            PROSPECTUS SUPPLEMENT
Description of Indebtedness ......  S-46
Underwriting .....................  S-49               DECEMBER , 1997
Legal Matters   ..................  S-50
               PROSPECTUS
Available Information ............     1
Incorporation of Certain Documents
   by Reference  .................     1
The Company  .....................     3        ----------------------------
Risk Factors .....................     3
Use of Proceeds ..................    19
Historical and Pro Forma Ratio of
   Earnings to Fixed Charges  ....    20            SALOMON SMITH BARNEY
Description of Debt Securities ...    21
Description of Capital Stock   ...    35            CHASE SECURITIES INC.
Plan of Distribution  ............    44
Legal Matters   ..................    45
Experts   ........................    46

======================================== =======================================